EXHIBIT 2.3


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

         In re:                             )
                                            )        Chapter 11
         MPOWER HOLDING CORPORATION,        )        Case No. 02- 11046 (PJW)
                                            )
                           Debtor.          )
                                            )        (Jointly Administered)
--------------------------------------------
                                            )
                                            )
         In re:                             )
                                            )
         MPOWER COMMUNICATIONS CORP.,       )
                                            )
                           Debtor.          )
                                            )
--------------------------------------------







                   DEBTORS' FIRST AMENDED DISCLOSURE STATEMENT
                PURSUANT TO 11 U.S.C. s. 1125 Dated May 20, 2002





         The Debtors' legal advisors are Shearman & Sterling and Young Conaway Stargatt & Taylor, LLP. They can be contacted at:



            Shearman & Sterling             Young Conaway Stargatt & Taylor, LLP
           599 Lexington Avenue                    The Brandywine Building
         New York, New York 10022               1000 West Street, 17th Floor
              (212) 848-4000                     Wilmington, Delaware 19801
      Attn: Douglas P. Bartner, Esq.                   (302) 571-6600
                                               Attn: Pauline K. Morgan, Esq.


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                           DESCRIPTION OF THIS VOLUME

     On April 8, 2002, Mpower Holding Corporation, a Delaware corporation ("Mpower Holding"), and Mpower Holding's wholly owned subsidiary Mpower Communications Corp., a Nevada corporation ("MCC" and, collectively with Mpower Holding, the "Debtors"), filed voluntary petitions for relief under chapter 11 of title 11, United States Code, 11 U.S.C.ss. 101 et seq. (the "Bankruptcy Code").

     The Debtors have proposed a joint plan of reorganization under chapter 11 of the Bankruptcy Code, as amended, (the "Plan"), a copy of which is attached hereto as Exhibit A.

     THIS VOLUME CONTAINS THE DISCLOSURE STATEMENT, AS AMENDED, (THE "DISCLOSURE STATEMENT") FOR THE PLAN, WHICH IS REQUIRED TO BE DISTRIBUTED TO CERTAIN PARTIES PURSUANT TO THE BANKRUPTCY CODE.

     YOU ALSO MAY HAVE RECEIVED A BALLOT FOR VOTING ON THE PLAN. THE INSTRUCTIONS FOR COMPLETING BALLOTS ARE SET FORTH IN THIS DISCLOSURE STATEMENT AND ALSO ARE ATTACHED TO EACH BALLOT, ALL OF WHICH SHOULD BE REVIEWED IN THEIR ENTIRETY PRIOR TO COMPLETING A BALLOT FOR THE PLAN.

     IF YOU BELIEVE YOU ARE ENTITLED TO VOTE ONE OR MORE CLAIMS OR EQUITY INTERESTS UNDER THE PLAN BUT DID NOT RECEIVE A BALLOT WITH RESPECT TO SUCH CLAIMS OR EQUITY INTERESTS, PLEASE CONTACT:

                            Mpower Holding Balloting
                            c/o Bankruptcy Services LLC
                            70 East 55th Street
                            New York, New York 10022
                            Attn:  Mariah Martin


--------------------------------------------------------------------------------
|                            DEBTORS' RECOMMENDATION:                          |
|                                                                              |
|THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF |
|CREDITORS AND HOLDERS OF EQUITY INTERESTS AND THAT THE PLAN SHOULD BE         |
|CONFIRMED. THE DEBTORS STRONGLY RECOMMEND THAT ALL CREDITORS AND HOLDERS OF | |EQUITY INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.|
|-------------------------------------------------------------------------------


         ALL PROJECTED RECOVERIES OF HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS SET FORTH IN THE PLAN AND THIS DISCLOSURE STATEMENT ARE BASED ON THE TRANSACTIONS DESCRIBED HEREIN AND THE RESOLUTION OF DISPUTED CLAIMS AGAINST THE DEBTORS. ALL SUCH RECOVERIES MERELY ARE PROJECTED RECOVERIES, BASED ON THE ASSUMPTIONS WHICH ARE SET FORTH HEREIN. TO THE EXTENT THAT

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

ACTUAL RESULTS VARY FROM THE ASSUMPTIONS, RECOVERIES MAY VARY FROM THE PROJECTIONS.

     All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

     The information contained herein has been prepared by the Debtors in good faith, based upon information available to the Debtors. All historical financial information for the Debtors was compiled from the books and records of the Debtors. The Debtors believe that this Disclosure Statement complies with the requirements of the Bankruptcy Code.

     The statements contained in this Disclosure Statement are made as of the date hereof, unless another time is specified herein, and delivery of this Disclosure Statement shall not imply that there has been no change in the facts set forth herein since the date of this Disclosure Statement and the date the materials relied on in preparation of this Disclosure Statement were compiled.

     This Disclosure Statement may not be relied on for any purpose other than to determine how to vote on the Plan. Nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive advice on the tax or other legal effects of the reorganization on Holders of Claims or Equity Interests.

     The description of the Plan contained in this Disclosure Statement is intended as a summary only and is qualified in its entirety by reference to the Plan itself. If any inconsistency exists between the Plan and this Disclosure Statement, the terms of the Plan are controlling.

                                                     Mpower Holding Corporation
                                                     Mpower Communications Corp.

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                                TABLE OF CONTENTS

                                                                            Page


I.  INTRODUCTION...............................................................1
    A.  Purpose of Disclosure Statement and Plan...............................1
    B.  Voting on the Plan.....................................................3
    C.  Confirmation Hearing...................................................5
    D.  Miscellaneous..........................................................5

II. OVERVIEW OF THE PLAN AND THE CHAPTER 11 CASE...............................6
    A.  The Debtors............................................................7
    B.  Background.............................................................7
    C.  Summary of Distributions Under the Plan................................8
        1.  Distributions on Account of Mpower Holding 2010 Notes..............8
        2.  Distributions on Account of Mpower Holding Issued Preferred
            Stock Interests....................................................9
        3.  Distributions on Account of Mpower Holding Common Stock Interests..9
        4.  Distributions on Account of Mpower Holding Shareholder Class
            Action Claims......................................................9
        5.  Adjustments to Distributions of Reorganized Mpower Holding
            Common Stock......................................................10
        6.  New Key Employee Option Plan......................................11
    D.  Treatment of All Claims Against and Equity Interests In the Debtors...11
    E.  Support for the Restructuring.........................................19
    F.  Recommendation of the Restructuring...................................19
    G.  Recent Developments...................................................19
        1.  Mpower Holding Common Stock Class Action Suit.....................19
        2.  Voluntary NASDAQ Delisting........................................20
        3.  Settlements with Significant Creditors............................20
        4.  Discussions with Potential Strategic Acquirors....................20

III.GENERAL INFORMATION.......................................................20
    A.  The Debtors...........................................................20
    B.  The Business..........................................................21
    C.  Market Opportunity....................................................22
    D.  The Mpower Solution...................................................23
    E.  Business Strategy.....................................................23
    F.  Markets...............................................................26
    G.  Government Regulations................................................26
    H.  Competition...........................................................27
    I.  Personnel.............................................................28
    J.  Legal Proceedings.....................................................28
    K.  Directors and Executive Officers of Mpower Holding....................29
    L.  Historical and Pro Forma Consolidated Financial Information...........31

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IV. EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES................31
    A.  Background of the Restructuring.......................................31
        1.  Operational Restructuring.........................................31
        2.  Efforts to Enhance Liquidity......................................32
    B.  Development of the Restructuring......................................32
        1.  Agreement with the Mpower Holding 2010 Noteholders................32
        2.  Agreement with the Mpower Holding Preferred Shareholders..........33
        3.  Material Prepetition Debt Obligations.............................33
        4.  Voluntary NASDAQ Delisting........................................33
        5.  Ongoing Operational Restructuring.................................33
    C.  Elements of the Restructuring.........................................34
        1.  The Chapter 11 Cases..............................................34
        2.  Mpower Lease Corporation's Asset Sale.............................34
    D.  Support for the Restructuring.........................................34
    E.  Recommendation for the Restructuring..................................35
    F.  Estimated Fees and Expenses...........................................35

V.  OVERVIEW OF CHAPTER 11 CASES..............................................35
    A.  First Day Orders......................................................35
    B.  Claims Process and Bar Date...........................................36
        1.  Schedules and Statements of Financial Affairs.....................36
        2.  Claims Bar Date and Proofs of Claim...............................37

VI. THE PLAN..................................................................37
    A.  Administrative and Priority Tax Claims................................37
        1.  Administrative Claims.............................................37
        2.  Priority Tax Claims...............................................38
    B.  Classification of Claims and Equity Interests.........................38
    C.  Treatment of Claims and Equity Interests in Mpower Holding............41
    D.  Treatment of Claims and Equity Interests in MCC.......................46
    E.  Means of Implementation of Plan.......................................49
        1.  Cancellation of Notes, Instruments, and Common Stock and Stock
            Options...........................................................49
        2.  Issuance of New Securities; Execution of Related Documents........49
        3.  Release of Liens and Perfection of Liens..........................49
        4.  Corporate Governance, Directors and Officers, and Corporate
            Action............................................................50
        5.  Sources of Cash for Plan Distribution.............................51
        6.  Issuance of Reorganized Mpower Holding Common Stock...............52
        7.  Listing of Reorganized Mpower Holding Common Stock; Registration
            of Securities.....................................................52
        8.  Escrows...........................................................52
        9.  New Key Employee Option Plan......................................53
        10. Partial Sale of Assets or Sale of Substantially All Assets........53
    F.  Distributions Under the Plan..........................................54

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

        1.  Distributions for Allowed Claims and Equity Interests as of the
            Effective Date....................................................54
        2.  Distribution by the Reorganized Debtors; Distributions with
            Respect to the Mpower Holding 2010 Notes; Cancellation of
            Mpower Holding 2010 Note Indenture; Payment of Indenture
            Trustee Fees and Expenses.........................................54
        3.  Delivery and Distributions and Undeliverable or Unclaimed
            Distributions.....................................................55
        4.  Distribution Record Date..........................................56
        5.  Timing and Calculation of Amounts to Be Distributed...............56
        6.  Setoffs and Recoupments...........................................57
        7.  Surrender of Canceled Instruments or Securities...................57
        8.  Lost, Stolen, Mutilated or Destroyed Mpower Holding 2010 Notes....58
        9.  Fractional Shares.................................................58
        10. Rounding and De Minimis Amounts...................................59
        11. Manner of Payment Under Plan of Reorganization....................59
    G.  Procedures for Treating and Resolving Disputed Claims and Equity
        Interests.............................................................59
    H.  Conditions to Confirmation and the Effective Date of the Plan.........60
        1.  Conditions Precedent to Confirmation..............................60
        2.  Conditions Precedent to the Effective Date........................60
        3.  Waiver of Conditions..............................................60
        4.  Effect of Non-Occurrence of Conditions to Consummation............60
    I.  Legal Effect of Confirmation of the Plan..............................61
        1.  Releases..........................................................61
        2.  Avoidance and Recovery Actions....................................62
        3.  Exculpation.......................................................63
        4.  Injunction........................................................63
        5.  Discharge.........................................................64
        6.  Continued Corporate Existence and Vesting of Assets in
            Reorganized Mpower Holding and Reorganized MCC....................64
    J.  Other Provisions......................................................65
        1.  Executory Contracts...............................................65
        2.  Indemnification of Directors, Officers and Employees..............65
        3.  Compensation and Benefit Programs.................................65
        4.  Modification of the Plan; Revocation or Withdrawal of the Plan....67
        5.  Retention of Jurisdiction.........................................67
        6.  Ad Hoc Committee Fees.............................................69
    K.  Compromise of Controversies...........................................69

VII.CAPITAL STOCK OF MPOWER HOLDING...........................................70
    A.  Prepetition Equity and Rights Plan....................................70
    B.  Post-Petition Equity..................................................70
        1.  Reorganized Mpower Holding Common Stock...........................70

VIII. VOTING PROCEDURES AND REQUIREMENTS......................................72
    A.  Ballots...............................................................72

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    B.  Parties Entitled to Vote on the Plan..................................73
    C.  Votes Required for Class Acceptance of the Plan.......................74
    D.  Procedures for Casting and Deadlines for Voting on the Plan...........74
        1.  Voting Instructions...............................................74
        2.  Counting of Ballots and Master Ballots for Determining
            Acceptance of the Plan............................................76
    E.  Cramdown of the Plan..................................................76
    F.  Confirmation Hearing..................................................77

IX. VALUATION ANALYSIS AND PROJECTIONS........................................77
    A.  Valuation of Mpower and Distributions Under the Plan..................77
    B.  Financial Projections.................................................80
        1.  Principal Assumptions for the Projections.........................81
        2.  Projections.......................................................83

X.  LIQUIDATION ANALYSIS......................................................88
    A.  Cash and Cash Equivalents.............................................88
    B.  Accounts Receivables..................................................89
    C.  Other Receivables.....................................................89
    D.  Property and Equipment................................................89
    E.  Other Assets..........................................................89
    F.  Liquidation/Winddown Costs............................................89
    G.  Severance Costs.......................................................89

XI. RISK FACTORS..............................................................92
    A.  Certain Bankruptcy Law Considerations.................................92
        1.  General...........................................................92
        2.  The Chapter 11 Cases Could Adversely Affect the Debtors'
            Relations with Trade Vendors, Damage the Debtors' Reputation with Customers and Impair the Debtors' Ability to Retain or Attract
            High-Quality Personnel............................................92
        3.  Classification and Treatment of Claims and Equity Interests.......92
        4.  Methods of Solicitation...........................................93
        5.  Failure to Satisfy Voting Requirement.............................94
        6.  Non-Confirmation or Delay of Confirmation of the Plan.............94
        7.  Non-Consensual Confirmation-- "Cramdown"..........................95
        8.  Risk of Non-Occurrence of the Effective Date......................95
        9.  Certain Risks of Non-Confirmation.................................95
        10. Alternatives to Confirmation and Consummation of the Plan.........97
    B.  Factors Affecting the Value of the Securities to Be Issued Under
        the Plan of Reorganization............................................97
        1.  Competitive Conditions............................................97
        2.  Capital Requirements..............................................97
        3.  Variances from Projections........................................98
        4.  Disruption of Operations..........................................98
        5.  Lack of Trading Market............................................98
        6.  Dividend Policies.................................................98

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        7.  Further Issues or Sales of Equity Securities by Reorganized
            Mpower Holding May Be Heavily Dilutive............................98
     C.  Risks Relating to the Debtors........................................99

XII. CERTAIN OTHER LEGAL CONSIDERATIONS.......................................99
     A.  Section 1145 of the Bankruptcy Code..................................99

XIII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..............................100
      A.  U.S. Federal Income Tax Consequences of the Plan to the Debtors....101
          1. Net Operating Loss Carryforwards................................101
          2. Cancellation of Indebtedness Income.............................102
          3. Annual Section 382 Limitation...................................102
          4. Alternative Minimum Tax.........................................103
      B.  U.S. Federal Income Tax Consequences of the Plan to Holders of
          Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock
          Interests, and Mpower Holding Common Stock Interests...............104
          1. Exchange of Mpower Holding 2010 Notes for Reorganized Mpower
             Holding Common Stock............................................104
          2. Exchange of Mpower Holding Issued Preferred Stock Interests
             for Reorganized Mpower Holding Common Stock.....................106
          3. Exchange of Mpower Holding Common Stock Interests for
             Reorganized Mpower Holding Common Stock.........................107
      C.  U.S. Federal Income Tax Consequences of the Ownership and
          Disposition of Reorganized Mpower Holding Common Stock.............107
          1. U.S. Federal Income Taxation of Distributions...................107
          2. U.S. Federal Income Taxation of Dispositions....................108
      D.  Backup Withholding.................................................108

XIV.  CONFIRMATION...........................................................109
      A.  Confirmation Hearing...............................................109
      B.  Requirements for Confirmation......................................109
      C.  Cramdown...........................................................110
      D.  Plan Meets Requirements for Confirmation...........................110
          1. Best Interests of Creditors - Liquidation Analysis..............110
          2. Feasibility of the Plan.........................................111
      E.  Alternatives to Confirmation and Consummation of the Plan..........112
          1. Liquidation Under Chapter 7 or Chapter 11.......................112
          2. Alternative Plans of Reorganization.............................113

RECOMMENDATION AND CONCLUSION................................................113

EXHIBIT A - JOINT PLAN OF REORGANIZATION

EXHIBIT B - MPOWER HOLDING CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE
            FISCAL YEAR ENDED DECEMBER 31, 2001, FILED WITH THE SEC

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                                I. INTRODUCTION

A.   Purpose of Disclosure Statement and Plan

     This Disclosure Statement (the "Disclosure Statement") has been prepared pursuant to section 1125 of the Bankruptcy Code on behalf of the Debtors, and describes the terms and provisions of the Plan in the Debtors' cases under chapter 11 of the Bankruptcy Code pending before the United Stated Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Capitalized terms used but not defined in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan.

     On May 20, 2002, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable hypothetical reasonable investors typical of the Holders of Claims and Equity Interests in each Class voting on the Plan to make an informed judgment as to whether to reject or accept the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

     THE DEBTORS BELIEVE THAT THE PLAN PROVIDES FOR THE BEST POSSIBLE RECOVERIES TO THEIR CREDITORS AND HOLDERS OF EQUITY INTERESTS. THEREFORE, THE DEBTORS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CREDITORS AND EQUITY INTERESTS AND RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

     Prior to the Debtors' commencement of the Chapter 11 Cases, Mpower Holding engaged in discussions regarding a financial restructuring with (a) an unofficial committee (the "Ad Hoc Committee") of Holders of Mpower Holding's 13% Senior Notes due 2010 (the "Mpower Holding 2010 Notes") and (b) certain Holders of Mpower Holding's Series C convertible preferred stock (the "Mpower Holding Series C Preferred Stock"), and Mpower Holding's Series D convertible preferred stock (the "Mpower Holding Series D Preferred Stock" and, together with Mpower Holding Series C Preferred Stock, the "Mpower Holding Issued Preferred Stock", and the holders of the Mpower Holding Issued Preferred Stock being the "Mpower Holding Preferred Stockholders"). The members of the Ad Hoc Committee are CIBC World Markets, Compass Holdings Ltd., Deutsche Bank AG, Everest Capital Limited, Helmsman Holdings Ltd., Highland Capital Management LP, JMG Capital Partners, Magten Asset Management Corp., Morgan Stanley Investment Management, Phil Sacks, R2 Investments, Rocker Partners L.P., Stonehill Capital Management LLC, Tau Sigma Capital Partners, LP, UBS Warburg LLC, and West Highland Capital, Inc., and informed Mpower Holding that as of February 22, 2002, they collectively held or controlled approximately 71.5% of the outstanding principal amount of the Mpower Holding 2010 Notes. The Ad Hoc Committee has retained Milbank, Tweed, Hadley & McCloy LLP as its legal advisors and Jefferies & Company, Inc. as its financial advisors.

     CERTAIN MEMBERS OF THE AD HOC COMMITTEE (COLLECTIVELY, THE "CONSENTING AD HOC COMMITTEE MEMBERS"), HOLDING

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APPROXIMATELY 66% OF THE TOTAL OUTSTANDING PRINCIPAL AMOUNT OF THE MPOWER
HOLDING 2010 NOTES, EXECUTED A VOTING AGREEMENT (THE "2010 NOTEHOLDER VOTING AGREEMENT") WITH MPOWER HOLDING PURSUANT TO WHICH, AMONG OTHER THINGS, THE CONSENTING AD HOC COMMITTEE MEMBERS AGREED TO SUPPORT A PLAN OF REORGANIZATION ON THE CONDITION THAT, AMONG OTHER THINGS, SUCH PLAN CONTAINS TERMS AND CONDITIONS SET FORTH IN THAT AGREEMENT. THEREAFTER, ON FEBRUARY 28, 2002, MPOWER HOLDING COMMENCED A CONSENT SOLICITATION (THE "CONSENT SOLICITATION") OF ALL HOLDERS OF MPOWER HOLDING 2010 NOTES TO AFFORD THEM THE OPPORTUNITY TO BECOME PARTIES TO THE VOTING AGREEMENT, AS A RESULT OF WHICH HOLDERS OF APPROXIMATELY 99% OF THE TOTAL OUTSTANDING PRINCIPAL AMOUNT OF THE MPOWER HOLDING 2010 NOTES (COLLECTIVELY, WITH THE CONSENTING NOTEHOLDER COMMITTEE MEMBERS, THE "CONSENTING 2010 NOTEHOLDERS") EXECUTED THE VOTING AGREEMENT. FURTHERMORE, CERTAIN HOLDERS OF THE MPOWER HOLDING ISSUED PREFERRED STOCK, HOLDING APPROXIMATELY 75% OF ALL ISSUED AND OUTSTANDING MPOWER HOLDING ISSUED PREFERRED STOCK (THE "CONSENTING PREFERRED STOCKHOLDERS"), EXECUTED A VOTING AGREEMENT DATED MARCH 18, 2002 (THE "PREFERRED STOCKHOLDER VOTING AGREEMENT" AND, TOGETHER WITH THE 2010 NOTEHOLDER VOTING AGREEMENT, THE "VOTING AGREEMENTS") CONTAINING SIMILAR TERMS TO THE 2010 NOTEHOLDER VOTING AGREEMENT EXECUTED BY THE CONSENTING 2010 NOTEHOLDERS. THE DEBTORS BELIEVE THE PLAN SATISFIES ALL OF THE CONDITIONS SET FORTH IN THE VOTING AGREEMENTS AND THAT THE CONSENTING 2010 NOTEHOLDERS AND THE CONSENTING PREFERRED STOCKHOLDERS SUPPORT THE PLAN.

     EACH HOLDER OF A CLAIM OR EQUITY INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD READ THIS DISCLOSURE STATEMENT, THE EXHIBITS TO THIS DISCLOSURE STATEMENT AND THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

     ALL EXHIBITS OR SCHEDULES TO THIS DISCLOSURE STATEMENT ARE ANNEXED HERETO AND SUPPLEMENTED WITH CERTAIN ADDITIONAL MATERIALS. EXCEPT TO THE EXTENT THAT THE PLAN IS AMENDED TO DELETE ONE OR MORE OF THE EXHIBITS THERETO, THE FINAL EXHIBITS TO THE PLAN WILL BE FILED WITH THE BANKRUPTCY COURT NO LATER THAN SEVEN
(7) DAYS PRIOR TO THE VOTING DEADLINE. ONCE FILED, ALL EXHIBITS OR SCHEDULES TO THIS DISCLOSURE STATEMENT OR THE PLAN MAY BE INSPECTED AT THE OFFICE OF THE BANKRUPTCY COURT DURING NORMAL COURT HOURS. CREDITORS AND HOLDERS OF EQUITY INTERESTS MAY OBTAIN COPIES OF THE EXHIBITS AND SCHEDULES TO THE DISCLOSURE STATEMENT AND THE PLAN, ONCE FILED, UPON WRITTEN REQUEST ONLY TO THE FOLLOWING
ADDRESS:


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                           Mpower Holding Balloting
                           c/o Bankruptcy Services LLC
                           70 East 55th Street
                           New York, New York 10022
                           Attn:  Mariah Martin
                           (212) 376-8494

     SUMMARIES OF PROVISIONS OF THE PLAN AND ALL OTHER STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE OTHER EXHIBITS AND SCHEDULES HERETO AND THERETO AND ANY OTHER DOCUMENTS REFERENCED HEREIN OR THEREIN. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

B.   Voting on the Plan

     Pursuant to the provisions of the Bankruptcy Code, only classes of claims or equity interests that are "impaired" and that are not deemed to have accepted or rejected a plan under section 1126 of the Bankruptcy Code are entitled to vote to accept or reject a plan. As set forth in section 1124 of the Bankruptcy Code, a class is "impaired" by a plan if the legal, equitable or contractual rights attaching to the claims or equity interests of that class are modified. See Article VIII.B. - "Voting Procedures and Requirement - Parties Entitled to Vote on the Plan."

     Holders of Allowed Administrative Claims, Priority Tax Claims, Mpower Holding Secured Claims, Mpower Holding Other Priority Claims, Mpower Holding General Unsecured Claims, Mpower Holding 2004 Note Claims, MCC 2004 Note Claims, MCC Other Secured Claims, MCC Other Priority Claims, MCC General Unsecured Claims, and MCC Common Stock Interests are not impaired under the Plan and therefore conclusively are deemed to have accepted the Plan and, as such, are not entitled to vote to accept or reject the Plan. Claims in Mpower Holding Class 5 (Mpower Holding 2010 Note Claims), and Equity Interests in (1) Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests), and (2) Mpower Holding Class 7 (Mpower Holding Common Stock Interests) are impaired under the Plan and the Holders of Claims and Equity Interests in such Classes are entitled to vote to accept or reject the Plan. Holders of Claims in Mpower Holding Class 8 (Mpower Holding Shareholder Class Action Suit Claims), who will not receive any Distributions under the Plan on account of such Claims, are deemed as a matter of law to have rejected the Plan and, therefore, are not entitled to vote to accept or reject the Plan and thus have not received a Ballot herewith.

     The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization under section 1129(a) of the Bankruptcy Code that each impaired class of claims or equity interests accept the plan, subject to the exceptions set forth in Article VIII.E - "Voting Procedures and Requirements - Cramdown of the Plan." For a discussion of the consequences of a non-consensual confirmation of the Plan, see Article VIII.E - "Voting Procedures and Requirements - Cramdown of the Plan." The Bankruptcy Code defines "acceptance" of a plan

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by (a) a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Holders of Allowed Claims in that class who cast ballots to accept or reject a plan and (b) a class of equity interests as acceptance by holders of at least two-thirds in amount of allowed equity interests in that class who cast ballots to accept or reject a plan. For a complete description of the requirements for acceptance of a plan, see Article VIII.C. - "Voting Procedures and Requirements - Votes Required for Class Acceptance of the Plan."

     The Plan also provides that the Debtors will seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, notwithstanding the deemed non-acceptance of the Plan by Holders of Equity Interests in Mpower Holding Class 8 (Mpower Holding Common Stock Class Action Claims) and the non-acceptance of the Plan by Holders of Equity Interests in (1) Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) and (2) Mpower Holding Class 7 (Mpower Holding Common Stock Interests) provided that such Classes vote to reject the Plan. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or equity interests. Under that section, a plan of reorganization may be confirmed by the U.S. Bankruptcy Court if, among other things, it does not discriminate unfairly and is fair and equitable with respect to the non-accepting class. For a discussion of the consequences of a non-consensual confirmation of the Plan, see Article VIII.E. - "Voting Procedures and Requirements - Cramdown of the Plan."

     If a Holder of a Claim or an Equity Interest has Claims or Equity Interests in more than one Class, such Holder of a Claim or an Equity Interest may receive multiple Ballots. If you receive more than one Ballot, you should assume that each Ballot is for a separate Claim or Equity Interest and should complete and return each Ballot you receive.

     After carefully reviewing the Disclosure Statement, including the Exhibits and Schedules hereto, each Holder of a Claim or an Equity Interest in an impaired Class entitled to vote should vote using the enclosed Ballot(s) and return the Ballot(s) in the enclosed, pre-addressed envelope so that it is received by 5:00 p.m., Eastern Standard Time, on or before July 5, 2002 (the "Voting Deadline").1 If you are a beneficial holder but not a record holder and received your Ballot(s) from a bank, broker, agency or other nominee (collectively, "Nominees") who holds bonds on your behalf, please return your Ballot(s) to your Nominee in accordance with the instructions received with your Ballot(s). Otherwise, please vote and return your Ballot(s) to the Debtors' Ballot Agent:

                           Mpower Holding Balloting
                           c/o Bankruptcy Services LLC
                           P.O. Box 5014 FDR Station
                           New York, New York 10150-5014
___________________

1 If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Person acting in a fiduciary or representative capacity, such Person(s) must indicate such capacity when signing the Ballot and, unless otherwise determined by the Bankruptcy Court, must submit proper evidence satisfactory to the Debtors of his/her authority to so act.

     If you have any questions about this Disclosure Statement or the Plan, the procedure for voting, or if you did not receive a Ballot, received a damaged Ballot, or lost your Ballot, please call Bankruptcy Services LLC at (212) 376-8494.

     ANY BALLOTS RECEIVED THAT DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR WHICH INDICATE BOTH AN ACCEPTANCE AND REJECTION, WILL NOT BE COUNTED. THE HOLDERS OF CLAIMS OF EQUITY INTERESTS WHO FAIL TO VOTE ARE NOT COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN.

     THE BALLOTS PROVIDE FOR HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN TO INDICATE THEIR CONSENT TO CERTAIN RELEASES OF NON-DEBTOR THIRD PARTIES, INCLUDING OFFICERS AND DIRECTORS OF THE DEBTORS. YOU WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASES OF SUCH NON-DEBTOR THIRD PARTIES, AS PROVIDED IN SECTION 10.1 OF THE PLAN AND AS DESCRIBED IN SECTION VI.I.1. OF THIS DISCLOSURE STATEMENT, UNLESS YOU CHECK THE BOX ON YOUR BALLOT INDICATING YOUR REJECTION OF SUCH PROPOSED RELEASES. THE BALLOTS PROVIDE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST ENTITLED TO VOTE WITH THE CHOICE OF OPTING OUT OF SUCH RELEASES.

     TO BE COUNTED, YOUR BALLOT(S) MUST BE SIGNED AND RECEIVED BY THE BALLOT AGENT AT THE ADDRESS SPECIFIED ABOVE NOT LATER THAN THE VOTING DEADLINE (5:00 P.M. EASTERN STANDARD TIME ON JULY 5, 2002). BALLOTS SUBMITTED BY FACSIMILE WILL NOT BE ACCEPTED UNLESS THE DEBTORS CONSENT. ONLY ORIGINALLY SIGNED BALLOTS WILL BE COUNTED (COPIES WILL NOT ACCEPTED).

C.   Confirmation Hearing

     The Bankruptcy Court has scheduled the hearing to consider the confirmation of the Plan for July 17, 2002 (the "Confirmation Hearing"), before the Honorable Judge Peter J. Walsh, United States Bankruptcy Judge, 6th Floor, Courtroom 2, 824 Market Street, Wilmington, Delaware 19801, at 2:00 p.m. Eastern Standard Time. The Bankruptcy Court has directed that objections, if any, to the confirmation of the Plan be served and filed on or before 4:00 p.m., Eastern Standard Time, on July 5, 2002. See Article VIII.F. - "Voting Procedures and Requirements - Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of an adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

D.   Miscellaneous

     This Disclosure Statement, and the Plan annexed hereto as Exhibit A (and the other exhibits, schedules and appendices hereto and thereto), the accompanying forms of Ballot and the related materials delivered together herewith are being furnished by the Debtors to the

Holders of the Mpower Holding 2010 Note Claims, Mpower Holding Issued Preferred Stock Interests and Mpower Holding Common Stock Interests pursuant to sections 1125(a) and 1126 of the Bankruptcy Code, in connection with the solicitation by the Debtors of votes to accept or reject, as the case may be, the Plan (and the transactions contemplated thereby, as described herein).

     THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY HOLDER OF A CLAIM AGAINST OR EQUITY INTEREST IN ANY OF THE DEBTORS DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH ITS OWN ADVISERS.

     THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED; SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THOSE DOCUMENTS. ALTHOUGH THE DEBTORS HAVE MADE EVERY EFFORT TO BE ACCURATE, EACH HOLDER OF A CLAIM OR EQUITY INTEREST SHOULD REVIEW THE PLAN AND THE OTHER EXHIBITS IN THEIR ENTIRETY BEFORE CASTING A BALLOT.

     SEE ARTICLE XII OF THE DISCLOSURE STATEMENT, "RISK FACTORS," FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.

     All statements contained in this Disclosure Statement are made as of the date hereof unless otherwise specified.

     All exhibits to this Disclosure Statement are incorporated into and are a part of this Disclosure Statement as if fully set forth herein.

                II. OVERVIEW OF THE PLAN AND THE CHAPTER 11 CASE

     The following introduction and summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Exhibit A.

     This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan, as amended, dated May 20, 2002, being proposed by the Debtors. The Debtor reserves the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

A.   The Debtors

     Mpower Holding is a competitive local exchange carrier ("CLEC") offering local dialtone, long distance, high-speed Internet access via dedicated Symmetrical Digital Subscriber Line ("SDSL") technology, voice over SDSL ("VoSDSL"), Trunk Level 1 ("T1"), Integrated T1 and Data-only T1, as well as other voice and data features. Mpower Holding offers its services through its wholly owned subsidiary, MCC, primarily to small and medium-size business customers in 27 metropolitan areas in 8 states. The principal executive offices for both Mpower Holding and MCC are located at 175 Sully's Trail, Suite 300, Pittsford, New York 14534. Their telephone number is (716) 218-6550.

B.   Background

     Since its inception, Mpower Holding and its subsidiaries ("Mpower") has grown rapidly by executing its primary strategy of providing small and medium-size business customers with an integrated, cost-effective communications solution delivered by a single provider. By the end of 2000, Mpower provided bundled high-speed voice and data services through 761 incumbent carrier central office collocation sites, serving 40 metropolitan areas in 15 states.

     During 2001, due to certain factors, including, but not limited to, Mpower's significant long-term debt load, a downturn in economic conditions generally and the challenging economic environment for competitive telecommunications companies in particular, Mpower determined that cash flow from operations would be insufficient to both service its long-term indebtedness and operate its business in the long term.

     As a result, Mpower commenced an operational restructuring to re-focus its business on its core areas of operations in 27 metropolitan areas in 8 states, improve business within those areas and reduce its cost structure, all with a goal of eventually developing positive cash flow from operations. Key elements of its operational restructuring included closing unprofitable or underperforming markets, reducing capital expenditures, reducing its employee base, and focusing on profitable products and services.

     Although the operational restructuring significantly reduced Mpower's cash burn rate, Mpower determined that additional financing would still be necessary to meet its debt service requirements and to fund its operations beyond the end of the first quarter of 2003.

     As a result, during the last quarter of 2001, Mpower began discussions with the Ad Hoc Committee and certain of the Mpower Holding Preferred Stockholders with respect to a proposal to restructure Mpower Holding's balance sheet and to reduce a significant portion of its long-term debt load and all of the Mpower Holding Issued Preferred Stock.

     On February 22, 2002, Mpower Holding reached an agreement with members of the Ad Hoc Committee representing nearly 66% of the aggregate principal amount of the Mpower Holding 2010 Notes on the terms of a restructuring proposal (the "Restructuring") that would eliminate a significant portion of its long-term debt and all of its preferred stock, set forth in a term sheet for the Plan, dated February 22, 2002 (the "Term Sheet"), as part of a voting agreement, dated as of February 22, 2002 (the "2010 Noteholder Voting Agreement"). In addition, on February 28, 2002, Mpower Holding commenced a consent solicitation

(the "Consent Solicitation") to provide all of the remaining Mpower Holding 2010 Noteholders with an opportunity to become party to the 2010 Noteholder Voting Agreement. On March 20, 2002, the Consent Solicitation expired. The Consent Solicitation resulted in Mpower Holding 2010 Noteholders holding more than 99% of the aggregate principal amount of the Mpower Holding 2010 Notes becoming party to the 2010 Noteholder Voting Agreement. On March 27, 2002, each Mpower Holding 2010 Noteholder who became a party to the 2010 Noteholder Voting Agreement and complied with the other terms and conditions of the Consent Solicitation received a consent fee equal to their pro-rata share of $19.025 million (each a "Pro Rata Consent Fee" and, collectively, the "Consent Fee").

     On March 22, 2002, Mpower Holding also reached agreement with more than two-thirds of the Mpower Holding Preferred Stockholders on the terms of the Restructuring as part of a voting agreement, dated March 18, 2002 (the "Preferred Stockholder Voting Agreement").

     The terms of the Restructuring are reflected in the terms of the Plan described in this Disclosure Statement. In order to implement the terms of the Restructuring, each of Mpower Holding and its operating company and wholly owned subsidiary, MCC, and Mpower Lease Corporation ("Mpower Leasecorp"), a wholly owned subsidiary of MCC, each filed petitions for reorganization relief under chapter 11 of the Bankruptcy Code on April 8, 2002.

C.   Summary of Distributions Under the Plan

     The primary transactions contemplated by the Plan are the restructuring of the capital structure and operations of Mpower Holding and MCC. Pursuant to the terms of the Plan, Holders of the Mpower Holding 2010 Note Claims, Mpower Holding Issued Preferred Stock Interests and Mpower Holding Common Stock Interests will receive or retain common stock of Reorganized Mpower Holding (the "Reorganized Mpower Holding Common Stock"), as described below. All proposed Distributions to Holders of Equity Interests in Mpower Holding Class 6 (Mpower Holding Issued Preferred Stock Interests) and Mpower Holding Class 7 (Mpower Holding Common Stock Interests) will be made only if Mpower Holding Class 6 (Mpower Holding Issued Preferred Interests) votes to accept the Plan. Furthermore, pursuant to the terms of the Plan, all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Mpower Holding Secured Claims, Allowed Mpower Holding Other Priority Claims, Allowed Mpower Holding General Unsecured Claims, Allowed 2004 Note Claims and Allowed Claims against and Equity Interests in MCC will be unimpaired. Holders of Mpower Holding Class 8 Claims (Mpower Holding Common Stock Class Action Suit Claims) are not entitled to receive any Distributions under the Plan.

     1.   Distributions on Account of Mpower Holding 2010 Notes

     Pursuant to the terms of the Plan, 85% of the Reorganized Mpower Holding Common Stock issued and outstanding on the Effective Date will be distributed to the Holders of Allowed Mpower Holding 2010 Note Claims; provided that (a) such Distribution is subject to the Downward Acquisition Adjustment described in this
Article II.C.5. - "Adjustments to Distributions of Reorganized Mpower Holding Common Stock," below, and (b) the Holders of Allowed Mpower Holding 2010 Note Claims will receive 100% of the Reorganized Mpower Holding Common Stock issued and outstanding on the Effective Date, notwithstanding any

Downward Acquisition Adjustment, if Mpower Holding Class 6 (Mpower Holding Issued Preferred Stock Interests) votes to reject the Plan. Furthermore, the Distribution of Reorganized Mpower Holding Common Stock set forth in the preceding sentence is subject to dilution by the exercise of any options pursuant to the New Key Employee Option Plan described in Article II.C.6. - "New Key Employee Option Plan," below. The Mpower Holding 2010 Notes will be canceled on the Effective Date.

     2. Distributions on Account of Mpower Holding Issued Preferred Stock Interests

     Pursuant to the terms of the Plan, if Mpower Holding Class 6 (Mpower Holding Issued Preferred Stock Interests) votes to accept the Plan, 13.5% of the Reorganized Mpower Holding Common Stock issued and outstanding on the Effective Date will be distributed to the Holders of Mpower Holding Issued Preferred Stock Interests; provided that (a) such Distribution is subject to the Upward Acquisition Adjustment described in this Article II.C.5. - "Adjustments to Distributions of Mpower Holding Common Stock," below, and (b) the Holders of Mpower Holding Issued Preferred Stock Interests will not receive any Distributions under the Plan on the Effective Date, notwithstanding any Upward Acquisition Adjustment, if Mpower Holding Class 6 (Mpower Holding Issued Preferred Stock Interests) votes to reject the Plan. Furthermore, the Distribution of Reorganized Mpower Holding Common Stock set forth in the preceding sentence is subject to dilution by the exercise of any options pursuant to the New Employee Key Stock Option Plan described in this Article II.C.6. - "New Key Employee Option Plan," below. The Mpower Holding Issued Preferred Stock will be canceled on the Effective Date.

     3.   Distributions on Account of Mpower Holding Common Stock Interests

     Pursuant to the terms of the Plan, if Mpower Holding Class 6 (Mpower Holding Issued Preferred Stock Interests) votes to accept the Plan, 1.5% of the Reorganized Mpower Holding Common Stock issued and outstanding on the Effective Date will be distributed to the Holders of Mpower Holding Common Stock Interests; provided that (a) such Distribution is subject to the Upward Acquisition Adjustment described in this Article II.C.5. - "Adjustments to Distributions of Mpower Holding Common Stock," below, and (b) the Holders of Mpower Holding Common Stock Interests will not receive any Distributions under the Plan on the Effective Date, notwithstanding any Upward Acquisition Adjustment, if Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) does not vote to accept the Plan. Furthermore, the Distribution of Reorganized Mpower Holding Common Stock set forth in the preceding sentence is subject to dilution by the exercise of any options pursuant to the New Key Employee Option Plan described in this Article II.C.6. - "New Key Employee Option Plan," below.

     4.   Distributions on Account of Mpower Holding Shareholder Class Action
          Claims

     Pursuant to the terms of the Plan, Holders of Mpower Holding Class 8 (Mpower Holding Common Stock Class Action Claims) will not receive any Distribution under the Plan. Mpower Holding believes that the aggregate amount of Allowed Mpower Holding Class 8 Claims will be $0. Mpower Holding Class 8 consists of all Claims against Mpower Holding arising from or related to the consolidated class action complaint seeking to recover damages for alleged violations by Mpower Communications of the Securities Exchange Act of 1934, and rule 10b-5 thereunder and section 11 of the Securities Act of 1933 (the "Mpower Holding Common Stock Class Action Suit"), commenced against Mpower Communications (now Mpower Holding) in the United States District Court for the Western District of New York (the "District Court"). On February 11, 2002, the Mpower Holding Common Stock Class Action Suit was deemed meritless and dismissed on multiple factual and legal grounds by the District Court. Although the decision of the District Court has been appealed, Mpower Holding believes that the multiple grounds relied upon by the District Court in dismissing the case provide substantial grounds to believe that the District Court's decision will be upheld.

     5.   Adjustments to Distributions of Reorganized Mpower Holding Common
          Stock

     On the Effective Date, if Mpower Holding Class 6 (Mpower Holding Issued Preferred Interests) votes to accept the Plan, the issued and outstanding Reorganized Mpower Holding Common Stock Interests will be distributed as follows: (a) 85% to the Holders of Allowed Mpower Holding 2010 Note Claims; (b) 13.5% to the Holders of Mpower Holding Issued Preferred Interests; and (c) 1.5% to the Holders of Mpower Holding Common Stock Interests. If, however, Mpower Holding acquires any Mpower Holding 2010 Notes on the open market prior to the Effective Date, the percentage of Reorganized Mpower Holding Common Stock received by the Holders of Mpower Holding 2010 Note Claims will be reduced, in aggregate, by the percentage of Mpower Holding 2010 Notes acquired in such open market acquisitions (a "Downward Acquisition Adjustment"), and the percentages of Reorganized Mpower Holding Common Stock received by the Holders of Mpower Holding Issued Preferred Stock Interests and retained by the Holders of Mpower Holding Common Stock Interests will be increased, in aggregate, by the same percentage as the Downward Acquisition Adjustment (an "Upward Acquisition Adjustment"). In respect of the Upward Acquisition Adjustment, (a) 90% of the Upward Acquisition Adjustment will be allocated for Distribution to the Holders of Mpower Holding Issued Preferred Stock Interests and (b) 10% of the Upward Acquisition Adjustment will be retained by the Holders of Mpower Holding Common Stock Interests.

     For example, if Mpower Holding acquires 50% of the Mpower Holding 2010 Notes outstanding prior to the Effective Date and Mpower Holding Class 6 (Mpower Holding Issued Preferred Interests) votes to accept the Plan, the Holders of (a) Allowed Mpower Holding 2010 Note Claims will receive 42.5% of the Reorganized Mpower Holding Common Stock, (b) Mpower Holding Issued Preferred Stock Interests will receive 51.75% (13.5% + (90% of the Upward Acquisition Adjustment of 42.5%)) of the Reorganized Mpower Holding Common Stock Interests and (c) Mpower Holding Common Stock Interests will retain 5.75% (1.5% + (10% of the Upward Acquisition Adjustment of 42.5%)) of the Reorganized Mpower Holding Common Stock Interests. However, in the event that Mpower Holding Class 6 (Mpower Holding Issued Preferred Stock Interests) rejects the Plan, notwithstanding the Upward Acquisition Adjustment, Holders of Mpower Holding Preferred Stock Interests and Mpower Holding Common Stock Interests will not receive any Distributions under the Plan. Furthermore, the Distributions of Reorganized Mpower Common Stock set forth in this example would be subject to dilution by the exercise of options pursuant to the New Key Employee Option Plan described in Section II.C.6. below.

     6.   New Key Employee Option Plan

     The Ad Hoc Committee, the Mpower Holding Preferred Stockholders and Mpower Holding have agreed that Reorganized Mpower Holding will adopt a new stock option plan for certain selected key employees of the Reorganized Mpower Holding (the "New Key Employee Option Plan") that will be substantially identical to the Mpower Holding Amended and Restated Mpower Holding Corporation Stock Option Plan (the "Old Option Plan"), subject to the approval and adoption by the Reorganized Mpower Holding Board of Directors and in accordance with the terms and conditions of the 2010 Noteholder Voting Agreement.

     Under the New Key Employee Option Plan, a total of 7,222,222 shares of Reorganized Mpower Holding Common Stock will be reserved for employees of Reorganized Mpower Holding. As of the Petition Date, there are approximately 5,383,905 outstanding options were held by employees under the Old Option Plan (the "Outstanding Employee Options"). Employees who currently hold Outstanding Employee Options will receive an initial grant of options under the New Key Employee Option Plan (the "New Options") to replace their canceled options, on a one-to-one basis. The New Options granted under the New Key Employee Option Plan will be subject to the same terms and conditions as the corresponding canceled Outstanding Employee Options, including such provisions as option period, exercise price, termination of employment and vesting. Generally the Outstanding Employee Options vest over three years commencing on the first anniversary of the date of grant. Approximately 404,393 Outstanding Employee Options are currently vested, 1,620,173 Outstanding Employee Options will vest in 2002, 1,628,379 Outstanding Employee Options will vest in 2003, 1,613,194 Outstanding Employee Options will vest in 2004, 108,024 Outstanding Employee Options will vest in 2005 and 20,804 Outstanding Employee Options will vest in 2006. All Outstanding Employee Options expire on the 10th anniversary of the date of grant. The New Options will vest and expire at the same time as the corresponding canceled Outstanding Employee Options.

     Following the grant of the New Options an aggregate of 1,838,317 shares of Reorganized Mpower Holding Common Stock will remain available for issuance under the New Key Employee Option Plan, subject to any increases to the extent that any employee terminations prior to the confirmation of the Plan result in the cancellation of unvested options. All future grants of options will be subject to the approval of the Board of Directors of Reorganized Mpower Holding.

D.  Treatment of All Claims Against and Equity Interests In the Debtors.

     The following table summarizes the treatment of Administrative Claims and Priority Tax Claims, and the classification and treatment of the various Classes of Claims against and Equity Interests in the Debtors under the Plan. See
Article VI.B. - "The Plan - Classification of Claims and Equity Interests;" and
Article VI.C. - "The Plan - Treatment of Claims and Equity Interests in Mpower Holding." The following description is qualified in its entirety by reference to the detailed provisions of the Plan.


   Class/Type of Claim/
     Estimated Amount
   as of February 28, 2002                                    Description and Treatment of Claims
   -----------------------                                    -----------------------------------

Administrative Claims                        These Claims consist of the Claims for costs and expenses of
The Debtors currently are not                able to administration of the Estates under section 503(b),
able to estimate the amount of               507(b) or 1114(e)(2) of the Bankruptcy Code, including for:
Claims in this Class.                        (a) the actual and necessary costs expenses incurred after the Petition Date of preserving the Estates and operating
                                             their businesses (such as wages or salaries for services and payments for goods and other services and leased premises);
                                             (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code;
                                             and (c) all fees and charges assessed against the Estates
                                             under chapter 123 of title 28, United States Code, 28 U.S.C.
                                             ss. 1911-1930 (collectively, the "Administrative
                                             Claims"). Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Holder of an Allowed
                                             Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash either upon, or as promptly as practicable after, the Effective Date, or upon such other terms as may be agreed upon by such Holder and
                                             the Debtors or otherwise upon order of the Bankruptcy Court;
                                             provided, however, that Allowed Administrative Claims
                                             representing obligations incurred in the ordinary course of business by the Debtors will be paid or performed when due in accordance with the terms and conditions of the
                                             particular agreements governing such obligations.

Priority Tax Claims                          These Claims consist of all Claims of a governmental unit of
The Debtors currently are not                the kind specified in section 507(a)(8) of the Bankruptcy Code
able to estimate the amount of               (collectively, the "Priority Tax Claims"). Each Holder of an
claims in this Class.                        Allowed Priority Tax Claim will be paid by the Debtors in full in Cash upon the latest of (a) the Effective Date or as
                                             promptly as practicable thereafter, (b) the date upon which there is a Final Order allowing such Allowed Priority Tax
                                             Claim, (c) the date such Allowed Priority Tax Claim would
                                             have been due and payable if the Chapter 11 Cases had not
                                             been commenced, and (d) as otherwise may be agreed by the
                                             Holder of such Allowed Priority Tax Claim and the Debtors;
                                             provided, however, that (i) each Debtor may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim on the Effective Date, make Cash payments on account of such


                                             Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code
                                             and, in such event, interest shall be paid on the unpaid
                                             portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the applicable Debtor and the governmental
                                             unit or as determined by the Bankruptcy Court; and (ii) in the event an Allowed Priority Tax Claim may also be
                                             classified as an Allowed Other Secured Claim, such Debtor
                                             may, at its option, elect to treat such Allowed Priority Tax
                                             Claim as an Allowed Other Secured Claim.

Mpower Holding Class 1 -                     This Class of Claims consists of all Secured Claims held by
Mpower Holding                               any Person or Entity against Mpower Holding. The legal,
Secured Claims                               equitable and contractual rights of the Holders of Mpower
Unimpaired; not entitled to vote.            Holding Allowed Secured Claims against Mpower Holding will be left unaltered by the Plan. Unless the Holder of such
Estimated  Allowed  Claims:                  Claim and Mpower Holding agree to a different treatment,
Approximately $0.                            each Holder of an Allowed Mpower Holder Secured Claim
                                             against Mpower Holding will receive one of the following
                                             alternative treatments, at the election of Mpower Holding:
                                             (a) the legal, equitable and contractual rights to which
                                             such Claim entitles the Holder thereof will be unaltered by the Plan; (b) Mpower Holding will surrender all collateral securing such Claim to the Holder thereof, without
                                             representation or warranty by or recourse against the
                                             Debtors or Reorganized Mpower Holding; or (c) such Claim
                                             otherwise will be treated in any other manner such that
                                             Mpower Holding Class 1 will not be impaired pursuant to
                                             section 1124 of the Bankruptcy Code. Estimated Percentage
                                             Recovery of Allowed Claims: 100%.


Mpower Holding Class 2 -                     This Class of Claims consists of all Claims accorded
Mpower Holding Other                         priority in right of payment under section 507(a) of the
Priority Claims                              Bankruptcy Code, other than Priority Tax Claims or
Unimpaired; not entitled to vote.            Administrative Claims ("Other Priority Claims") against
                                             Mpower Holding. The legal, equitable and contractual rights
Estimated  Allowed  Claims:                  of the Holders of Mpower Holding Other Priority Claims
Approximately $5,000.                        against Mpower Holding will be left unaltered by the Plan.
                                             Unless the Holder of such Claim and Mpower Holding agree to a different treatment, each Holder of an Allowed Mpower
                                             Holding Other Priority Claim against Mpower Holding will
                                             receive one of the following alternative treatments, at the election of Mpower Holding: (a) to the extent then due and owing on the Effective Date, the Holder of such Claim will be paid in full in Cash by



                                             Reorganized Mpower Holding; (b) to the extent not due and
                                             owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Mpower Holding when and as such Claim becomes due and owing in the ordinary course of business and in accordance with the terms and conditions of any
                                             agreements thereto; or (c) such Claim otherwise will be
                                             treated in any other manner such that Mpower Holding Class 2 will not be impaired pursuant to section 1124 of the
                                             Bankruptcy Code. Estimated Percentage Recovery of Allowed
                                             Claims: 100%.


Mpower Holding Class 3 -                     This Class of Claims consists of all unsecured Claims other
Mpower Holding General                       than Mpower Holding 2010 Note Claims (collectively, the
Unsecured Claims                             "General Unsecured Claims") against Mpower Holding. Unless
Unimpaired; not entitled to vote.            the Holder of such Claim and Mpower Holding agree to a
                                             different treatment, each Holder of an Allowed General
Estimated  Allowed  Claims:                  Unsecured Claim against Mpower Holding shall receive one of
Approximately $31.0 million.                 the following alternative treatments, at the election of
                                             Mpower Holding: (a) to the extent then due and owing on the
                                             Effective Date, such Allowed Claim will be paid in full in
                                             Cash by Reorganized Mpower Holding; (b) to the extent not
                                             due and owing on the Effective Date, such Allowed Claim will be paid in full in Cash by Reorganized Mpower Holding when and as such Claim becomes due and owing in the ordinary
                                             course of business; or (c) such Allowed Claim otherwise will be treated in any other manner such that Mpower Holding
                                             Class 3 shall not be impaired pursuant to section 1124 of
                                             the Bankruptcy Code. Estimated Percentage Recovery of
                                             Allowed Claims: 100%.

Mpower Holding Class 4 -                     This Class of Claims consists of all arising from or related
Mpower Holding 2004                          to the Debtors' 13% Senior Secured Notes due 2004 (the "2004
Note Claims                                  Note Claims") against Mpower Holding. Unless the Holder of
Unimpaired; not entitled to vote.            such Allowed Claim and Mpower Holding agree to a different treatment, each Holder of an Allowed 2004 Note Claim against
Estimated Allowed Claims through and         Mpower Holding will receive one of the following alternative
including April 7, 2002:                     treatments, at the election of Mpower Holding: (a) to the
Approximately $54.4 million.                 extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Mpower Holding in accordance with the terms thereof; (b) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Mpower Holding when and as
                                             such Claim becomes due and payable in the ordinary course of business in accordance with the terms and


                                             conditions of any agreements thereto; or (c) such Claim
                                             otherwise will be treated in any other manner such that
                                             Mpower Holding Class 4 will not be impaired pursuant to
                                             section 1124 of the Bankruptcy Code. Estimated Percentage
                                             Recovery of Allowed Claims: 100%.

Mpower Holding Class 5 -                     This Class of Claims consists of all Claims arising from or
Mpower Holding 2010                          related to the Mpower Holding 2010 Notes (collectively, the
Note Claims                                 "Mpower Holding 2010 Note Claims"). Each Mpower Holding 2010
Impaired; entitled to vote.                  Note Claim constitutes an Allowed Mpower Holding 2010 Note
                                             Claim. On the Effective Date, each Holder of an Allowed
Estimated Allowed Claims                     Mpower Holding 2010 Note Claim will receive, in full
through and including April 7,               satisfaction of such Allowed Mpower Holding 2010 Note Claim,
2002: Approximately $406.2 million.          its Ratable Portion of 55,250,000 shares of Reorganized
                                             Mpower Holding Common Stock (representing 85% of the shares of Reorganized Mpower Holding Common Stock on the Effective
                                             Date, subject to any Downward Acquisition Adjustment
                                             described in Article II.C.5. - "Adjustments to Distributions of Reorganized Mpower Holding Common Stock," and dilution by the exercise of any options to purchase Reorganized Mpower
                                             Holding Common Stock pursuant to the New Key Employee Option
                                             Plan). If Holders of Mpower Holding Class 6 (Mpower Holding
                                             Issued Preferred Stock Interests) vote to reject the Plan,
                                             Holders of Mpower Holding Class 5 Claims will receive the
                                             9,750,000 shares of Reorganized Mpower Holding Common Stock
                                             (representing, in aggregate, 15% of the shares of
                                             Reorganized Mpower Holding Common Stock) that were to be
                                             distributed to the Holders of Mpower Holding Class 6 (Mpower
                                             Holding Issued Preferred Stock Interests) and Mpower Holding
                                             Class 7 (Mpower Holding Common Stock Interests) in the event that Mpower Holding Class 6 (Mpower Holding Issued Preferred
                                             Stock Interests) voted to accept the Plan (the "Mpower
                                             Holding Class 6 and 7 Distributions"). Estimated Total
                                             Aggregate Recovery of Allowed Claims: Approximately $74.2
                                             million; Estimated Percentage Recovery of Allowed Claims:
                                             18.3%.*

Mpower Holding Class 6 -                     This Class of Claims consists of all Claims arising from or
Mpower Holding Issued                        related to the Mpower Holding Issued Preferred Stock (the
Preferred Stock Interests                    "Mpower Holding Issued Preferred Stock Interests"). On the
Impaired; entitled to vote.                  Effective Date, all of the Mpower Holding Issued Preferred
                                             Stock Interests will be canceled and each Holder thereof
                                             will receive its Preferred Stock Ratable Portion of


                                             8,775,000 shares of Reorganized Mpower Holding Common Stock
                                             (representing, in aggregate, 13.5% of the shares of
                                             Reorganized Mpower Holding Common Stock on the Effective
                                             Date, subject to any Upward Acquisition Adjustment described in Article - II.C.5. "Adjustments to Distributions of
                                             Reorganized Mpower Common Stock," and dilution by any
                                             options to purchase Reorganized Mpower Holding Common Stock pursuant to the New Key Employee Option Plan). If Mpower
                                             Holding Class 6 (Mpower Holding Issued Preferred Stock
                                             Interests) votes to reject the Plan, the Holders of such
                                             Equity Interests will not receive any Distributions under
                                             the Plan and the Mpower Holding Class 6 and 7 Distributions
                                             will be distributed to Holders of Mpower Holding Class 5
                                             (Mpower Holding 2010 Note Claims). Estimated Total Aggregate
                                             Recovery of Allowed Mpower Holding Preferred Stock
                                             Interests: Approximately $11.8 million; approximately $2.5 million of which will be distributed to Holders of Mpower
                                             Holding Series C Preferred Stock (approximately $1.97 per
                                             share), and approximately $9.3 million of which will be
                                             distributed to Holders of Mpower Holding Series D Preferred
                                             Stock (approximately $3.09 per share).*

Mpower Holding Class 7 -                     This Class consists of Holders of Common Stock Interests in
Mpower Holding Common                        Mpower Holding. On the Effective Date, the Mpower Holding
Stock Interests                              Common Stock Interests will be canceled and each Holder of
Impaired; entitled to vote.                  Mpower Holding Common Stock Interests will receive its
                                             Ratable Portion of 975,000 shares of Reorganized Mpower
                                             Holding Common Stock (representing 1.5% of the shares of
                                             Reorganized Mpower Holding Common Stock on the Effective
                                             Date, subject to any Upward Acquisition Adjustment described in Section II.C.5. - "Adjustments to Distributions of
                                             Reorganized Mpower Common Stock," and dilution by any
                                             options to purchase Reorganized Mpower Holding Common Stock pursuant to the Key Employee Stock Option Plan). If Mpower
                                             Holding Class 6 (Mpower Holding Issued Preferred Stock
                                             Interests) votes to reject the Plan, the Holders of Mpower
                                             Holding Class 7 (Mpower Holding Common Stock Interests) will not receive any Distributions under the Plan and the Mpower
                                             Holding

_____________________

* These figures are based on taking a midpoint value between the low and high estimated values of the estimated Debtors' total reorganized equity value, as set forth in Article IX.A. - "Valuation Analysis and Projections - Valuation of Mpower and Distributions Under the Plan."


                                             Class 6 and 7 Distributions will be distributed to  Holders of Mpower Holding Class 5 (Mpower Holding 2010 Note Claims).
                                             Estimated Total Aggregate Recovery of Allowed Mpower Holding
                                             Common Stock Interests: Approximately $1.3 million
                                             (approximately $0.02 per share).*

Mpower Holding Class 8 -                     This Class consists of all Claims (the "Mpower Holding
Mpower Holding Common Stock                  Common Stock Class Action Claims") against Mpower Holding
Class Action Claims                          arising from or related to the Mpower Holding Common Stock
Impaired; not entitled to vote.              Class Action Suit, which such Mpower Holding Common Stock
                                             Class Action Suit was dismissed. The Holders of the Mpower
Estimated Allowed Claims:                    Holding Common Stock Class Action Claims are not entitled to
Approximately $0.                            any Distributions under the Plan. Estimated Percentage
                                             Recovery of Allowed Claims: 0%.

MCC Class 1 - MCC Other Secured Claims       This Class of Claims consists of all Secured Claims against
Unimpaired; not entitled to vote.            MCC other than the MCC 2004 Notes Claims. The legal,
                                             equitable and contractual rights of the Holders of Allowed
Estimated Allowed Claims:                    Other Secured Claims against MCC will be left unaltered by
Approximately $5.1 million.                  the Plan. Unless the Holder of such Claim and MCC agree to a different treatment, at the election of MCC: (a) the legal, equitable and contractual rights to which such Claim
                                             entitles the Holder thereof will be unaltered by the Plan;
                                             (b) MCC will surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Debtors or Reorganized MCC; or (c) such
                                             Claim otherwise will be treated in any other manner such
                                             that MCC Class 1 will not be impaired pursuant to section
                                             1124 of the Bankruptcy Code. Estimated Percentage Recovery
                                             of Allowed Claims: 100%.

MCC Class 2 - MCC 2004 Note Claims           This Class of Claims consists of all 2004 Note Claims
Unimpaired; not entitled to vote.            against MCC. The legal, equitable and contractual rights of the Holders of MCC 2004 Note Claims against MCC will be left
Estimated Allowed Claims through and         unaltered by the Plan. Unless the Holder of such Claim and
including April 7, 2002:                     MCC agree to a different treatment, each Holder of a MCC
Approximately $54.4 million.                 2004 Note Claim against MCC will receive one of the
                                             following alternative treatments, at the election of MCC:
                                             (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized MCC in accordance with the terms thereof; (b) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by


                                             Reorganized MCC when and as such Claim becomes due and
                                             payable in the ordinary course of business in accordance with the terms and conditions of any agreements thereto; or (c)
                                             such Claim otherwise will be treated in any other manner such that MCC Class 2 will not be impaired pursuant to section 1124 of the Bankruptcy Code.  Estimated Percentage Recovery of
                                             Allowed Claims: 100%.

MCC Class 3 - MCC Other Priority Claims      This Class of Claims consists of all Other Priority Claims
Unimpaired; not entitled to vote.            against MCC. Unless the Holder of such Claim and MCC agree to a different treatment, each Holder of an Allowed MCC
Estimated Allowed Claims:  Approximately     Other Priority Claim against MCC will receive one of the
$11.0 million.                               following alternative treatments, at the election of MCC:
                                             (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized MCC;
                                             (b) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized MCC when and as such Claim becomes due and payable in the
                                             ordinary course of business in accordance with the terms and conditions of any agreements thereto; or (c) such Claim
                                             otherwise will be treated in any other manner such that MCC
                                             Class 3 will not be impaired pursuant to section 1124 of the
                                             Bankruptcy Code. Estimated Percentage Recovery of Allowed
                                             Claims: 100%.

MCC Class 4 - MCC General Unsecured Claims   This Class of Claims consists of all General Unsecured
Unimpaired; not entitled to vote.            Claims against MCC. Unless the Holder of such Claim and MCC agree to a different treatment, each Holder of an Allowed
Estimated Allowed Claims:  Approximately     General Unsecured Claim against MCC shall receive one of the
$45.0 million.                               following alternative treatments, at the election of MCC:
                                             (a) to the extent then due and owing on the Effective Date, such Allowed Claim will be paid in full in Cash by
                                             Reorganized MCC; (b) to the extent not due and owing on the
                                             Effective Date, such Allowed Claim will be paid in full in
                                             Cash by Reorganized MCC when and as such Claim becomes due and owing in the ordinary course of business; or (c) such
                                             Allowed Claim otherwise will be treated in any other manner such that MCC Class 4 shall not be impaired pursuant to
                                             section 1124 of the Bankruptcy Code. Estimated Percentage
                                             Recovery of Allowed Claims: 100%.

MCC Class 5 - MCC Common                     This Class consists of Holders of Common Stock Interests in
Stock Interests                              MCC. Each MCC Common Stock Interest will be an


Unimpaired; not entitled to vote.            Allowed MCC Common Stock Interest and each Holder of an
                                             Allowed MCC Common Stock Interest will, on the Effective Date, retain its MCC Common Stock Interest.  Estimated Percentage
                                             Recovery of Allowed Equity Interests:  100%.

E.   Support for the Restructuring

     Mpower Holding 2010 Noteholders holding $377,960,000 in aggregate principal amount of the Mpower Holding 2010 Notes have agreed to support the Plan and have executed the 2010 Noteholder Voting Agreement requiring them to, among other things, vote in favor of the Plan.

     Mpower Holding Preferred Stockholders holding 3,212,127 out of the 4,263,388 shares outstanding as of December 31, 2001, of Mpower Holding Issued Preferred Stock have agreed to support the Plan and have executed the Preferred Stockholder Voting Agreement requiring them to, among other things, vote in favor of the Plan.

F.   Recommendation of the Restructuring

     The Board of Directors of Mpower Holding considered a number of alternatives with respect to restructuring Mpower's capital structure, held numerous lengthy meetings and discussed the Restructuring with its advisors. In addition, Mpower Holding's Board of Directors, through senior management, was involved in negotiations with the Ad Hoc Committee regarding the terms of the Plan. After considering the alternatives, and in light of these extensive negotiations Mpower Holding's Board of Directors approved the Plan.

     The members of Mpower Holding's Board of Directors have unanimously approved the Plan.

     THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

G.   Recent Developments

     1.   Mpower Holding Common Stock Class Action Suit

     On September 20, 2000, a class action lawsuit was commenced against MCC (now Mpower Holding) and its chief executive officer, Rolla P. Huff, in federal court for the Western District of New York. On March 6, 2001, an amended consolidated class action complaint was served in that action, seeking to recover damages for alleged violations by Mpower Holding of the Securities Exchange Act of 1934 (the "Exchange Act") and rule 10(b)-5 thereunder and section 11 of the Securities Act of 1933 (the "Securities Act"). The amended consolidated complaint also seeks to recover damages against several of Mpower Holding's officers and members of its Board of Directors in addition to Mr. Huff. The amended consolidated complaint also names various underwrites as defendants in the action. On February 11, 2002, the Court issued its Decision and Order dismissing the class action lawsuit. The decision of the Court has been appealed to the United States Court of Appeals for the Second Circuit and the final outcome of this lawsuit is uncertain.

     2.   Voluntary NASDAQ Delisting

     On April 4, 2002, Mpower Holding voluntarily moved its publicly traded common and preferred stock from the NASDAQ National Market to the NASD Over the Counter Bulletin Board, a regulated quotation service that displays real-time quote last-sale prices and volume information in over-the-counter equity securities. Mpower Holding Common Stock and Mpower Holding Series D Preferred Stock traded under the symbols MPWR and MPWRP, respectively, until the Petition Date, at which time the symbols changed to MPWRQ and MPWRPQ, respectively.

     3.   Settlements with Significant Creditors

     Prior to the Petition Date, Mpower Holding and its subsidiaries ("Mpower") entered into settlement discussions with Verizon Services Corporation ("Verizon") regarding certain disputed non-recurring and recurring collocation charges assessed by Verizon, and with SBC Telecommunications Inc. ("SBC") regarding certain disputes related to the Interconnection Agreements between Mpower and SBC. In each case, the discussions culminated in a settlement agreement between the parties.

     4.   Discussions with Potential Strategic Acquirors

     From time to time the Debtors have had preliminary discussions with various third parties regarding potential transactions for the acquisition of all or a portion of the Debtors' assets. The Debtors expect to continue to explore such opportunities with third parties.

     In the event that any definitive agreement between the Debtors and any third party is reached on such an acquisition, and such acquisition is proposed to be effected pursuant to a plan of reorganization, this Disclosure Statement and the Plan will be amended accordingly which could cause the confirmation schedule to be delayed.



                            III. GENERAL INFORMATION

A.   The Debtors

     Mpower began operations through MCC (f/k/a MGC Communications, Inc.), in December 1996 in Las Vegas, Nevada, as a switched local service provider and has grown to provide Internet access, voice over DSL, local dialtone, long distance trunk level one ("T1") and other voice and data services primarily to small and medium sized business customers. On September 29, 1997, MGC issued $160,000,000 aggregate principal amount of 13% Senior Secured Notes due 2004 (the "2004 Notes"). The 2004 Notes were secured by a pledge of certain telecommunications assets of MCC. MCC went public in May of 1998.

     In March 2000, Mpower Holding was incorporated in Delaware as a wholly-owned, shell subsidiary of MCC. Mpower Holding was formed for the purpose being the co-issuer and co-obligor, along with MCC of, the Mpower Holding 2010 Notes, as well as to eventually become the publicly-held parent holding company of MCC. On March 24, 2000, MCC and Mpower Holding jointly and severally issued $250,000,000 aggregate principal amount of Mpower Holding 2010 Notes.

     In June, 2000, MCC and Mpower Holding issued (i) an additional $117,063,000 aggregate principal amount of Mpower Holding 2010 Notes in exchange for a total of $103,884,000 aggregate principal amount of 2004 Notes which were then cancelled and (ii) $62,400,000 aggregate principal amount of Mpower Holding 2010 Notes in exchange for $78,305,756 aggregate principal amount at maturity of 12% Senior Subordinated Discount Notes due 2006 of Primary Network Holding Inc., a company that MCC acquired in June 2000. Subsequently, due to the low public trading prices of the Mpower Holding 2010 Notes, Mpower made open market purchases of the Mpower Holding 2010 Notes at various times in an effort to reduce its debt at a relatively low cost.

     In order to reorganize Mpower into a holding company structure, on June 28, 2001, pursuant to an agreement and plan of merger approved by MCC's stockholders, MCC was merged into a wholly owned subsidiary of Mpower Holding and Mpower Holding thereby became the publicly-held holding company of Mpower, whose only significant asset was the stock of MCC. As a result of this reorganization, the capital stockholders of MCC became the capital stockholders of Mpower Holding in the exact same proportions. In addition, pursuant to the express terms of the indenture governing the Mpower Holding 2010 Notes, MCC was released of its obligations with respect to the Mpower Holding 2010 Notes and Mpower Holding became the sole obligor on the Mpower Holding 2010 Notes. In July 2001, Mpower Holding assumed, as co-obligor, MCC's obligations on the 2004 Notes.

B.   The Business

     Mpower Holding operates through its wholly owned subsidiary, MCC, which offers voice and high-speed data services using both SDSL and T1 technology in all of its markets. As of March 22, 2002, Mpower provided services in 27 metropolitan areas in 8 states. Mpower's network consists of 583 incumbent carrier central office collocation sites providing us access to approximately
11.7 million addressable business lines. All of Mpower's 583 central office collocation sites are SDSL capable and 374 are T1 capable. Mpower has established working relationships with BellSouth, Verizon, Sprint, and Southwestern Bell Corporation (including its operating subsidiaries PacBell and Ameritech collectively referred to as "SBC"). Mpower has over 400,000 lines in service.

     Mpower was one of the first competitive communications carriers to implement a facilities-based network strategy. As a result, Mpower owns the network equipment that controls how voice and data transmissions originate and terminate, which it refers to as switches, and leases the telephone lines over which the voice and data traffic are transmitted, which it refers to as transport. Mpower installs its network equipment at the site of the incumbent carrier from whom it rents standard telephone lines. These sites are referred to as collocation sites within the telecommunications industry. As Mpower has already invested and built its network, Mpower believes its strategy has allowed the company to serve a broad geographic area at a comparatively low cost while maintaining control of the access to its customers.

     Mpower's business is to deliver packaged voice and broadband data solutions to small and mid-sized businesses. Specifically, Mpower's business plan is based on serving the small and medium enterprise customers that find business value in high-speed broadband Internet access integrated with local dial-tone service. Mpower has more than 75,000 business customers, providing them broadband Internet via SDSL and T1, integrated services over VoDSL, T1 and local voice telephone service.

     In the fourth quarter of 2001, Mpower began to upgrade its network with T1 technology to increase its revenue potential, gross margin and addressable customer base. By leveraging its existing equipment, interconnection agreements with incumbent carriers and network capabilities, Mpower is able to offer fully integrated and channelized voice and data products over a T1 connection, overcoming the DSL loop length limitations. This platform utilizes central office equipment provisioned with T1 line cards that leverage low-cost T1 unbundled network elements leased from incumbent carriers. Mpower's collocation DSL equipment then aggregates Internet traffic to the central office Internet gateway. This delivery mechanism provides guaranteed bandwidth and a data service that is positioned to be a superior offering when compared to the incumbent carriers' DSL service offering.

     By using a T1 service delivery platform, Mpower expects to increase the amount of revenue per customer. In order to serve the largest portion of its target audience, Mpower's combined voice and data network allows it to deliver services in several combinations over the most favorable technology: basic phone service on the traditional phone network, SDSL service, integrated T1 voice and data service, or data-only T1 connectivity.

C.   Market Opportunity

     Mpower believes that it has significant market opportunity as a result of the following factors:

     Impact of the Telecommunications Act of 1996. The Telecommunications Act of 1996 allows competitive carriers to use the existing infrastructure established by incumbent carriers, as opposed to building a competing infrastructure at significant cost. The Telecommunications Act requires all incumbent carriers to allow competitive carriers to collocate their equipment in the incumbent carrier's central offices. This enables competitive carriers to access customers through existing telephone line connections. The Telecommunications Act created an incentive for incumbent carriers that were formerly part of the Bell system to cooperate with competitive carriers by precluding each of these incumbent carriers from providing long distance service in its region until regulators determine there is a significant level of competition in the incumbent carriers' local market.

     Needs of Small and Medium Size Businesses for Integrated Communications Solutions. Small and medium sized businesses have few cost-effective alternatives for traditional telecommunication services as well as for Internet access. These businesses must often contend with productivity limitations associated with slow transmission speeds from dial-up services. In addition, to meet their communications needs, small and medium size businesses are subject to the cost and complexity of using multiple service providers: local dial-tone providers, long distance carriers, Internet service providers and equipment integrators. Mpower believes that these businesses can benefit significantly from an integrated cost-effective communications solution delivered by a single provider.

     Growing Market Demand for High-Speed Data Services. The rise of the Internet as a commercial medium as well as a necessary business tool, has driven the demand for high-speed data services. Businesses are increasingly establishing websites and corporate intranets and extranets to expand their customer reach and improve their communications efficiency. To remain competitive, small and medium size businesses increasingly need high-speed data and Internet connections to access critical business information and communicate more effectively with employees, customers, vendors and business partners.

     Shrinking Competitive Landscape. The shake out of the telecommunications industry over the past year has significantly reduced the number of competitive local exchange carriers and other DSL providers in the marketplace. Many companies in the competitive communications industry have succumbed to heavy debt loads and burdensome interest payments without the revenue streams to compensate, and therefore have not been able to sustain their business model. As a result, fewer competitors are vying for the same customers.

D.   The Mpower Solution

     Mpower believes that it offers an attractive communications solution to small and medium size business customers. In developing its solution, Mpower has attempted to include elements intended to create customer loyalty. Key aspects of Mpower's solution include:

     Integrated Communications Solutions. Mpower offers cost-effective, comprehensive and flexible communications solutions, which include local voice service, local calling features, long distance, high-speed Internet access services, and web hosting all on a single bill. Mpower's customers have the convenience of a single point of contact for a complete package of services, eliminating the need to manage multiple vendors.

     Dedicated Support. Mpower's account managers personally call on the small and mid-size businesses. This is different from many communications companies' approach to this market segment, which telemarket to these businesses.

     Service Reliability. Mpower's network is designed to mirror the reliability of the incumbent carriers. In addition, Mpower believes it is able to offer its customers a high degree of service reliability through efficient, timely provisioning of lines due to Mpower's mature relationships with the incumbent carriers in the markets that Mpower currently serves. Mpower believes its rollout of T1 services will enable the company to further improve its service reliability by simplifying the provisioning process.

E.   Business Strategy

     Optimize Current Network Infrastructure. The footprint of Mpower's facilities-based network is completely built out and operational. All of Mpower's traffic and revenue is on-switch and on-collocation, allowing Mpower better control over its costs. During 2001, Mpower retrenched its expansion plans and focused on its most profitable markets. Mpower's strategy going forward is to maximize the investment in this infrastructure and increase market share in the areas it serves. Mpower's network is designed with technology flexibility that allows Mpower to deliver its product set in the most efficient manner regardless of the physical plant quality of the incumbent carriers' networks.

     Increase Market Share and Profitable Revenue. Mpower plans to continue to aggressively sell into its existing network footprint and target those customers with the products which Mpower believes will generate the highest margin revenue streams and maximize network efficiencies. Focusing on providing integrated solutions, feature rich lines, and a minimum size for voice only orders, should further increase the quality of Mpower's revenue streams. Mpower expects that the majority of network expansion will be centered around augmentation and grooming of its existing network to further enhance Mpower's product portfolio and service delivery capabilities.

     Focused Sales and Marketing Effort. Mpower targets small and medium size business customers through its direct sales force, agent/vendor programs, telemarketing for lead generation and a limited amount of targeted advertising. Mpower's account managers consult with businesses and seek to tailor a communications solution to their needs, focusing on enhancing the productivity with a package that provides both value and convenience. Mpower's technical consultants and tiered customer support provide superior technical assistance. As a result of these factors, a growing percentage of Mpower's new customers come to Mpower through referrals from existing customers. Additionally, Mpower intends to continue its relationships with independent agents or vendors as a complement to Mpower's direct sales channels.

     Product Development. Mpower's product development efforts are focused on adding services that will appeal to a larger size and billing base of business customers. Services such as digital and analog trunking would allow Mpower to provide a solution for customers with 12 or more lines or 50 or more employees and currently utilizing a PBX system. Building on this service, Mpower expects to also introduce Direct Inward Dialing capable trunks which provide flexibility for the customer's internal extensions. These services will allow Mpower to attract new customers and grow along with Mpower's existing customers. In addition, an increasing amount of Mpower's services will be provided under contract. Mpower believes that by providing term contracts on a majority of its products and services Mpower can provide price protection and service guarantees for its customers and revenue protection for the company.

     Targeting Small and Medium Size Businesses. Based on telephone lines in service, Mpower believes the small and medium size business customer base is a large and rapidly growing segment of the communications market in the United States. Mpower targets suburban areas of large metropolitan markets because these areas have high concentrations of small and medium size businesses. In addition to being densely clustered in the urban areas Mpower serves, business customers generate approximately 60% of all local telephone service revenues. By providing a package of voice and data services and focusing on small and medium size business sales, Mpower believes it will gain a competitive advantage over the incumbent carrier, Mpower's primary competitor for these customers.

     Products and Services. Mpower focuses on offering bundled communications packages to its small and medium size business customers. These services include local voice lines, high speed Internet access, calling cards, web hosting, long distance, and customer calling features such as voice mail, call waiting, caller ID and call forwarding. To capitalize on the higher end customer base, Mpower introduced a variety of T1 based solutions in the fall of 2001, including an integrated voice and data package over its T1 platform, and a data only solution over its T1 platform.

     Control Customer Relationship. By connecting the standard telephone line originating at its customer's site to Mpower's central office collocation, Mpower effectively places the customer on Mpower's network. This connection serves as the platform for delivering Mpower's current and future communications services to its customers. Any future changes its customers want to make to their services, including purchasing more services from Mpower, are under Mpower's direct control. The one exception is for repairs, which are infrequent but may require the participation of the incumbent carrier's network maintenance staff.

     Capital Efficient Network. Mpower was one of the first competitive local exchange carriers to implement a facilities-based network strategy of purchasing and installing switches, collocating in the central offices of the incumbent carrier and leasing local telephone lines, referred to as a "smart build" strategy. Now that this network footprint is complete and operational, Mpower believes this deployment strategy has the potential to provide an attractive return on its invested capital. Mpower has installed SDSL technology across its existing network, and has T1 technology in the majority of its network collocations.

     Operations Support System. Mpower has a comprehensive operations support system to manage its business. Mpower's system provides integrated features addressing customer care, billing and collections, general ledger, payroll, fixed asset tracking, and personnel management. During 2001, Mpower augmented its current back-office systems with some functional components such as network monitoring and upgraded other components such as general ledger, purchasing and accounts payable. Mpower has found that its systems have the ability to adapt to multiple incumbent carrier provisioning systems, which can improve Mpower's operating efficiencies and effectiveness.

     Timely and Accurate Provisioning for Customers. Mpower believes that one of the keys to its success is effectively managing the provisioning process for new customers. Mpower has implemented a standardized service delivery process and consolidated its service delivery centers, which has significantly reduced its provisioning intervals and improved its provisioning quality metrics. In addition, through electronic order interfaces with all of the incumbent carriers, Mpower has been able to substantially reduce the time, number of steps and duplication of work typically involved in the provisioning process.

     Quality Customer Service. Mpower believes that providing quality customer service is essential to offering a superior product to its customers and creating customer loyalty. Mpower operates one main call center that handles general billing, customer care and related issues for all of its customers. Mpower's call center is focused on first call resolution, which involves an enhanced automated call distribution system that directs callers into the customer service center based on the type of question they have, and specially trained agents with the tools to more

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


quickly resolve customer issues. In addition, service delivery representatives are in contact with Mpower's customers during the process of service conversion. Mpower's service representatives use its operations support system to gain immediate access to its customers' data, enabling quick responses to customer requests and needs at any time. This system allows Mpower to present its customers with one fully integrated monthly billing statement for all communication services.

F.   Markets

     As of March 22, 2002, Mpower was operating in 27 markets in 8 states and had 583 incumbent carrier central office collocation sites providing access to an estimated 11.7 million addressable business lines. Mpower's collocation facilities provide the company with a service area that covers attractive business markets in 18 of the top 50 metropolitan statistical areas. In addition, Mpower has built its network with expansive collocation footprints that average 20,000 addressable business lines per collocation.

     The table below shows the distribution of Mpower's central office collocation sites within these states.

                                                            Addressable
                                 Number of    Number of     Lines Within
       State                      Markets    Collocations  Target Market
       -----                      -------    ------------  -------------
       California...........         11          218         4,360,000
       Florida..............          5           81         1,620,000
       Georgia..............          1           36           720,000
       Illinois.............          1           69         1,380,000
       Michigan.............          1           38           760,000
       Nevada...............          1           18           360,000
       Ohio.................          2           45           900,000
       Texas................          5           78         1,560,000
                                    ---         ----       -----------
                 Totals.....         27          583        11,660,000

     During 2001 and the beginning of 2002, Mpower scaled back from 40 markets to what Mpower believes to be its most promising 27 markets, and from 761 to 583 collocations in incumbent carrier central offices. Mpower's focus at the present time will be concentrated on building market share within its existing service territory, as opposed to building into new or additional markets. Mpower believes there is significant scaling potential within its existing market footprint, given Mpower's past success in market penetration in its original base of markets. In addition, Mpower's robust network backbone is scalable and can provide reliability and service quality across its collocation footprint, while affording Mpower the benefit of spreading the fixed costs across its markets.

G.   Government Regulations

     Mpower's services are regulated at the federal, state and local levels. The FCC exercises jurisdiction over all facilities of, and services offered by, communications common carriers like Mpower, when those facilities are used in connection with interstate or international communications. State regulatory commissions have some jurisdiction over most of the same facilities and services when they are used in connection with communications within the state. In recent years, there has been a dramatic change in the regulation of telephone services at both federal and state levels as both legislative and regulatory bodies seek to enhance competition in both the local exchange and interexchange service markets. These efforts are ongoing and many of the legislative measures and regulations adopted are subject to judicial review. Mpower cannot predict the impact on the company of the results of these ongoing legislative and regulatory efforts or the outcome of any judicial review.

H.   Competition

     The communications industry is highly competitive. Mpower believes the principal competitive factors affecting its business will be:

     o    pricing levels and policies,

     o    transmission speed,

     o    customer service,

     o    breadth of service availability,

     o    network security,

     o    ease of access and use,

     o    bundled service offerings,

     o    brand recognition,

     o    operating experience,

     o    capital availability,

     o    exclusive contracts,

     o    accurate billing, and

     o    variety of services.

     To maintain its competitive posture, Mpower believes that it must be in a position to reduce its prices to meet any reductions in rates by its competitors. Any reductions could adversely affect Mpower. Many of Mpower's current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than Mpower's, as well as other competitive advantages over Mpower. In addition, competitive alternatives may result in substantial customer turnover in the future. Many providers of communications and networking services experience high rates of customer turnover.

     A continuing trend toward consolidation of communications companies and the formation of strategic alliances within the communications industry, as well as the development of new technologies, could give rise to significant new competitors. For example, WorldCom merged with MCI Communications and AT&T has acquired Teleport Communications Group Inc., a competitive carrier, and Tele-Communications, Inc., a cable, communications and high-speed Internet services provider, and has merged with another cable television company,

MediaOne. Ameritech Corporation has merged with SBC, Bell Atlantic has merged with GTE Corporation (to form Verizon Communications) and Qwest has merged with US West. Following this wave of consolidation, there are now only four remaining regional Bell operating companies. Time Warner and AOL also have merged. These types of consolidations and other strategic alliances could put Mpower at a competitive disadvantage.

I.   Personnel

     As of March 22, 2002, Mpower had approximately 1,800 employees, a 10% decrease over the approximate 2,000 employees at December 31, 2000.

     Mpower has non-disclosure and non-compete agreements with its executive employees. None of Mpower's employees is represented by a collective bargaining agreement.

J.   Legal Proceedings

     Mpower is party to numerous state and federal administrative proceedings. In these proceedings, Mpower is seeking to define and/or enforce incumbent carrier performance requirements related to:

     o    the cost and provisioning of those network elements we lease;

     o    the establishment of customer care and provisioning;

     o    the allocation of subsidies; and

     o    collocation costs and procedures.

     The outcome of these proceedings will establish the rates and procedures by which Mpower obtains and provides leased network elements and could have a material effect on its operating costs.

     Mpower has intervened on behalf of the FCC in an appeal filed by AT&T seeking to overturn the FCC's declaratory ruling in CCB/CPD No. 01-02, in which the FCC concluded that a long distance carrier may not refuse a call from/to an access line served by a competitive local carrier with presumptively reasonable access rates. Mpower has appealed the FCC's order in CC Docket No. 96-262, in which the FCC, among other things, established benchmark rates for competitive local carrier switched access charges. Mpower cannot predict the outcome of these appeals.

     On September 20, 2000, the Mpower Holding Common Stock Class Action suit was commenced against MCC (now Mpower Holding) and its chief executive officer, Rolla P. Huff, in federal court for the Western District of New York. On March 6, 2001, an amended consolidated class action complaint was served in that action, seeking to recover damages for alleged violations by Mpower of the Exchange Act and rule 10(b)-5 thereunder and section 11 of the Securities Act. The amended consolidated complaint also seeks to recover damages against several of Mpower Holding's officers and members of its Board of Directors in addition to Mr. Huff. The amended consolidated complaint also names various underwriters as defendants in the action. On February 11, 2002, the Court issued its Decision and Order dismissing the Mpower Holding Common Stock Class Action Suit. The decision of the Court has been appealed to the United States Court of Appeals for the Second Circuit, and the final outcome of this lawsuit is uncertain.

     On August 1, 2001, Mpower Holding and MCC were named in a judicial complaint seeking declaratory relief for certain obligations to Fir Tree Partners, an Mpower Holding 2010 Noteholder. On November 8, 2001, the New York State Supreme Court granted Mpower Holding's and MCC's motion to dismiss the complaint. Fir Tree Partners did not appeal the dismissal.

     From time to time, Mpower engages in other litigation and governmental proceedings in the ordinary course of its business. Mpower does not believe any other pending litigation or governmental proceeding will have a material adverse effect on its results of operations or financial condition.

K.   Directors and Executive Officers of Mpower Holding

     The following table provides information concerning the directors and executive officers of Mpower Holding, as of the date of this Disclosure Statement.

Name                       Age                             Position
----                       ---                             --------
Rolla P. Huff............  45    Chief Executive Officer and Chairman of the
                                 Board of Directors
S. Gregory Clevenger.....  38    Executive Vice President, Chief Financial
                                 Officer and Director
Michael J. Tschiderer....  42    Vice President of Finance and Controller
Joseph M. Wetzel.........  46    President, Chief Operating Officer and Director
Russell I. Zuckerman.....  54    Senior Vice President, General Counsel and
                                 Secretary

     Rolla P. Huff currently serves as Mpower Holding's chief executive officer and chairman of its Board of Directors. Mr. Huff was elected as Mpower Holding's chief executive officer and president and as a member of Mpower Holding's Board of Directors and served in that role from November 1999 through July 2001. From March 1999 to September 1999, Mr. Huff served as president and chief operating officer of Frontier Corporation and served as executive vice president and chief financial officer of that corporation from May 1998 to March 1999. From July 1997 to May 1998, Mr. Huff was president of AT&T Wireless for the Central U.S. region and served as senior vice president and chief financial officer of that company from March 1995 to July 1997. From July 1994 to March 1995, Mr. Huff was financial vice president of mergers and acquisitions for AT&T.

     S. Gregory Clevenger joined Mpower Holding as senior vice president -- corporate development in January 2000 and served as Mpower Holding's executive vice president -- chief strategic and planning officer from September 2000 until May 2002. Mr. Clevenger currently serves as Mpower Holding's executive vice president - chief financial officer. He was elected to Mpower Holding's Board of Directors on March 22, 2002. From March 1997 to December 1999, Mr. Clevenger was vice president of investment banking at Goldman, Sachs & Co. in the communications, media and entertainment group in Singapore and New York. From September 1992 to March 1997, Mr. Clevenger was an associate and vice president in the investment banking division of Morgan Stanley & Co. Incorporated in New York, Hong Kong and Singapore in a variety of groups including the global telecommunications group and the global project finance and leasing group.

     Michael J. Tschiderer joined Mpower Holding in May, 2000 and has served as its vice president and controller since March, 2001. He served as vice president, finance and administration from May 2000 to March 2001. Before joining Mpower Holding, Mr. Tschiderer had been a partner in the accounting firm of Bonadio & Co. in Rochester, New York from September 1995 to April 2000. Mr. Tschiderer was responsible for the management consulting division at Bonadio & Co. From 1989 to 1995, Mr. Tschiderer owned various small businesses in the Rochester, NY area. He is certified public accountant in New York.

     Joseph M. Wetzel currently serves as Mpower Holding's president and chief operating officer. Mr. Wetzel joined Mpower Holding as president of operations in August 2000, and served that role from August 2000 through July 2001. He was elected to Mpower Holding's Board of Directors on March 1, 2002. From 1997 to 2000, Mr. Wetzel was vice president of technology with MediaOne Group and from 1993 to 1997 was vice president of technology with MediaOne's multimedia group. From 1986 to 1993, Mr. Wetzel served in numerous positions with US West Advanced Technologies including senior director, technical management and program management.

     Russell I. Zuckerman joined Mpower Holding in January 2000 as Director of National Legal Affairs and has served as Mpower Holding's Secretary since April 2000. Since December 2000, he has served as senior vice president, general counsel and secretary. Before joining Mpower Holding, Mr. Zuckerman had been in private practice since 1973 with Underberg & Kessler, LLP, a Rochester, New York firm. Mr. Zuckerman served as managing partner and chairman of the litigation department at Underberg & Kessler, and specialized in all aspects of litigation, including commercial, banking and employment.

     A number of Mpower Holding's directors (Maurice J. Gallagher, Jr., Timothy
P. Flynn, David Kronfeld, Mark Masiello, Richard Miller, Thomas Neustaetter and Mark Pelson) have resigned during the period from June 13, 2001 until March 22, 2002. Messrs. Clevenger and Wetzel were recently elected as directors to fill two of the vacancies created by these resignations. The holders of Mpower Holding Series C Preferred Stock have the right to designate up to two members of Mpower Holding's Board of Directors, but are not represented on Mpower Holding's board at this time.

     After the Effective Date, Reorganized Mpower Holding's Board of Directors will consist of seven members, one director to be the chief executive officer of Reorganized Mpower

Holding, one director who will have been designated by Mpower Holding, four directors who will have been designated by the Consenting Ad Hoc Committee Members, and one director who will have been designated by a majority of the Consenting Preferred Stockholders; provided, however, that the Consenting Preferred Stockholders will only have had the right to designate such director to the extent that Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) accept the Plan. The list of, and biographies for, designated directors for Reorganized Mpower Holding is set forth in Exhibit B to the Plan.

     The officers of Reorganized Mpower Holding after the Effective Date will be the same as prior to the Effective Date, subject to any new executive appointments by Reorganized Mpower Holding's Board of Directors.

     In accordance with section 1129(a)(5) of the Bankruptcy Code, the Debtors will file prior to confirmaton of the Plan a supplemental pleading or supplemental pleadings that will satisfy the disclosure requirements of section 1129(a)(5)(B) of the Bankruptcy Code concerning the identity of, and nature of compensation for, any insider that will be employed or retained by the Reorganized Debtors.

L.   Historical and Pro Forma Consolidated Financial Information

     Historical financial information for Mpower Holding on a consolidated basis is available in Mpower Holding Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC, and annexed hereto as Exhibit B ("Mpower Holding's 2001 Annual Report on Form 10-K").

                     IV. EVENTS LEADING TO THE COMMENCEMENT
                             OF THE CHAPTER 11 CASES

A.   Background of the Restructuring

     Since its inception, Mpower has grown rapidly by executing its primary strategy of providing small and medium-sized business customers with an integrated, cost-effective communications solution delivered by a single provider. By the end of 2000, Mpower provided bundled high speed voice and data services through 761 incumbent carrier central office collocation sites, serving 40 metropolitan areas in 15 states.

     1.   Operational Restructuring

     During 2001, due to certain factors, including, but not limited to Mpower's significant long-term debt load, a downturn in economic conditions generally and the challenging economic environment for competitive telecommunications companies in particular, Mpower determined that its cash flow from operations would be insufficient to both service its long-term indebtedness and operate its business in the long term.

     As a result, on May 18, 2001, Mpower announced a plan to exit 12 of its markets and eliminate significant amounts of corporate overhead by reducing its workforce by 13%. In addition, to execute this new business plan Mpower also named Joe Wetzel as President and Chief Operating Officer and Gregg Clevenger as Executive Vice President and Chief Strategy and Planning Officer. Mr. Wetzel was given responsibility for network services, service delivery, information technology, product management and customer service. Mr. Clevenger was given the responsibility of executing the new business strategy and planning the exit from targeted markets.

     2.  Efforts to Enhance Liquidity

     The purpose of the operational restructuring was to eliminate Mpower's need for external financing. However, it became clear throughout the remainder of 2001 that, although the revised business plan was significantly reducing Mpower's cash burn rate, some additional financing would be necessary to meet Mpower's debt service requirements and to fund Mpower's operations beyond the end of the first quarter of 2003. As a result, in August 2001, Mpower retained Rothschild Inc. as its financial advisor to assist the company in exploring alternatives for strengthening its balance sheet. It became clear that until Mpower dramatically improved its balance sheet by eliminating a significant portion of its long-term debt load and preferred stock, it would not be successful in raising new debt or equity financing.

B.   Development of the Restructuring

     In view of the deteriorating capital markets and Mpower's associated difficulty in obtaining funding, Mpower began to explore restructuring options with the assistance of its outside advisors Rothschild Inc. and Shearman & Sterling. During the last quarter of 2001, Mpower began discussions with members of the Ad Hoc Committee representing certain holders of the Mpower Holding 2010 Notes as well as certain of the Mpower Holding Preferred Stockholders with respect to a potential restructuring of a significant portion of Mpower Holding's long-term debt and all of the Mpower Holding Issued Preferred Stock.

     1.   Agreement with the Mpower Holding 2010 Noteholders

     On February 22, 2002, Mpower Holding reached agreement with members of the Ad Hoc Committee representing nearly 66% of the outstanding principal amount of the Mpower Holding 2010 Notes on the terms of the Restructuring which would eliminate a significant portion of its long-term debt and all of the Mpower Holding Issued Preferred Stock as set forth in the Term Sheet to the 2010 Noteholder Voting Agreement. In addition, on February 28, 2002, Mpower Holding commenced the Consent Solicitation to provide all of the remaining Mpower Holding 2010 Noteholders with an opportunity to become party to the 2010 Noteholder Voting Agreement. On March 20, 2002, the Consent Solicitation expired. The Consent Solicitation resulted in Mpower Holding 2010 Noteholders holding more than 99% of the aggregate principal amount of the Mpower Holding 2010 Notes becoming party to the 2010 Noteholder Voting Agreement. On March 27, 2002, each Mpower Holding 2010 Noteholder who became a party to the 2010 Noteholder Voting Agreement and complied with the other terms and conditions of the Consent Solicitation received their pro-rata share of the $19.025 million Consent Fee. A Pro Rata Consent Fee is returnable to Mpower Holding to the extent that a Consenting 2010 Noteholder breaches the 2010 Noteholder Voting Agreement. To the extent that the 2010 Noteholder Voting Agreement is terminated, except in the case of termination due to a material breach of a material provision by Mpower Holding, the Consent Fee shall be used to offset any future interest payment due to the Consenting 2010 Noteholders. To the extent that (a) there has been a termination of the 2010 Noteholder Voting Agreement due to a breach by a majority of the Consenting 2010 Noteholders or (b) on a date after March 21, 2002, the aggregate holdings of the Consenting 2010 Noteholders are and continue to be for ten consecutive days, less than 60% of the outstanding principal amount of the Mpower Holding 2010 Notes, the Consent Fee must be promptly returned by the Consenting 2010 Noteholders to Mpower Holding.

     2.   Agreement with the Mpower Holding Preferred Shareholders

     On March 18, 2002, Mpower Holding also reached agreement with more than two-thirds of the Mpower Holding Preferred Stockholders on the terms of the Restructuring as part of the Preferred Stockholder Voting Agreement.

     3.   Material Prepetition Debt Obligations

     As of the Petition Date, Mpower's principal liabilities were comprised of, among other things: (a) the 2004 Notes issued by MCC, with Mpower Holding as co-obligor, with an aggregate principal amount of approximately $50.9 million and (b) the Mpower Holding 2010 Notes initially issued by MCC and Mpower Holding, with Mpower Holding now as the sole obligor, with an aggregate principal amount of approximately $380.5 million.

     4.   Voluntary NASDAQ Delisting

     On April 4, 2002, Mpower Holding voluntarily moved its publicly traded common and preferred stock from the NASDAQ National Market to the NASD Over the Counter Bulletin Board, a regulated quotation service that displays real-time quote last-sale prices and volume information in over-the-counter equity securities. Mpower Holding Common Stock and Mpower Holding Series D Preferred Stock traded under the symbols MPWR and MPWRP, respectively, until the Petition Date, at which time the symbols changed to MPWRQ and MPWRPQ, respectively.

     5.   Ongoing Operational Restructuring

     Mpower has incurred losses applicable to Mpower Holding Common Stockholders of $489.5 million, $268.4 million and $151.0 million in 2001, 2000 and 1999, respectively. Mpower continues to generate negative cash flows from operating and investing activities and currently estimates that it has the resources to fund its current operations through the end of the first quarter of 2003, but that additional resources could be required thereafter.

     Mpower's operations require substantial capital investment for the purchase of equipment and the development and maintenance of its network. Management expects to continue to require substantial amounts of capital to acquire customers, fund operating losses, augment the network in existing markets and develop new products and services.

     As a result, Mpower has completed, and continues to pursue, several initiatives intended to increase liquidity and better position Mpower to compete under current conditions and anticipate changes in the telecommunications sector. These include:

     o implementing the recapitalization of Mpower's balance sheet as soon as possible;

     o retaining financial advisors to assist in obtaining additional equity or debt financing;

     o    aggressively seeking possible funding sources;

     o continuing to update its prospective business plans and forecasts to assist in monitoring current and future liquidity;

     o    closing unprofitable or under-performing markets;

     o reducing general and administrative expenses through various cost cutting measures;

     o    introducing new products and services with higher profit margins;

     o analyzing the pricing of Mpower's current products and services to ensure they are competitive and meet Mpower's objectives; and

     o re-deploying its assets held for future use to reduce the requirement for capital expenditures.

C.   Elements of the Restructuring

     1.   The Chapter 11 Cases

     The terms of the Restructuring are reflected in the terms of the Plan described in this Disclosure Statement. In order to implement the terms of the Restructuring, Mpower Holding, its operating company and wholly owned subsidiary, MCC, and Mpower Leasecorp, a wholly owned subsidiary of MCC, each filed petitions for reorganization relief under chapter 11 of the Bankruptcy Code on April 8, 2002.

     2.   Mpower Lease Corporation's Asset Sale

     Prior to the Effective Date, MCC and Mpower Leasecorp entered into an agreement for the sale and transfer of substantially all of Mpower Leasecorp's assets to MCC in exchange for a release of debt by MCC in an amount determined by an independent appraiser to be the fair market value of such assets (the "Purchase Price"). In connection therewith, the amount of the intercompany payable from Mpower Leasecorp to MCC was reduced by the Purchase Price. In addition, pursuant to a settlement between Mpower Leasecorp and MCC, MCC forgave the balance of the intercompany receivable from Mpower Leasecorp in exchange for Mpower Leasecorp waiving its rights to assert any claim for rejection damages in connection with the leases by and between MCC and Mpower Leasecorp.

D.   Support for the Restructuring

     Mpower Holding 2010 Noteholders holding $377,960,000 in aggregate principal amount of the Mpower Holding 2010 Notes have agreed to support the Plan and have executed the 2010 Noteholder Voting Agreement requiring them to vote, among other things, in favor of the Plan.

     Mpower Holding Preferred Stockholders holding 3,212,127 out of the 4,263,388 shares outstanding as of December 31, 2001 of Mpower Holding Issued Preferred Stock have agreed to support the Plan and have executed the Preferred Stockholder Voting Agreement requiring them to vote in favor of the Plan.

E.   Recommendation for the Restructuring

     The Board of Directors of Mpower Holding considered a number of alternatives with respect to restructuring Mpower's capital structure, held numerous lengthy meetings, and discussed the Restructuring with its advisors. In addition, Mpower Holding's Board of Directors, through senior management, was involved in negotiations with the Ad Hoc Committee regarding the terms of the Plan. After considering the alternatives, and in light of these extensive negotiations, Mpower Holding's Board of Directors approved the Plan.

F.   Estimated Fees and Expenses

     Mpower estimates that fees and expenses incurred in connection with the Restructuring will be approximately $10.6 million, consisting of:

     o    $10.0 million of legal and financial advisors fees; and

     o    $0.6 million of other fees and expenses.

     Mpower anticipates that a substantial portion of the fees and expenses referenced above will be paid by the Effective Date.

                        V. OVERVIEW OF CHAPTER 11 CASES

A.   First Day Orders

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and equity holders. The principal goals of chapter 11 are to permit the rehabilitation of the debtor and provide for equality of treatment of similarly situated creditors. To further these goals, the filing of a voluntary petition for relief under chapter 11 gives rise to an automatic stay of all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case or that otherwise interfere with the debtor's property or business.

     Soon after commencing the Chapter 11 Cases, the Debtors obtained relief in the form of various "first day orders" from the Bankruptcy Court as to various matters, certain of which are described below. These matters include orders:

     1. approving the joint administration of each of the Debtors' bankruptcy cases;

     2. approving the agreement with and appointing Bankruptcy Services LLC as claims and noticing and balloting agent of the Bankruptcy Court;

     3. establishing procedures for interim compensation and reimbursement of expenses of Professionals;

     4. authorizing the Debtors to employ professionals utilized in the ordinary course of business;

     5. prohibiting utilities from altering, refusing or discontinuing services on account of prepetition claims and establishing procedures for determining requests for additional adequate assurance;

     6. authorizing the Debtors to pay prepetition sales, use, property, employee withholding and other taxes and licensing fees and authorizing banks to honor prepetition checks for payment of prepetition taxes;

     7. approving the maintenance of bank accounts, maintenance of existing cash management system and continued use of existing business forms, stationery and checks and granting a waiver of investment and deposit requirements imposed by 11 U.S.C. s.345(b);

     8. authorizing the Debtors to pay certain accrued prepetition wages, salaries, bonuses, other compensation, workers' compensation obligations and other employee and independent contractor obligations and directing the Debtors' banks to honor checks presented for payment of prepetition employee and independent contractor obligations;

     9. authorizing the Debtors to pay the prepetition claims of certain critical vendors;

     10.  rejecting certain unexpired leases of non-residential real property;

     11.  rejecting certain executory contacts;

     12. approving the retention of Shearman & Sterling and Young Conaway Stargatt & Taylor as the Debtors' co-counsel for the Chapter 11 Cases;

     13. approving the retention of Rothschild Inc. as the Debtors' financial advisors and investment bankers; and

     14. approving the retention of Citigate Sard Verbinnen Inc. as the Debtors' communications consultants.

B.   Claims Process and Bar Date

     1.   Schedules and Statements of Financial Affairs

     On April 8, 2002, the Debtors filed Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, as amended, modified or supplemented, the "Schedules and Statements") with the Bankruptcy Court. On April 29, 2002, the Debtors filed certain amended Schedules and Statements. Among other things, the Schedules and Statements set forth the

Claims of known creditors against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. Separate Statements were filed for each of the Debtors.

     2.   Claims Bar Date and Proofs of Claim

     On April 10, 2002, the Debtors filed a motion with the Bankruptcy Court to establish the general deadline for filing proofs of claim against the Debtors by those creditors required to do so (the "Bar Date"). On April 30, 2002, the Bankruptcy Court established the Bar Date as June 3, 2002. The Bankruptcy Court's order establishing the Bar Date (the "Bar Date Order") requires that the Debtors' Claims Agent provide notice of the Bar Date by mailing: (i) a notice of Bar Date; (ii) a proof of claim form; and (iii) a notice of either unliquidated, contingent and/or disputed claim or liquidated, non-contingent and undisputed claim upon the requisite persons or entities.

                                  VI. THE PLAN

     A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. A debtor generally has the exclusive right to propose a plan of reorganization for 120 days following the filing of the petition commencing the bankruptcy case. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding on the debtor and its creditors and equity interest holders. The confirmation of a plan generally results in a discharge of the debtor from any debt that arose prior to the date of the confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

     The following summary is a brief overview of the Plan and is qualified in its entirety by reference to the full text of the Plan and the more detailed information and financial statements contained elsewhere in this Disclosure Statement. This summary should not be relied upon for voting purposes. You are urged to read the Plan (including all Exhibits and Schedules) in full in evaluating whether to accept or reject the Debtors' proposed Plan. If any inconsistency exists between this summary and the Plan, the terms of the Plan control.

A.   Administrative and Priority Tax Claims

     1.   Administrative Claims

     Unless otherwise provided for in the Plan, each Holder of an Administrative Claim (including, without limitation all compensation and reimbursement of expenses of Professionals pursuant to sections 327, 328, 329, 330, 331, 503(b)(1), 503(b)(4) or 1103 of the Bankruptcy Code) shall be paid 100% of the unpaid Allowed amount of such Administrative Claim in Cash on or as soon as reasonably practicable after the later of: (a) the Effective Date; and (b) the date such Administrative Claim becomes Allowed; provided, however, than an Administrative Claim representing obligations incurred in the ordinary course of business consistent with past practices shall be paid in full or performed by the Debtors or Reorganized Debtors, as the case may be, in accordance with its terms and conditions, in the ordinary course of business consistent with past practices; provided, further, however, that an Allowed Administrative Claim may be paid on such other terms and conditions as are agreed to between the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Allowed Administrative Claim.

          a.   Professional Fees

     All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date must be filed with the Bankruptcy Court not later than thirty (30) days after the Effective Date. This includes all fees due and payable to, among others, Rothschild, Inc., Shearman & Sterling, Young Conaway Stargatt & Taylor, Arthur Andersen LLP, and Citigate Sard Verbinnen Inc. and any other Professionals retained pursuant to an order of the Bankruptcy Court.

     2.   Priority Tax Claims

     Priority Tax Claims are Unsecured Claims asserted by federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These Unsecured Claims are given a statutory priority in right of payment.

     Each Allowed Priority Tax Claim shall be paid by the Debtors in full in Cash, upon the later of (a) the Effective Date, (b) the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (c) the date such Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (d) as may otherwise be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtors; provided, however, that (i) each Debtor may, at its option, in lieu of payment in full of Allowed Priority Tax Claims on the Effective Date, make Cash payments on account of Allowed Priority Tax Claims, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the applicable Debtor and the applicable governmental unit or as determined by the Bankruptcy Court; and (ii) in the event an Allowed Priority Tax Claim may also be classified as an Allowed Mpower Holding Secured Claim or an Allowed MCC Other Secured Claim, as the case may be, such Debtor may, at its option, elect to treat such Allowed Priority Tax Claim as an Allowed Mpower Holding Secured Claim or an Allowed MCC Other Secured Claim.

B.   Classification of Claims and Equity Interests

     Section 1123(a)(1) of the Bankruptcy Code requires a plan of reorganization to designate classes of claims and classes of interests. The Plan segregates the various Claims against, and Equity Interests in, the Debtors into classes with respect to each Debtor.

     The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. The Company believes that all claims and Equity Interests have been appropriately classified in the Plan.

     To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors would seek
(i) to modify the Plan to provide for whatever reasonable classification might be required for confirmation and (ii) to use the acceptances received from any holder of Claims pursuant to this Solicitation for the purpose of obtaining the approval of the Class or Classes of which such Holder ultimately is deemed to be a member. Any such reclassification of Holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan adversely affects the treatment of a Holder of Claims and requires resolicitation, the Company will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan's treatment of such Holder regardless of the Class as to which such Holder is ultimately deemed to be a member.

     The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the Holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. The Debtors believe that they have complied with the requirement of equal treatment.

     Only Classes that are impaired (as defined under section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan, unless the Class is deemed to have rejected the Plan. As a general matter, a Class of Claims or Equity Interests is considered to be "unimpaired" under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the Holders of such Claims or Equity Interests. Under the Bankruptcy Code, holders of unimpaired claims are conclusively presumed to have accepted the Plan. Holders of Claims or Equity Interests which do not receive or retain anything under the Plan are deemed to have rejected the Plan. Any Class of Claims or Equity Interests that has no members as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Equity Interest, or a Claim or Equity Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes. Under the Plan, the Holders of Claims in Mpower Holding Class 8 have been deemed to have rejected the Plan because they will not receive any Distribution under the Plan. In view of the deemed rejection by Mpower Holding Class 8, however, as set forth below, the Debtors will seek confirmation of the plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a chapter 11 plan of reorganization in certain circumstances even if the Plan has not been accepted by all impaired Classes of Claims and Equity Interests. See Article IV of the Plan. Although the Debtors believe that the Plan can be confirmed under section 1129 (b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. "Allowed" means, with reference to any Claim or Equity Interest, any Claim or Equity Interest, or that portion of a Claim or Equity Interest, against any Debtor, (a) proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order or (ii) if an objection has been interposed, to the extent such Claim or Equity Interest has been allowed (whether in whole or in part) by a Final Order, (b) which, if no proof of claim was so filed, has been listed by a Debtor in its Schedules as liquidated in an amount and not disputed or contingent as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, (ii) any objection has been settled, waived, withdrawn or denied by a Final Order, or (iii) if an objection has been interposed, to the extent such Claim or Equity Interest has been allowed by a Final Order, (c) which Claim arises from the recovery of property under section 550 or 553 of the Bankruptcy Code and is allowed in accordance with section 502(h) of the Bankruptcy Code, (d) which Claim or Equity Interest is allowed under the Plan or (e) which Claim or Equity Interest is allowed by a Final Order; provided, however, that with reference to any Claim or Equity Interest, the term "Allowed" for purposes of distribution under the Plan shall not include, unless otherwise specified in the Plan, interest on such Claim on and after the Petition Date.

     The Plan separately classifies General Unsecured Claims against each Debtor because these Classes are comprised largely of trade creditors. Many of these creditors are key suppliers of products and services used by the Debtors. Any impairment of these Claims could be detrimental to the ability of the Debtors to obtain essential trade credit and could substantially impair the ability of the Debtors to do business with trade creditors whose goods and services are essential for the Debtors. Accordingly, General Unsecured Claims are unimpaired under the Plan.

     The Debtors presently intend to request that the Bankruptcy Court set the Bar Date as 23 days after the projected date for the mailing of the Bar Date Notice.

     1. The classification of Claims against, and Equity Interests in, Mpower Holding pursuant to the Plan is as follows:

          a.   Mpower Holding Class 1 - Mpower Holding Secured Claims

          b.   Mpower Holding Class 2 - Mpower Holding Other Priority Claims

          c.   Mpower Holding Class 3 - Mpower Holding General Unsecured Claims

          d.   Mpower Holding Class 4 - Mpower Holding 2004 Note Claims

          e.   Mpower Holding Class 5 - Mpower Holding 2010 Note Claims

          f. Mpower Holding Class 6 - Mpower Holding Issued Preferred Stock Interests

          g.   Mpower Holding Class 7 - Mpower Holding Common Stock Interests

          h. Mpower Holding Class 8 - Mpower Holding Common Stock Class Action Suit Claims

     2. The classification of Claims against, and Equity Interests in, MCC pursuant to the Plan is as follows:

          a.   MCC Class 1 - MCC Other Secured Claims

          b.   MCC Class 2 - MCC 2004 Note Claims

          c.   MCC Class 3 - MCC Other Priority Claims

          d.   MCC Class 4 - MCC General Unsecured Claims

          e.   MCC Class 5 - MCC Common Stock Interests

C.   Treatment of Claims and Equity Interests in Mpower Holding

     The treatment of Claims against, and Equity Interests in, Mpower Holding pursuant to the Plan is as follows:

     1.   Mpower Holding Class 1 - Mpower Holding Secured Claim

          a. Treatment: The legal, equitable and contractual rights of the Holders of Allowed Mpower Holding Secured Claims against Mpower Holding are unaltered by the Plan. Unless the Holder of such Allowed Claim and Mpower Holding agree to a different treatment, each Holder of an Allowed Mpower Holding Secured Claim will receive one of the following alternative treatments, at the election of Mpower Holding:

               i. the legal, equitable and contractual rights to which such Claim entitles the Holder thereof will be unaltered by the Plan;

               ii. Mpower Holding will surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Mpower Holding or Reorganized Mpower Holding; or

               iii. such Claim otherwise will be treated in any other manner such that Mpower Holding Class 1 will not be impaired pursuant to section 1124 of the Bankruptcy Code.

               Any default with respect to any Secured Claim against Mpower Holding that existed immediately prior to the filing of the Chapter 11 Cases will be deemed cured upon the Effective Date.

          b. Voting: Mpower Holding Class 1 is not impaired. The Holders of Allowed Mpower Holding Secured Claims against Mpower Holding are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     2.   Mpower Holding Class 2 - Mpower Holding Other Priority Claims

          a. Treatment: The legal, equitable and contractual rights of the Holders of Allowed Mpower Holding Other Priority Claims against Mpower Holding are unaltered by the Plan. Unless the Holder of such Claim and Mpower Holding agree to a different treatment, each Holder of an Allowed Mpower Holding Other Priority Claim against Mpower Holding will receive one of the following alternative treatments, at the election of Mpower Holding:

               i. to the extent then due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized Mpower Holding;

               ii. to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Mpower Holding on the date on which such Claim becomes due and owing in the ordinary course of business and in accordance with the terms and conditions of any agreements thereto; or

               iii. such Claim otherwise will be treated in any manner such that
                    Mpower Holding Class 2 Claim will not be impaired pursuant to section 1124 of the Bankruptcy Code.

               Any default with respect to any Mpower Holding Other Priority Claim against Mpower Holding that existed immediately prior to the filing of the Chapter 11 Cases will be deemed cured upon the Effective Date.

          b. Voting: Mpower Holding Class 2 is not impaired. The Holders of Mpower Holding Other Priority Claims against Mpower Holding are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     3.   Mpower Holding Class 3 - Mpower Holding General Unsecured Claims

          a. Treatment: The legal, equitable and contractual rights of the Holders of Allowed Mpower Holding General Unsecured Claims against Mpower Holding are unaltered by the Plan. Unless the Holder of such Allowed Claim and Mpower Holding agree to a different treatment, each Holder of an Allowed Mpower Holding General Unsecured Claim against Mpower Holding will receive one of the following alternative treatments, at the election of Mpower Holding:

               i. to the extent then due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized Mpower Holding in accordance with the terms thereof;

               ii. to the extent not due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized Mpower Holding when and as such Claim becomes due and owing in the ordinary course of business and in accordance with the terms and conditions of agreements thereto; or

               iii. such Claim otherwise will be treated in any other manner such that Mpower Holding Class 3 will not be impaired pursuant to section 1124 of the Bankruptcy Code.

               Any default with respect to any Allowed Mpower Holding General Unsecured Claim against Mpower Holding that existed immediately prior to the filing of the Chapter 11 Cases will be deemed cured upon the Effective Date.

          b. Voting: Mpower Holding Class 3 is not impaired. The Holders of Allowed Mpower Holding General Unsecured Claims against Mpower Holding are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     4.   Mpower Holding Class 4 - Mpower Holding 2004 Note Claims

          a. Treatment: The legal, equitable and contractual rights of the Holders of Allowed Mpower Holding 2004 Note Claims against Mpower Holding are unaltered by the Plan. Unless the Holder of such Allowed Claim and Mpower Holding agree to a different treatment, each Holder of an Allowed Mpower Holding 2004 Note Claim against Mpower Holding will receive one of the following alternative treatments, at the election of Mpower Holding:

               i. to the extent then due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized Mpower Holding in accordance with the terms thereof;

               ii. to the extent not due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized Mpower Holding when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms and conditions of any agreements thereto; or

               iii. such Claim otherwise will be treated in any other manner such that Mpower Holding Class 4 will not be impaired pursuant to section 1124 of the Bankruptcy Code.

               Any default with respect to any Mpower Holding 2004 Note Claim against Mpower Holding that existed immediately prior to the filing of the Chapter 11 Cases will be deemed cured upon the Effective Date.

          b. Voting: Mpower Holding Class 4 is not impaired. The Holders of Allowed Mpower Holding 2004 Note Claims are not entitled to vote to accept or reject the Plan.

     5.   Mpower Holding Class 5 - Mpower Holding 2010 Note Claims

          a. Treatment: Each Mpower Holding 2010 Note Claim constitutes an Allowed Mpower Holding 2010 Note Claim. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Mpower Holding 2010 Note Claim will receive, in full satisfaction of such Allowed Mpower Holding 2010 Note Claim, its Ratable Portion of 55,250,000 shares of Reorganized Mpower Holding Common Stock, (representing, in the aggregate, 85% of the shares of Reorganized Mpower Holding Common Stock on the Effective Date, subject to any Downward Acquisition Adjustment and dilution by the exercise of any options to purchase Reorganized Mpower Holding Common Stock pursuant to the New Key Employee Option Plan). If Holders of Mpower Holding Class 6 Equity Interests reject the Plan, each Holder of an Mpower Holding Class 5 Claim will receive the Mpower Holding Class 6 and 7 Distributions under the Plan.

          b. Voting: Mpower Holding Class 5 is impaired. The Holders of Allowed Mpower Holding 2010 Note Claims are entitled to vote to accept or reject the Plan.

     6.   Mpower Holding Class 6 - Mpower Holding Preferred Stock Interests

          a. Treatment: On or as soon as reasonably practicable after the Effective Date, the Mpower Holding Preferred Stock Interests will be canceled and each Holder thereof will receive its Preferred Stock Ratable Portion of 8,775,000 shares of Reorganized Mpower Holding Common Stock (representing, in the aggregate, 13.5% of the shares of Reorganized Mpower Holding Common Stock on the Effective Date subject to any Upward Acquisition Adjustment and dilution by any options to purchase Mpower Holding Common Stock pursuant to the New Key Employee Option Plan). If Holders of Allowed Mpower Holding Class 6 Equity Interests reject the Plan, the Holders of Allowed Mpower Holding Class 6 Equity Interests will not receive any Distribution under the Plan and the Mpower Holding Class 6 and 7 Distributions will be distributed to Holders of Mpower Holding Class 5 Claims.

          b. Voting: Mpower Holding Class 6 is impaired. The Holders of Mpower Holding Preferred Stock Interests are entitled to vote to accept or reject the Plan.

     7.   Mpower Holding Class 7 - Mpower Holding Common Stock Interests

          a. Treatment: On or as soon as reasonably practicable after the Effective Date, the Mpower Holding Common Stock Interests will be canceled and each Holder thereof will receive its Ratable Portion of 975,000 shares of Reorganized Mpower Holding Common Stock (representing, in the aggregate, 1.5% of the shares of Reorganized Mpower Holding Common Stock on the Effective Date, subject to any Upward Acquisition Adjustment and dilution by any options to purchase Reorganized Mpower Holding Common Stock pursuant to the New Key Employee Option Plan). If Holders of Allowed Mpower Holding Class 6 Equity Interests reject the Plan, the Holders of Allowed Mpower Holding Class 7 Equity Interests will not receive any Distribution under the Plan, whether or not Holders of Class 7 Equity Interests accept the Plan, and the Mpower Holding Class 6 and 7 Distributions will be distributed to the Holders of Mpower Holding Class 5 Claims.

          b. Voting: Mpower Holding Class 7 is impaired. The Holders of Mpower Holding Common Stock Interests are entitled to vote to accept or reject the Plan.

     8.   Mpower Holding Class 8 - Mpower Holding Shareholder Class Action
          Claims

          a. Treatment: On the Effective Date, Holders of Mpower Holding Shareholder Class Action Claims will not receive any Distribution under the Plan. Mpower Holding believes that the aggregate amount of Allowed Mpower Holding Shareholder Class Action Claims will be $0. Mpower Holding believes that the amount of Mpower Holding Common Stock Class Action Claims that will ultimately be Allowed will be $0 because, among other reasons, the Mpower Holding Common Stock Class Action Suit was deemed meritless and dismissed on multiple factual and legal grounds by the District Court on February 11, 2002. Although the decision has been appealed, Mpower Holding believes that the multiple grounds relied upon by the District Court in dismissing the case provide substantial grounds to believe that the District Court's decision will be upheld. Any Mpower Holding Common Stock Class Action Claims filed with the Bankruptcy Court will be objected to by Mpower Holding. See Section II.G. of this Disclosure Statement.

          b. Voting: Mpower Holding Class 8 is impaired. The Holders of Allowed Mpower Holding Shareholder Class Action Claims against Mpower Holding are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

D.   Treatment of Claims and Equity Interests in MCC

     The treatment of Claims against, and Equity Interests in, MCC pursuant to the Plan is as follows:

     1.   MCC Class 1 - MCC Other Secured Claims

          a. Treatment: The legal, equitable and contractual rights of the Holders of Allowed MCC Other Secured Claims against MCC are unaltered by the Plan. Unless the Holder of such an Allowed Claim and MCC agree to a different treatment, each Holder of an Allowed MCC Other Secured Claim will receive one of the following alternative treatments, at the election of MCC:

               i. the legal, equitable and contractual rights to which such Claim entitles the Holder thereof will be unaltered by the Plan;

               ii. MCC will surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Debtors or Reorganized MCC; or

               iii. such Claim will be otherwise treated in any other manner such that MCC Class 1 will not be impaired pursuant to
                    section 1124 of the Bankruptcy Code.

               Any default with respect to any Allowed MCC Other Secured Claim against MCC that existed immediately prior to the filing of the Chapter 11 Cases will be deemed cured upon the Effective Date.

          b. Voting: MCC Class 1 is not impaired. The Holders of Allowed MCC Other Secured Claims against MCC are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     2.   MCC Class 2 - MCC 2004 Note Claims

          a. Treatment: The legal, equitable and contractual rights of the Holders of Allowed MCC 2004 Note Claims against MCC are unaltered by the Plan. Unless the Holder of such Allowed Claim and MCC agree to a different treatment, each Holder of an Allowed MCC 2004 Note Claim against MCC will receive one of the following alternative treatments, at the election of MCC:

               i. to the extent then due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized MCC in accordance with the terms thereof;

               ii. to the extent not due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized MCC when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms and conditions of any agreements thereto; or

               iii. such Claim otherwise will be treated in any other manner such that MCC Class 2 shall not be impaired pursuant to
                    section 1124 of the Bankruptcy Code.

               Any default with respect to any Allowed MCC 2004 Note Claim against MCC that existed immediately prior to the filing of the Chapter 11 Cases will be deemed cured upon the Effective Date.

          b. Voting: MCC Class 2 is not impaired. The Holders of Allowed MCC 2004 Note Claims are not entitled to vote to accept or reject the Plan.

     3.   MCC Class 3 - MCC Other Priority Claims

          a. Treatment: The legal, equitable and contractual rights of the Holders of Allowed MCC Other Priority Claims against MCC are unaltered by the Plan. Unless the Holder of an Allowed MCC Other Priority Claim and MCC agree to a different treatment, each Holder of an Allowed MCC Other Priority Claim against MCC will receive one of the following alternative treatments, at the election of MCC:

               i. to the extent then due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized MCC;

               ii. to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized MCC when and as such Claim becomes due and payable in the ordinary course of business in accordance with the terms and conditions of any agreements thereto; or

               iii. such Claim otherwise will be treated in any manner such that
                    MCC Class 3 will not be impaired pursuant to section 1124 of the Bankruptcy Code.

               Any default with respect to any Allowed Other Priority Claim against MCC that existed immediately prior to the filing of the Chapter 11 Cases will be deemed cured upon the Effective Date.

          b. Voting: MCC Class 3 is not impaired. The Holders of Allowed Other Priority Claims against MCC are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     4.   MCC Class 4 - MCC General Unsecured Claims

          a. Treatment: The legal, equitable and contractual rights of the Holders of Allowed MCC General Unsecured Claims against MCC are unaltered by the Plan. Unless the Holder of such Allowed Claim and MCC agree to a different treatment, each Holder of an Allowed MCC General Unsecured Claim against MCC shall receive one of the following alternative treatments, at the election of MCC:

               i. to the extent then due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized MCC in accordance with the terms thereof;

               ii. to the extent not due and owing on the Effective Date, such Claim will be paid in full, in Cash by Reorganized MCC when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; or

               iii. such Claim otherwise will be treated in any other manner such that MCC Class 4 shall not be impaired pursuant to
                    section 1124 of the Bankruptcy Code.

               Any default with respect to any Allowed MCC General Unsecured Claim against MCC that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

          b. Voting: MCC Class 4 is not impaired. The Holders of Allowed MCC General Unsecured Claims against MCC are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     5.   MCC Class 5 - MCC Common Stock Interests

          a. Treatment: Each MCC Common Stock Interest will be an Allowed MCC Common Stock Interest and each Holder of an Allowed MCC Common Stock Interest will, on the Effective Date, retain its MCC Common Stock Interest.

          b. Voting: MCC Class 5 is not impaired and the Holders of MCC Common Stock Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

E.   Means of Implementation of Plan

     1.   Cancellation of Notes, Instruments, and Common Stock and Stock Options

     Pursuant to Section 5.2 of the Plan, on the Effective Date, except to the extent provided otherwise in the Plan or the Confirmation Order, and provided that the treatments provided for in the Plan and the distributions contemplated by Article VII of the Plan, (a) all notes, instruments, certificates, guaranties and other documents evidencing the Mpower Holding 2010 Notes, (b) all Mpower Holding Preferred Stock Interests, including all issued and outstanding shares of Mpower Holding Preferred Stock, (c) all Mpower Holding Common Stock Interests, including all issued and outstanding shares of Mpower Holding Common Stock, and (d) all options, warrants, conversion, privilege or other legal or contractual right to acquire any Mpower Holding Common Stock Interests shall be canceled and deemed terminated. On the Effective Date, except to the extent provided in Sections 7.2 and 7.7 or otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Mpower Holding 2010 Notes Indenture shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

     2.   Issuance of New Securities; Execution of Related Documents

     Pursuant to Section 5.3 of the Plan, on or as soon as reasonably practicable after the Effective Date, Reorganized Mpower Holding, in accordance with the terms of the Plan, shall issue, for the benefit of holders of Mpower Holding 2010 Note Claims, Mpower Holding Preferred Stock Interests, and Mpower Holding Common Stock Interests, sixty-five million (65,000,000) shares of Reorganized Mpower Holding Common Stock to be distributed as set forth in
Article III of the Plan. All Plan Documents and/or any other agreement entered into or instrument issued or in connection with any of the foregoing or any other Plan Document, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously without any further order of the Bankruptcy Court.

     3.   Release of Liens and Perfection of Liens

     Pursuant to Section 5.4 of the Plan, except as otherwise provided in the Plan or in any contract, instrument or other agreement or document entered into in connection with the consummation of the Plan: (a) each Holder of (i) a Secured Claim, (ii) a Claim that is purportedly secured; and/or (iii) a judgment, mechanics or similar lien, shall on or immediately before the Effective Date: (x) turn over and release to the Reorganized Debtors any and all property of the Debtors that secures or purportedly secures such Claim, as they pertain to the properties currently owned or leased by the Debtors or such liens shall automatically, and without further action by the Debtors or Reorganized Debtors, be deemed released; and (y) execute such documents and instruments as the Reorganized Debtors request to evidence such Claim Holder's release of such property or lien; and (b) on the Effective Date, all right, title and interest in any and all property of the Debtors' Estates shall be transferred to the Reorganized Debtors free and clear of all Claims and Interests, including, without limitation, liens, escrows, charges, pledges, encumbrances and/or security interests of any kind. No distribution hereunder shall be made to or on behalf of any Claim Holder unless and until such Holder executes and delivers to the Debtors or Reorganized Debtors such release of liens or otherwise turns over and releases such Cash, pledge, or other possessory liens. Any such Holder that fails to execute and deliver such release of liens within 120 days of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors or their assets or property in respect of such Claim and shall not participate in any distribution hereunder. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

     4.   Corporate Governance, Directors and Officers, and Corporate Action

     a. Amended Certificates of Incorporation. On or as soon as reasonably practicable after the Effective Date, Reorganized Mpower Holding shall file the Amended Mpower Holding Certificate of Incorporation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. On or as soon as reasonably practicable after the Effective Date, Reorganized MCC shall file the Amended MCC Certificate of Incorporation with the Secretary of State of the State of Nevada in accordance with sections 78.385, 73.390 and 78.403 of the Nevada General Corporation Law. Each of the Amended Certificates of Incorporation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. The Amended Mpower Holding Certificate of Incorporation shall provide that the number of authorized shares of Reorganized Mpower Holding Common Stock shall be one billion (1,000,000,000) and that the par value of the Reorganized Mpower Holding Common Stock shall be $0.001 per share. The Amended MCC Certificate of Incorporation shall provide that the number of authorized shares of Reorganized MCC Common Stock shall remain at one thousand (1,000) and that the par value shall be $0.01 per share. After the Effective Date, each of the Reorganized Debtors may amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by the Delaware General Corporation Law and the Nevada General Corporation Law, as applicable.

     b. Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of the Reorganized Debtors shall be the officers of the Debtors immediately prior to the Effective Date. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, a total of seven directors, one director to be the Chief Executive Officer of Reorganized Mpower Holding, one director to be designated by Mpower Holding, four directors to be designated by the Ad Hoc Committee, (the "Mpower Holding 2010 Noteholder Designees"), and one director to be designated by a Mpower Preferred Stockholder Group Majority (the "Mpower Holding Preferred Stockholder Designee"), shall serve as the initial directors of Reorganized Mpower Holding; provided, however, that Holders of Mpower Holding Class 6 Claims shall only have the right to designate such director to the extent that Mpower Holding Class 6 accepts the Plan. If Holders of Mpower Holding Class 6 Claims reject the Plan, then the Mpower Holding 2010 Noteholder Designees shall consist of five directors and there shall not be any Mpower Holding Preferred Stockholder Designee. At least one of the Mpower Holding 2010 Noteholder Designees shall satisfy the National Association of Securities Dealers' qualifications to serve on the Audit Committee of the Reorganized Mpower Holding's Board of Directors. The names of the Mpower Holding 2010 Noteholder Designees and the Mpower

Holding 2010 Preferred Stockholder Designee, if any, shall be provided by counsel to the Ad Hoc Committee and counsel to one of the members of the Mpower Holding Preferred Stockholder Group, respectively, in a written authorized letter to Mpower Holding's counsel on or before five days prior to the hearing on the adequacy of the Disclosure Statement in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017. The Mpower Holding 2010 Noteholder Designees and the Mpower Holding 2010 Preferred Stockholder Designee, if any, will serve for a term of two years (the "Initial Term") and the Amended and Restated Mpower Holding Certificate of Incorporation shall provide that such designees cannot be removed without "cause" during their Initial Term. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial Board of Directors of Reorganized Mpower Holding will promptly appoint the members of the Board of Directors of Reorganized MCC. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial Board of Directors of the Debtors (which persons shall have been designated as described above) or employed as an officer of the Reorganized Debtors, and, to the extent such Person is an insider, the nature of any compensation for such Person. The classification and composition of the Board of Directors of each of the Reorganized Debtors shall be consistent with the Amended Certificates of Incorporation and the Amended By-Laws. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation and Amended and Restated By-Laws, the other constituent documents of the Reorganized Debtors, the Delaware General Corporation Law and the Nevada General Corporation Law, as applicable.

     c. Corporate Action. On the Effective Date, the adoption of the Amended Certificates of Incorporation, the Amended By-Laws, and the selection of directors and officers for Reorganized Mpower Holding and Reorganized MCC and all other actions contemplated by the Plan will be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of Reorganized Mpower Holding and Reorganized MCC and members of the boards of directors of Reorganized Mpower Holding and Reorganized MCC are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of, as appropriate, Reorganized Mpower Holding and Reorganized MCC.

     5.   Sources of Cash for Plan Distribution

     Pursuant to Section 5.6 of the Plan, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, or post-Confirmation Date borrowings and/or financings. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors' consolidated cash management system and from advances or dividends from such subsidiaries in the ordinary course.

     6.   Issuance of Reorganized Mpower Holding Common Stock

     Pursuant to Section 5.7 of the Plan, on or as soon as is practicable after the Effective Date, Reorganized Mpower Holding shall issue, in accordance with the terms of the Plan, (a) 55,250,000 shares of Reorganized Mpower Holding Common Stock to be distributed to Holders of the Mpower Holding 2010 Notes, (b) 8,775,000 shares of Reorganized Mpower Holding Common Stock to be distributed to Holders of the Mpower Holding Preferred Stock Interests and (c) 975,000 shares of Reorganized Mpower Holding Common Stock to be distributed to the Holders of the Mpower Holding Common Stock Interests. In addition, 7,222,222 shares of Reorganized Mpower Holding Common Stock shall be reserved for issuance to employees pursuant to, and in accordance with, the terms of the New Key Employee Option Plan. The issuance of Reorganized Mpower Holding Common Stock by Reorganized Mpower Holding shall be authorized without the need for any further corporate action. On the Effective Date, one thousand (1,000) shares of MCC Common Stock shall remain issued and outstanding and shall be retained by the Holders of MCC Common Stock Interests in accordance with the terms of the Plan and shall be deemed such MCC Common Stock to be shares to be held by Reorganized Mpower Holding. All Plan Documents, including, without limitation, any other agreement entered into or instrument issued or in connection with any of the foregoing or any other Plan Document, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously without any further order of the Bankruptcy Court.

     7. Listing of Reorganized Mpower Holding Common Stock; Registration of Securities

     Pursuant to Section 5.8 of the Plan, Reorganized Mpower Holding shall use its best efforts to restore its status as a reporting company under the Exchange Act and cause, on or as soon as reasonably practicable after the Effective Date, the shares of Reorganized Mpower Holding issued under the Plan to be listed on the national market system of the National Association of Securities Dealers' Automated Quotation System. In addition, without limiting the effect of section 1145 of the Bankruptcy Code, Reorganized Mpower Holding shall enter into a Registration Rights Agreement with each Holder of Reorganized Mpower Holding Common Stock (a) who by virtue of holding Reorganized Mpower Holding Common Stock to be distributed pursuant to the Plan and/or its relationship with Reorganized Mpower holds more than 10% of the Registrable Securities (as defined in the Registration Rights Agreement) (determined by the number of shares at the time issued and outstanding) and (b) who requests in writing that Reorganized Mpower Holding execute such agreement; provided that with respect to demand registration rights thereunder only, such Holder has not received an opinion from counsel to Mpower Holding, reasonably satisfactory to such Holder, that such Reorganized Mpower Holding Common Stock is freely transferable.

     8.   Escrows

     Pursuant to Section 5.9 of the Plan, except as expressly provided in the Plan or as otherwise ordered by the Bankruptcy Court, all escrows previously established prior to and during the Chapter 11 Cases and still in existence on the Effective Date shall continue to be administered, and the escrowed funds shall be released, according to their terms and any orders of the Bankruptcy Court previously entered. Escrowed funds that are released to the Debtors after the Effective Date shall be used to achieve consummation and carry out the Plan.

     9.   New Key Employee Option Plan

     The Ad Hoc Committee, the Mpower Holding Preferred Stockholders and Mpower Holding have agreed that Reorganized Mpower Holding will adopt a new stock option plan for certain selected key employees of the Reorganized Mpower Holding (the "New Key Employee Option Plan") that will be substantially identical to the Mpower Holding Amended and Restated Mpower Holding Corporation Stock Option Plan (the "Old Option Plan"), subject to the approval and adoption by Reorganized Mpower Holding's Board of Directors and the terms and conditions of the 2010 Noteholder Voting Agreement.

     Under the New Key Employee Option Plan, a total of 7,222,222 shares of Reorganized Mpower Holding Common Stock will be reserved for employees of Reorganized Mpower Holding. As of the Petition Date, there are approximately 5,383,905 outstanding options held by employees under the Old Option Plan (the "Outstanding Employee Options"). Employees who currently hold Outstanding Employee Options will receive an initial grant of options under the New Key Employee Option Plan (the "New Options") to replace their canceled options, on a one-to-one basis. The New Options granted under the New Key Employee Option Plan will be subject to the same terms and conditions as the corresponding canceled Outstanding Employee Options, including such provisions as option period, exercise price, termination of employment and vesting. Generally the Outstanding Employee Options vest over three years commencing on the first anniversary of the date of grant. Approximately 404,393 Outstanding Employee Options are currently vested, 1,620,173 Outstanding Employee Options will vest in 2002, 1,628,379 Outstanding Employee Options will vest in 2003, 1,613,194 Outstanding Employee Options will vest in 2004, 108,024 Outstanding Employee Options will vest in 2005 and 20,804 Outstanding Employee Options will vest in 2006. All Outstanding Employee Options expire on the 10th anniversary of the date of grant. The New Options will vest and expire at the same time as the corresponding canceled Outstanding Employee Option.

     Following the grant of the New Options an aggregate of 1,838,317 shares of Reorganized Mpower Holding Common Stock will remain available for issuance under the New Key Employee Option Plan, subject to any increase to the extent that any employee terminations prior to the confirmation of the Plan result in the cancellation of unvested options. All future grants of options will be subject to the approval of the Board of Directors of Reorganized Mpower Holding.

     10.  Partial Sale of Assets or Sale of Substantially All Assets

     Prior to the Effective Date, each of the Debtors' shall be permitted, subject to applicable law, to engage in transactions for (i) any merger, (ii) any consolidation, (iii) a partial sale of its assets and (iv) a sale of all or substantially all of its assets. Prior to the Effective Date, any proceeds from any partial sale of Reorganized Mpower Holding's assets may be reinvested by such Debtor in the business to fund the business plan, but may not be distributed to any member of Mpower Holding Classes 6, 7 or 8. Prior to the Effective Date, any proceeds from any merger, any consolidation or a sale of all or substantially all of Mpower Holding's assets will be distributed in accordance with the terms of the Plan subject to applicable law and the conditions set forth in the 2010 Noteholder Voting Agreement.

F.   Distributions Under the Plan

     1. Distributions for Allowed Claims and Equity Interests as of the Effective Date

     Except as otherwise provided in Article VIII of the Plan or as otherwise ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Allowed Claims and Equity Interests that are due and owing as of the Effective Date, and entitled to receive distributions under the Plan, shall be made on the Effective Date or as soon as reasonably practicable thereafter. Distributions on account of Equity Interests that become Allowed Equity Interests after the Effective Date shall be made pursuant to Article III of the Plan.

     For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the Reorganized Mpower Holding Common Stock to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which it is actually dated, authenticated or distributed.

     2. Distribution by the Reorganized Debtors; Distributions with Respect to the Mpower Holding 2010 Notes; Cancellation of Mpower Holding 2010
          Note Indenture; Payment of Indenture Trustee Fees and Expenses

          a.   Distribution by the Reorganized Debtors

     The Reorganized Debtors may designate an entity or entities to serve or may serve themselves as Disbursing Agents to make all distributions under the Plan.

          b.   Distributions with Respect to the Mpower Holding 2010 Notes

     All distributions on account of Allowed Mpower Holding 2010 Note Claims shall be distributed to the Indenture Trustee, for further distribution to the Holders of the Mpower Holding Note Claims pursuant to the terms of the Plan without the need for the Indenture Trustee to give any bond or surety or other security for performance of its duties unless otherwise ordered by the Bankruptcy Court.

          c.   Cancellation of Mpower Holding 2010 Note Indenture

     No later than five (5) Business Days prior to the Effective Date, upon request by the Debtors, the Indenture Trustee shall provide the Debtors with a statement of the Indenture Trustee Claim projected through the Effective Date. On, or as soon as reasonably practicable after, the Effective Date, the Indenture Trustee Claim, in an amount up to $100,000.00, shall be paid in Cash by the Reorganized Debtors upon receipt of one or more invoices and the Reorganized Debtors shall reserve Cash on the Effective Date in the amount by which the Indenture Trustee Claim exceeds $100,000.00. To the extent that the Indenture Trustee Claim exceeds $100,000.00, the Debtors shall have a period of twenty-five (25) Business Days after receipt of the Indenture Trustee's invoices (the "Review Period") to review such invoices and confer with the Indenture Trustee in an attempt to resolve any issues with respect to the reasonableness of such fees. If the parties are unable to reach a resolution of their differences within the Review Period, the Indenture Trustee shall be entitled to seek approval of the Bankruptcy Court for the payment of that portion of the of the Indenture Trustee Claim exceeding $100,000.00 that is in dispute. If the Debtors and the Indenture Trustee are able to resolve their differences in whole or in part within the Review Period, payment of the undisputed portion of the Indenture Trustee Claim exceeding $100,000.00, if any, shall be paid by the Reorganized Debtors at the end of the Review Period, in accordance with the terms and conditions agreed to between the Reorganized Debtors, and the Indenture Trustee. Following the payment in full of all Allowed General Unsecured Claims of the Indenture Trustee in respect of the Mpower Holding 2010 Notes Indenture, and payment in full of the Allowed Indenture Trustee Claim in respect of the Mpower Holding 2010 Notes Indenture, all liens of the Indenture Trustee in respect of the Mpower Holding 2010 Notes in any distributions shall be forever released and discharged.

          d.   Payment of Indenture Trustee Fees and Expenses

     Notwithstanding the provisions of Article V above regarding the cancellation of the Mpower Holding 2010 Notes Indenture, the Mpower Holding 2010 Notes Indenture shall continue in effect after the Effective Date solely to the extent necessary to allow Mpower Holding or the Mpower Holding 2010 Notes Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Mpower Holding 2010 Notes. Subject to (i) the receipt by the Indenture Trustee of the payments required to be made pursuant to Section 7.2(c) of the Plan, and (ii) the rights of the Indenture Trustee under the Mpower Holding 2010 Note Indenture, as preserved under Section 7.7(b) of the Plan, once the Indenture Trustee has completed performance of all duties set forth in the Plan and has received payment for, or otherwise recovered, all Allowed fees and expenses due the Indenture Trustee under the Mpower Holding 2010 Note Indenture, the Mpower Holding 2010 Note Indenture shall be deemed to be canceled for all purposes upon the final distribution to be made thereunder, and the Indenture Trustee, and its successors, agents, and assigns, shall be relieved and discharged at that time of all obligations as Indenture Trustee with respect to the Mpower Holding 2010 Notes.

     3.   Delivery and Distributions and Undeliverable or Unclaimed
          Distributions

          a.   Delivery of Distributions in General

     Distributions to Holders of Allowed Claims or Equity Interests shall be made at the address of the Holder of such Claim as indicated in the records of the Debtors (or the Indenture Trustee). Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Mpower Holding 2010 Note Claims shall be made to the Mpower Holding 2010 Notes Indenture Trustee under the Mpower Holding 2010 Notes Indenture for further distribution to the Holders of the Mpower Holding 2010 Notes. Distributions shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement and the provisions of the Plan, and distributions shall be made to Holders of record as of the Distribution Record Date.

          b.   Undeliverable Distributions

     Holding of Undeliverable Distributions. If any Allowed Claim or Equity Interest Holder's distribution is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors pursuant to Article VII of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

     After Distributions Become Deliverable. Within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors shall make all distributions that become deliverable during the preceding calendar quarter.

     Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim or Equity Interest that does not assert a Claim or Equity Interest pursuant to the Plan for an undeliverable distribution within one year after the Effective Date shall have its Claim or Equity Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against or Equity Interest in the Reorganized Debtors or its property. In such cases: (A) any Cash held for distribution on account of such Claims shall be the property of the Reorganized Debtors, free of any restrictions thereon and
(B) any Reorganized Mpower Holding Common Stock held for distribution on account of such Claims or Equity Interests shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim or Equity Interest.

     Compliance with Tax Requirements. In connection with the Plan, any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions under the Plan. All Entities holding Claims will be required to provide to the Debtors, in writing, any information necessary to effect the withholding of such taxes.

     4.   Distribution Record Date

     As of the close of business on the Distribution Record Date, the transfer registers for the Mpower Holding 2010 Notes, as maintained by Mpower Holding, the Indenture Trustee, or either of their respective agents, shall be closed and the transfer of Mpower Holding 2010 Notes, or any interest therein, will be prohibited. Moreover, the Reorganized Debtor shall have no obligation to recognize the transfer of any Mpower Holding 2010 Notes occurring after the Distribution Record Date for purposes of the Distributions contemplated under the Plan, and shall be entitled for all purposes therein to recognize and deal only with those Holders of Mpower Holding 2010 Notes of record as of the close of business on the Distribution Record Date.

     5.   Timing and Calculation of Amounts to Be Distributed

     On or as soon as practicable after the Effective Date, each Holder of an Allowed Claim against or Allowed Preferred Stock Interest or Allowed Common Stock Interest in the Debtors shall receive the full amount of the Distributions that the Plan provides for such Allowed Claims or Equity Interest in the applicable Class. Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Section 8.4 of the Plan, to Holders of Disputed Claims or Disputed Equity Interests in any such Class whose Disputed Claims or Equity Interests were Allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims or Allowed Equity Interest in the applicable Class.

     6.   Setoffs and Recoupments

     Except as expressly provided in the Plan or any order of the Bankruptcy Court, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Equity Interest and the distributions to be made pursuant to the Plan on account of such Claim or Equity Interest (before any distribution is made on account of such Claim or Equity Interest), the claims, rights and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim or Equity Interest; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or Reorganized Debtors may possess against such Holder.

     7.   Surrender of Canceled Instruments or Securities

     As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article V of the Plan, the Holder of such Claim or Equity Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Equity Interest to the relevant Reorganized Debtor unless waived in writing by the relevant Debtor or the relevant Reorganized Debtor. Any Reorganized Mpower Holding Common Stock to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, to the extent required under the Plan, be treated as an undeliverable distribution pursuant to Section 7.3 of the Plan.

          a.   Mpower Holding 2010 Notes

     On or prior to the Effective Date, each Holder of a Mpower Holding 2010 Notes Claim shall tender its Mpower Holding 2010 Notes relating to such Claim to Reorganized Mpower Holding in accordance with written instructions to be provided to such Holders by Mpower Holding, Reorganized Mpower Holding or the Mpower Holding 2010 Notes Indenture Trustee. Such instructions shall specify that delivery of Mpower Holding 2010 Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Mpower Holding 2010 Notes with a letter of transmittal in accordance with such instructions. All surrendered Mpower Holding 2010 Notes shall be marked as canceled.

          b.   Mpower Holding 2010 Notes Indenture

     To the extent that the Mpower Holding 2010 Notes Indenture is not an executory contract rejected pursuant to Section 6.2 of the Plan (which rejection shall not give rise to rejection damages or additional Claims by the Holders of the Mpower Holding 2010 Notes or the Mpower Holding 2010 Notes Indenture Trustee), the rights and obligations of either of the Debtors, if any, under the Mpower Holding 2010 Notes Indenture shall be deemed canceled pursuant to Section 1123(a)(5)(F) of the Bankruptcy Code on the Effective Date. Notwithstanding the rejection or cancellation of the Mpower Holding 2010 Notes Indenture, such rejection or cancellation shall not impair the rights of the Holders of Allowed Mpower Holding 2010 Note Claims to receive Distributions on account of such Mpower Holding 2010 Notes under the Plan pursuant to and in accordance with the Mpower Holding 2010 Notes Indenture, and the Mpower Holding 2010 Notes Indenture shall continue in effect solely to the extent necessary to allow the Mpower Holding 2010 Notes Indenture Trustee to receive Distributions pursuant to the Plan, make distributions under the Mpower Holding 2010 Notes Indenture on account of the Mpower Holding 2010 Notes and perform all other necessary administrative functions in connection therewith, and to permit the Indenture Trustee to maintain any rights or liens it has or may have under the Mpower Holding 2010 Notes Indenture in the distributions to Holders of the Mpower Holding 2010 Notes entitled to distributions under the Plan for payment and collection of the reasonable fees and expenses that it may incur in the performance of its duties under the Mpower Holding 2010 Notes Indenture, the Plan and the Confirmation Order.

          c.   Failure to Surrender Canceled Instruments

     Any Holder of Mpower Holding 2010 Notes that fails to surrender or is deemed to have failed to surrender the applicable Mpower Holding 2010 Notes required to be tendered hereunder within one year after the Effective Date shall have its Claim for a distribution pursuant to the Plan on account of such Mpower Holding 2010 Notes discharged and shall be forever barred from asserting any such Claim against Reorganized Mpower Holding or its respective property. In such cases, any Reorganized Mpower Holding Common Stock held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth in Section 7.3 of the Plan.

     8.   Lost, Stolen, Mutilated or Destroyed Mpower Holding 2010 Notes

     In addition to any requirements under the Mpower Holding 2010 Notes Indenture, or any related agreement, any Holder of a Claim evidenced by a Mpower Holding 2010 Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Mpower Holding 2010 Note, deliver to Reorganized Mpower Holding: (i) evidence reasonably satisfactory to Reorganized Mpower Holding of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by Reorganized Mpower Holding to hold Reorganized Mpower Holding harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with
Article VII of the Plan by a Holder of a Claim evidenced by an Mpower Holding 2010 Note such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture or bond.

     9.   Fractional Shares

     No fractional shares of Reorganized Mpower Holding Common Stock will be distributed. When any issuance of a fraction of a share of Reorganized Mpower Holding Common Stock would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole Reorganized Mpower Holding Common Stock share or a rounding down of such fraction (in the case of less than .50).

     10.  Rounding and De Minimis Amounts

     Notwithstanding any other provision of the Plan, payments of fractions of Dollars shall not be made. Whenever any payment of a fraction of a Dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole Dollar (up or down), with half Dollars being rounded up. If a cash payment otherwise provided for by this Plan with respect to an Allowed Claim would be less than ten ($10.00) Dollars (whether in the aggregate or on any payment date provided in this Plan), notwithstanding any contrary provision of this Plan, the Distribution Agent shall not be required to make such payment unless a request therefor is made in writing to the Distribution Agent.

     11.  Manner of Payment Under Plan of Reorganization

     At the option of the Disbursing Agent, any Cash payment, if any, to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

G.   Procedures for Treating and Resolving Disputed Claims and Equity Interests

     With respect to Holders of Claims in Classes that are not impaired, their legal, equitable and contractual rights will be unaltered by the Plan. Consequently, it is anticipated that any disputes with respect to such Claims will be resolved outside of the Chapter 11 Cases. As such, all General Unsecured Claims, including litigation against Mpower Holding, will be substantially unaffected by the Chapter 11 Cases against the Debtors and will remain subject to all legal and equitable defenses of the Debtors. Nothing under the Plan will affect the Debtors' rights, including, but not limited to, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against such Claims, except as expressly provided in the Plan or any order of the Bankruptcy Court.

     After the Confirmation Date, only the Debtors and Reorganized Debtors will have the authority to file objections to Claims or settle, compromise, withdraw or litigate to judgment objections to Claims and Equity Interests. From and after the Confirmation Date, the Debtors and the Reorganized Debtors may settle or compromise disputed Claims without Bankruptcy Court approval. The Debtors reserve the right to request that the Bankruptcy Court estimate any contingent Claim regardless of whether there has been a previous objection to such Claim. The estimated amount will be either the Allowed amount or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation, the Debtors may pursue a supplemental proceeding to object to the payment of such Claim.

     Under the Plan, Holders of Claims (other than Claims arising from the rejection of executory contracts or unexpired leases) would not be required to file proofs of Claim with the Bankruptcy Court only to the extent that the Holders of such Claims agree with the amount set forth in the Schedules and Statements. In order to utilize the Claims disallowance procedures of the Bankruptcy Code against a Holder of a Claim, the Debtors would be required to identify in the Schedules and Statements schedule disputed, unsold or contingent any Claim to which they


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


object or to file a separate objection to such Claim and to obtain an order from a court sustaining such objection. Additionally, the Debtors would be permitted to object to or contest any Claim in the Bankruptcy Court or in any appropriate non-bankruptcy forum, and, if such Claim is discharged pursuant to the Plan, to assert as a defense that such Claim has been discharged.

H.   Conditions to Confirmation and the Effective Date of the Plan

     1.   Conditions Precedent to Confirmation

     It is a condition to Confirmation of the Plan that the Bankruptcy Court shall have approved and entered the Confirmation Order on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court.

     2.   Conditions Precedent to the Effective Date

     It is a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 9.3 of the
Plan:

          a. ten days shall have passed since the entry of the Confirmation Order, and the Confirmation Order shall have become a Final Order;

          b. the Amended and Restated Certificate of Incorporation of Mpower Holding shall have been filed with the Secretary of State of the State of the Delaware;

          c. the Amended and Restated Certificate of Incorporation of MCC shall have been filed with the Secretary of State of the State of Nevada;

          d. all authorizations, consents and regulatory approvals required (if any) in connection with the effectiveness of this Plan shall have been obtained; and

          e. all other actions and documents necessary to implement the provisions of the Plan on the Effective Date shall have been, respectively, effected or duly executed and delivered.

     3.   Waiver of Conditions

     The Debtors may waive any of the conditions precedent to confirmation of the Plan or to consummation of the Plan set forth in Article IX of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

     4.   Effect of Non-Occurrence of Conditions to Consummation

     If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.


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


I.   Legal Effect of Confirmation of the Plan

     1.   Releases

     In consideration of the contributions of certain parties to the Chapter 11 Cases, including, but not limited to the waiver by certain parties (or their Affiliates) of rights against the Debtors, the Plan provides for certain waivers, exculpations, releases and injunctions.

          a.   Releases by Debtors and Reorganized Debtors

     Except as otherwise expressly provided in the Plan or otherwise therein or in the Confirmation Order, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as Debtor-In-Possession, shall be deemed to have (i) forever released, waived and discharged all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date since the beginning of time in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to this Section 10.1, the Chapter 11 Case, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors or their Estates against (A) the D&O Releasees (other than for money borrowed from or owed to the Debtors or their subsidiaries by any such D&O Releasee as set forth in books and records) and (B) the members of the Ad Hoc Committee and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives and (ii) forever covenanted with the D&O Releasees and members of the Ad Hoc Committee and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, not to sue, assert any claim against or otherwise seek recovery from, any D&O Releasee or members of the Ad Hoc Committee and their directors, officers, employees, attorneys financial advisors, agents and representatives, whether based on tort, fraud, contract or otherwise, in connection only with any Released Liabilities of the D&O Releasees or members of the Ad Hoc Committee or and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives.

          b.   Releases by and of Holder of Claims and Equity Interests

     Except as expressly provided in Section 10.1(c) of the Plan or otherwise therein or in the Confirmation Order, on the Effective Date, (i) each holder of a Claim or Equity Interest that voted to accept the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other holders of Claims and Equity Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan and the Reorganized Mpower Holding Common Stock, and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each Holder that has held, holds or may hold a Claim or Equity Interest, as applicable, will be deemed to have (A) forever released, waived and discharged all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce the Debtors' or Reorganized Debtors' obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date since the beginning of time in any way relating to the Debtors, the parties released pursuant to this Article VI.I.1., the Chapter 11 Cases, the Plan or the Disclosure Statement against (1) the D&O Releasees (other than claims or interests unrelated to the Debtors) and (2) the members of the Ad Hoc Committee and their respective directors, officers, employees, attorneys, financial advisors, agents, and representatives, and (B) forever covenanted with each D&O Releasees and members of the Ad Hoc Committee and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, not to sue, assert any claim against or otherwise seek recovery from, any D&O Releasee or members of the Ad Hoc Committee and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, whether based on tort, fraud, contract or otherwise in connection only with respect to any Released Liabilities of the D&O Releasees or members of the Ad Hoc Committee and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives.

     No release under this Article VI.I.1. shall be deemed to have been given or effective with respect to any Holder of a Clam or Equity Interest that voted to accept the Plan who submitted a Ballot which is duly marked to indicate that such Holder is not granting such release.

     No provision herein shall act as a release or discharge of any non-debtor party, including, but not limited to, any officer or director of the Debtors and Reorganized Debtors, the D&O Releasees, or the members of the Ad Hoc Committee and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, from any direct claim brought against such person or entity by a former shareholder of the Debtors that is not entitled to vote on the Plan.

     2.   Avoidance and Recovery Actions

     Effective as of the Effective Date, the Debtors release and waive the right to prosecute any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or any other Causes of Action or rights to payments of Claims that belong to or could have been raised by the Debtors or their respective Estates, except for any such action which may be pending on the Effective Date as to which the Reorganized Debtors' rights shall not be waived and released and the Reorganized Debtors shall retain and may prosecute any such actions; provided, however, that the Debtors specifically release and waive the right to prosecute any Avoidance Actions against the members of the Ad Hoc Committee and their directors, officers, employees, attorneys, financial advisors, agents and representatives.


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


     3.   Exculpation

     None of the Debtors, the Reorganized Debtors, the Disbursing Agent or the members of the Ad Hoc Committee nor any of their respective current or former members, directors, officers, shareholders, employees, attorneys, financial advisors, agents and representatives shall have or incur any liability to, or be subject to any right of action by, any Holder of any Claim or Equity Interest, or any other party in interest, or any of their respective members, directors, officers, shareholders, employees, attorneys, financial advisors, agents and representatives, or any of their successors or assigns for any act or omission in connection with, or arising out of the Debtors' restructuring, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Documents, the Voting Agreements, the solicitation of votes for, and the pursuit of, confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     4.   Injunction

     Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that all Entities who have held, hold or may hold Claims against or Equity Interests in the Debtors are, with respect to those Claims and Equity Interests, permanently enjoined, on and after the Confirmation Date, from:

          a. (i) asserting, commencing or continuing in any manner any action against the Debtors or the Reorganized Debtors or their Affiliates, any action against any of the assets of the Debtors or the Reorganized Debtors or their Affiliates, and any other or further Claim or Equity Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, (ii) the enforcement, attachment, collection or recovery, by any manner or means of any judgment, award or decree or order against the Debtors or the Reorganized Debtors or their Affiliates, (iii) creating, perfecting or enforcing any Lien of any kind against the Debtors, the Reorganized Debtors or their Affiliates, (iv) asserting any setoff, right of subrogation or recoupments of any kind against any obligation due the Debtors, the Reorganized Debtors or their Affiliates, and (v) any action, in any manner, in any place whatsoever, that does not conform or comply with the Plan; and

          b. all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, Equity Interest, interest, obligation, debt, right, remedy or liability released or to be released pursuant to Article X of the Plan; provided, however, that this injunction shall not preclude police or regulatory agencies from fulfilling their statutory duties.


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


     5.   Discharge

     Except as otherwise provided in the Plan or the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, (A) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, the Reorganized Debtors, or either of their Estates, assets or properties, (B) on the Effective Date, all such Claims against, and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (C) all Persons and Entities shall be precluded from asserting against the Reorganized Debtors, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

     6. Continued Corporate Existence and Vesting of Assets in Reorganized Mpower Holding and Reorganized MCC

     Pursuant to Section 5.1 of the Plan, Mpower Holding will, as Reorganized Mpower Holding, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of Delaware, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate of Mpower Holding, and any property acquired by such Debtor or Reorganized Mpower Holding under the Plan, shall vest in Reorganized Mpower Holding free and clear of all Claims, Liens, charges or other encumbrances and Equity Interests. On and after the Effective Date, Reorganized Mpower Holding or Mpower Holding, as the case may be, may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

     Pursuant to Section 5.1 of the Plan, MCC will, as Reorganized MCC, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of Nevada, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate of MCC, and any property acquired by such Debtor or Reorganized MCC under the Plan, shall vest in Reorganized MCC free and clear of all Claims, Liens, charges or other encumbrances and Equity Interests. On and after the Effective Date, Reorganized MCC or MCC, as the case may be, may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.


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


J.   Other Provisions

     1.   Executory Contracts

     Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by Final Order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list (the "List") of agreements to be rejected which List is filed with the Bankruptcy Court on or before the hearing at the time of the confirmation of the Plan, or
(4) are rejected pursuant to the terms of the Plan. The Debtors reserve their right to add or remove any executory contract or unexpired lease from the List prior to entry of the Confirmation Order by the Bankruptcy Court. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to
Article VI of the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law. The non-Debtor parties to any rejected subleases will be responsible for taking all steps necessary to retrieve, at their expense, all personal property in, and to surrender, the premises that are the subject of such leases.

     2.   Indemnification of Directors, Officers and Employees

     The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors, the Delaware General Corporation Law or the Nevada General Corporation Law, as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

     3.   Compensation and Benefit Programs

     Except as otherwise expressly provided in the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, the Severance Plan (as defined below) all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, vacation and life, accidental death and dismemberment insurance plans shall be treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code whether or not such plans, policies and programs are identified on the List.


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


          a.   Employment Agreements

     Mpower Holding is currently a party to, and Reorganized Mpower Holding will assume, among other agreements, employment agreements with the following of its executive officers and directors: Rolla P. Huff, Michael R. Daley, Joseph M. Wetzel, S. Gregory Clevenger, Russell I. Zuckerman and Michael J. Tschiderer (collectively, the "Employment Agreements"). The Employment Agreements as well as the amounts of cash compensation and other compensation paid to or accrued by these individuals are described in detail in Mpower Holding's 2001 Annual Report on Form 10-K annexed hereto as Exhibit B.

          b.   Retention and Severance Agreements

     Mpower Holding is also party to, and Reorganized Mpower Holding will assume, among other agreements, severance or retention and severance agreements with certain employees of Mpower Holding (these agreements are collectively referred to as the "Severance Plan").

               i.   Severance Benefits

     Each eligible employee under the Severance Plan is entitled to receive a "Severance Benefit" if his or her employment is terminated (i) by Mpower Holding without cause (as defined therein), (ii) due to death or disability or (iii) by the employee for good reason. The amount of the Severance Benefit varies by employee and ranges from 15% to 100% of the employee's annual base salary as in effect on October 1, 2001. The Severance Benefit is paid over a period, varying by employee, from 3 to 12 months in accordance with Mpower Holding's standard payroll practices.

               ii.  Retention Bonus

     In addition to the Severance Benefit, certain eligible employees who are party to Retention and Severance Agreements are entitled to receive a lump sum "Retention Bonus" in consideration of, and subject to their continued employment with Mpower Holding through December 31, 2002. The amount of the Retention Bonuses varies by employee and ranges from 20% to 50% of the employee's annual bases salary as in effect on October 1, 2001. The Retention Bonus is payable in two installments on or about June 30, 2002 and December 31, 2002. If, prior to December 31, 2002, an eligible employee's employment is terminated (i) by Mpower Holding without cause (as defined in the Retention and Severance Agreement),
(ii) due to death or disability or (iii) by the employee for good reason (as defined in the Retention and Severance Agreement), the employee will be entitled to receive a prorated portion of the Retention Bonus.

               iii. Confidentiality; Protective Covenants

     The Severance Plan contains a confidentiality covenant that lasts indefinitely and noncompetition and nonsolicitation covenants that last for so long as the employee receives the Severance Benefit. If these covenants are breached, the employee will immediately forfeit his or her rights to any unpaid portion of the Retention Bonus or Severance Benefit.


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


          c.   Employee Benefits Trust

     On October 23, 2001, Mpower Holding established an irrevocable "Employee Benefits Trust" for the benefit of the employees who participate in the Severance Plan. Mpower Holding appointed a committee to administer the Severance Plan and determine whether payment of benefits under the Severance Plan is triggered. The principal of the trust, funded by Mpower Holding, is held separately from the funds of Mpower Holding and is used exclusively for the benefit of Severance Plan participants. The committee will deliver a payment schedule to the trustee who will disburse such payments to eligible Severance Plan participants. Mpower Holding has no right to any Employee Benefits Trust assets, except to the extent that any assets remain after all Severance Plan participants have received all of the benefits under the Severance Plan to which such participants are entitled under the Severance Plan. After the payment of all such benefits, the Employee Benefits Trust shall be terminated and all remaining assets shall be returned to Mpower Holding. The MCC Employee Benefit Trust Agreement and the MCC Benefits Trust shall remain in full force and effect on and after the Effective Date.

     4.   Modification of the Plan; Revocation or Withdrawal of the Plan

          a.   Modification of Plan

     The Debtors reserve the right to alter, amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

          b.   Revocation of or Withdrawal of Plan

     The Debtors reserve the right to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if, subject to Section 9.2 of the Plan, the Effective Date does not occur, then the Plan shall be deemed null and void and of no force or effect and nothing in the Plan shall be deemed to constitute an admission or in any manner waive, limit, impair or restrict the ability of the Debtors to preserve any and all of their rights.

     5.   Retention of Jurisdiction

     Notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain such jurisdiction as legally permissible, including, without limitation, jurisdiction to:

          a. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;


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


          b. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

          c. Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to
               Article VI of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

          d. Ensure that distributions to Holders of Allowed Claims or Allowed Equity Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to
               Article VIII of the Plan;

          e. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

          f. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, including, but not limited to, modification or amendment thereof pursuant to Section
               12.4 of the Plan, and all contracts, instruments, releases, indentures and other agreements or documents created under, or in connection with, the Plan or the Disclosure Statement;

          g. Resolve any cases, controversies, suits or disputes that may arise in connection with the interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred under, or in connection with, the Plan;

          h. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;

          i. Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in
               Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

          j. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;


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


          k. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created under, or in connection with, the Plan or the Disclosure Statement;

          l.   Enter an order or final decree concluding the Chapter 11 Cases;

          m. Resolve disputes concerning any reserves with respect to Disputed Claims, Disputed Equity Interests or the administration thereof;

          n. Resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the applicable Claims Bar Date, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the confirmation of the Plan for the purpose of determining whether a Claim or Equity Interest is discharged hereunder or for any other purpose;

          o. Recover all assets of the Debtors and property of the Estates, wherever located, including any Causes of Action under sections 544 through 550 of the Bankruptcy Code to the extent not released and waived pursuant to the terms and conditions of the Plan; and

          p. Hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

     6.   Ad Hoc Committee Fees

     Subject to the Effective Date occurring, the reasonable fees and expenses of the Ad Hoc Committee for services rendered from and after the Petition Date (including the reasonable fees and expenses of its counsel) up to $500,000 shall be Allowed as an Administrative Claim against Mpower Holding, pursuant to section 503(b) of the Bankruptcy Code, and shall, after notice and a hearing, be paid by Reorganized Mpower Holding, which fees and expenses Mpower Holding hereby acknowledges satisfy the requirements of section 503(b) of the Bankruptcy Code. The Bankruptcy Court shall retain jurisdiction over any dispute regarding the reasonableness of such fees.

K.   Compromise of Controversies

     Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court's findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the Estates, and any Entity holding Claims against the Debtors.

                      VII. CAPITAL STOCK OF MPOWER HOLDING

A.   Prepetition Equity and Rights Plan

     Mpower Holding's authorized capital stock consists of 200,000,000 shares of Mpower Holding Common Stock, $0.001 par value per share, and 50,000,000 shares of Mpower Holding Preferred Stock, $0.001 par value per share. Of the 50,000,000 shares of authorized Mpower Holding Preferred Stock, Mpower Holding has designated 1,250,000 shares as Mpower Holding Series C Preferred Stock, 4,250,000 shares as Mpower Holding Series D Preferred Stock and 100,000 shares as Series E preferred stock, par value of $0.001 per share (the "Mpower Holding Series E Preferred Stock") (collectively, the "Mpower Holding Preferred Stock").

     As of March 22, 2002, 59,488,843 shares of Mpower Holding Common Stock were outstanding. Mpower Holding has never declared nor paid dividends on the Mpower Holding Common Stock. As of December 31, 2001, 1,250,000 shares of Series C Mpower Holding Preferred Stock and 3,013,388 shares of Mpower Holding Series D Preferred Stock were outstanding. As of the Petition Date, the Series C Liquidation Preference was $34.71 per share and the Series D Liquidation Preference was $54.35 per share. As of the Petition Date, no shares of Mpower Holding Series E Preferred Stock were issued and outstanding. As of the Petition Date, approximately 5,383,905 shares of Mpower Holding Common Stock were subject to Outstanding Employee Options.

     Under the Plan, the Holders of Mpower Holding Issued Preferred Stock Interests will be classified in Mpower Holding Class 6 and Holders of Mpower Holding Common Stock Interests will be classified in Mpower Holding Class 7.

B.   Post-Petition Equity

     1.   Reorganized Mpower Holding Common Stock

     Pursuant to its Amended and Restated Certificate of Incorporation on the Effective Date, Reorganized Mpower Holding's authorized capital stock will consist of one billion (1,000,000,000) shares of common stock, par value $0.001 per share, and 50,000,000 shares of Mpower Preferred Stock, $0.001 par value per share. Furthermore, as of the Effective Date, sixty-five million (65,000,000) shares of Reorganized Mpower Holding Common Stock will be issued and outstanding, excluding any shares issued in connection with the New Key Employee Option Plan described in Article II.C.6. - "Overview of the Plan and the Chapter 11 Cases - Summary of Distribution Under the Plan - New Key Employee Option Plan," above. All shares of the Reorganized Mpower Holding Common Stock, when issued pursuant to the Plan, will be fully paid and nonassessable. The Reorganized Mpower Holding Common Stock will be freely transferable. At any date after the Effective Date, the Reorganized Mpower Holding Common Stock may be subject to dilution by any dilutive action duly approved by Reorganized Mpower Holding's Board of Directors.

     Voting Rights. Each holders of Reorganized Mpower Holding Common Stock will be entitled to one vote for each share of stock outstanding in their name.


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


     Liquidation Rights. Upon the liquidation, dissolution or winding up of Reorganized Mpower Holding, the holders of Reorganized Mpower Holding Common Stock will be entitled to receive ratably all assets of Reorganized Mpower Holding remaining after Reorganized Mpower Holding has paid all prior claims including those of any issued and outstanding preferred stock.

     Dividends. Each holder of Reorganized Mpower Holding Common Stock will be entitled to receive ratably such dividends and other distributions in cash, stock of any corporation or property of Reorganized Mpower Holding as may be declared from time to time by the Board of Directors.

     Redemption, Conversion and Preemptive Rights. The Reorganized Mpower Holding Common Stock does not give the holders thereof any redemption, conversion or preemptive rights to purchase or subscribe for securities in Reorganized Mpower Holding; provided, however, that (a) any Holder of Mpower Holding 2010 Note Claims or Mpower Holding Preferred Stock Interests that individually receives in excess of 10% of the Reorganized Mpower Holding Common Stock pursuant to the terms of the Plan will have reasonable piggyback registration rights and reasonable demand registration rights, unless, with respect to the demand registration rights only, such Holder of Mpower Holding 2010 Note Claims or Mpower Holding Preferred Stock Interests receives an opinion of counsel from Mpower Holding, reasonably satisfactory to such demanding Holder of Mpower Holding 2010 Note Claims or Mpower Holding Preferred Stock Interests, that the Reorganized Mpower Holding Common Stock is freely transferable and (b) the terms of such registration rights will be incorporated under a registration rights agreement to be negotiated in good faith by and between Mpower Holding and Holders of Mpower Holding 2010 Note Claims or Mpower Holding Preferred Stock Interests (if any) that individually receive in excess of 10% of the Reorganized Mpower Holding Common Stock pursuant to the Plan.

     Registration. The Reorganized Mpower Holding Common Stock to be issued on the Effective Date will not be registered with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities blue sky law, and will be issued in reliance upon the exemption from the Securities Act and equivalent state law registration provided by section 1145(a)(1) of the Bankruptcy Code. See Article XII.A. - "Certain Other Legal Considerations -
Section 1145 of the Bankruptcy Code." None of the shares of the Reorganized Mpower Holding Common Stock to be issued on the Effective Date will be approved or disapproved by the SEC or by any state securities commission or similar governmental or regulatory authority, and neither the SEC nor any such authority will pass upon the adequacy or accuracy of the information contained in this Disclosure Statement or upon the merits of the Plan.

     Registration Rights and Registration Rights Agreement. Holders of Claims in Mpower Holding Class 5 and Holders of Equity Interests in Mpower Holding Classes 6 and 7, that (a) individually receive in excess of ten percent of Reorganized Mpower Holding Common Stock (determined by the number of shares at the time issued and outstanding) and (b) request in writing that Reorganized Mpower Holding enter into a registration rights agreement, under the Plan will have reasonable payback and demand registration rights, unless, with respect to demand registration rights only, such a Holder receives an opinion of Counsel from Reorganized

Mpower Holding, reasonably satisfactory to such Holder, that such Reorganized Mpower Holding Reorganized Common Stock is freely transferable. The terms of such registration rights shall be incorporated under a registration rights agreement substantially in the form attached as Exhibit D to the Plan, to be negotiated by such Holders and Mpower Holding after the Effective Date, if applicable.

     Listing. As soon as reasonably practicable after the Effective Date, Reorganized Mpower Holding will use its best efforts to restore its status as a reporting company under the Exchange Act and cause the shares of Reorganized Mpower Holding Common Stock issued under the Plan to be listed on the national market system of the NASDAQ National Market.

                    VIII. VOTING PROCEDURES AND REQUIREMENTS

     This Disclosure Statement (and the exhibits hereto), together with the accompanying form of ballot (the "Ballot"), form of master ballot (the "Master Ballot") and the related materials delivered together herewith, are being furnished, for purposes of soliciting votes on the Plan, to Holders of Mpower Holding 2010 Notes, Mpower Holding Preferred Stock and Mpower Holding Common Stock whose respective names (or the names of whose nominees) appear as of the Voting Record Date (as defined below) on the security holder lists maintained by the Mpower Holding 2010 Notes Indenture Trustee or Mpower Holding or DTC, as applicable.

A.   Ballots

     On May 20, 2002 the Bankruptcy Court entered an order approving certain forms of Ballot and other information to be distributed to Holders of Claims and Equity Interests entitled to vote on the Plan. Each Holder of a Claim or Equity Interest entitled to vote on the Plan will receive a Ballot that accounts for whether such Holder is a record holder or a beneficial holder of Mpower Holding 2010 Notes, Mpower Holding Preferred Stock or Mpower Holding Common Stock to be used for voting to accept or reject the Plan, together with copies of this Disclosure Statement. After carefully reviewing this Disclosure Statement and its exhibits, including the Plan and the Plan Documents, Holders of Claims or Equity Interests entitled to vote on the Plan should indicate their acceptance or rejection of the Plan by completing the enclosed Ballot. The Ballot also provides for Holders of Claims or Equity Interests entitled to vote on the Plan to indicate their consent to certain releases; each Holder of a Claim or an Equity Interest entitled to vote on the Plan will be deemed to have consented to the releases provided in Section 10.1 of the Plan unless that Holder checks the box on its Ballot indicating rejection of such proposed releases. All Ballots should be returned to the Ballot Agent as directed in Article VIII.D. - "Procedures for Casting and Deadlines for Voting on the Plan," below.


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


     If you do not receive a Ballot for a certain Claim or Equity Interest that you believe you hold and that is in a Class entitled to vote on the Plan, or if a Ballot is damaged or lost or if you have any questions regarding the procedures for voting on the Plan, you should contact:

                           Mpower Holding Balloting
                           c/o Bankruptcy Services LLC
                           70 East 55th Street
                           New York, New York  10022
                           Attn:  Mariah Martin
                           (212) 376-8494

B.   Parties Entitled to Vote on the Plan

     Pursuant to section 1126 of the Bankruptcy Code, each impaired Class of Claims or Equity Interests that is not deemed to have rejected the Plan is entitled to vote on acceptance or rejection of the Plan. Any Holder of an Allowed Claim that is in an impaired Class under the Plan, and whose Class is not deemed to reject the Plan, is entitled to vote to accept or reject the Plan.

     A Class is "impaired" unless the legal, equitable and contractual rights of the holders of Claims or Equity Interests in that class are left unaltered by a plan of reorganization or if the plan reinstates the Claims or Equity Interests held by members of such class by (1) curing any defaults which exist, (2) reinstating the maturity of such Claims or Interests, (3) compensating the Holders of such Claims or Equity Interests for damages that result from the reasonable reliance on any contractual provision or law that allows acceleration of such Claims or Equity Interests and (4) otherwise leaving unaltered any legal, equitable or contractual rights of which the Claims or Equity Interests entitle the holders of such Claims or Equity Interests. Because of their favorable treatment, Classes that are not impaired are conclusively presumed to accept a plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, it is not necessary to solicit votes from the holders of Claims or Equity Interests in classes that are not impaired under the Plan.

     Section 1126(g) of the Bankruptcy Code provides that a Class of Claims or Equity Interests is presumed to not have accepted a plan of reorganization if such plan provides that the Claims or Equity Interests in such Class do not entitle the Holders of such Claims or Equity Interests to receive or retain any property under the plan on account of such Claims or Equity Interests.

     Votes to accept the Plan are being solicited only from impaired Classes of Claims and Equity Interests that are not deemed to have rejected the Plan. The following Classes of Claims and Equity Interests are impaired under the Plan and persons holding Claims and Equity Interests therein are entitled to vote to accept or reject the Plan: Mpower Holding Class 5 (Mpower Holding 2010 Note Claims), Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) and Mpower Holding Class 7 (Mpower Holding Common Stock Interests).

     No other Class is entitled to vote with respect to acceptance or rejection of the Plan.


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


C.   Votes Required for Class Acceptance of the Plan

     As a condition to confirmation, the Bankruptcy Code requires that each impaired Class of Claims or Equity Interests that are not deemed to have rejected the Plan, and subject to the exceptions described in Article IV of the Plan, accept the Plan. If a Class of Claims is impaired under the Plan, at least one impaired Class of Claims must accept the Plan in order for the Plan to be confirmed.

     For a Class of Claims to accept the Plan, section 1126 of the Bankruptcy Code requires acceptance by Holders of Claims that hold at least two-thirds in dollar amount and a majority in number of Allowed Claims of such Class, in both cases counting only those Claims actually voting to accept or reject the Plan. Those Holders of Claims who fail to vote are not counted as either accepting or rejecting the Plan.

     For a Class of Equity Interests to accept the Plan, section 1126 of the Bankruptcy Code requires acceptance by Holders of Equity Interests that hold at least two-thirds in amount of the allowed Equity Interests of such Class, counting only those Equity Interests actually voting to accept or reject the Plan. The Holders of Equity Interests who fail to vote are not counted as either accepting or rejecting the Plan.

     If the Plan is confirmed, the Plan will be binding with respect to all Holders of Claims and Equity Interests of each Class, including Classes and members of such Classes that did not vote or that voted to reject the Plan.

D.   Procedures for Casting and Deadlines for Voting on the Plan

     All votes to accept or reject the Plan must be cast by using the original Ballot or, in the case of a broker, dealer, commercial bank, trust company, savings and loan or other nominee (a "Nominee") holding Mpower Holding 2010 Notes, Mpower Holding Preferred Stock or Mpower Holding Common Stock in its own name on behalf of a beneficial owner, the Master Ballot enclosed with this Disclosure Statement (copies of the Ballot will not be accepted). No votes other than ones using such Ballots and Master Ballots will be counted, except to the extent the Bankruptcy Court orders otherwise. Consistent with the provisions of Rule 3018 of the Federal Rules of Bankruptcy Procedures (the "Bankruptcy Rules"), the Bankruptcy Court has fixed May 20, 2002 (the "Voting Record Date") as the date for the determination of Holders of record of Claims and Equity Interests that are entitled to (i) receive a copy of this Disclosure Statement and all of the related materials, and (ii) to vote to accept or reject the Plan.

     The Voting Deadline shall be 5:00 p.m., Eastern Standard Time, on July 5, 2002. Only Ballots and Master Ballots actually received by the Voting Deadline shall be counted unless the Debtors agree on the Bankruptcy Court orders otherwise.

     1.   Voting Instructions

     IF YOU ARE, AS OF THE May 20, 2002 VOTING RECORD DATE, THE BENEFICIAL OWNER OF MPOWER HOLDING 2010 NOTES (MPOWER HOLDING CLASS 5), MPOWER HOLDING PREFERRED STOCK (MPOWER HOLDING CLASS 6) AND MPOWER HOLDING COMMON STOCK (MPOWER HOLDING CLASS 7) AND:


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


          a. If the Mpower Holding 2010 Notes, Mpower Holding Preferred Stock or Mpower Holding Common Stock are registered in your own name, please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return the Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Ballot Agent before the Voting Deadline.

          b. If the Mpower Holding 2010 Notes, Mpower Holding Preferred Stock or Mpower Holding Common Stock are held by a Nominee or registered in "street name," please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return the Ballot to your Nominee in sufficient time for your Nominee to then forward your vote to the Ballot Agent so that it is actually received by the Ballot Agent before the Voting Deadline.

     IF YOU ARE THE NOMINEE FOR A BENEFICIAL OWNER, AS OF THE MAY 20, 2002 VOTING RECORD DATE, OF MPOWER HOLDING 2010 NOTES (MPOWER HOLDING CLASS 5), MPOWER HOLDING PREFERRED STOCK (MPOWER HOLDING CLASS 6) AND MPOWER HOLDING COMMON STOCK (MPOWER HOLDING CLASS 7): Please forward a copy of this Disclosure Statement and the appropriate Ballot to each beneficial owner of such Mpower Holding 2010 Notes, Mpower Holding Preferred Stock or Mpower Holding Common Stock. All such Ballots must be collected by you, and you should complete the Master Ballot, and deliver the completed Master Ballot to the Ballot Agent so that it is actually received by the Ballot Agent before the Voting Deadline.

     A Ballot to be used for voting to accept or reject the Plan is enclosed with all copies of this Disclosure Statement. After carefully reviewing the Plan, the Plan Documents and this Disclosure Statement (including the attached Exhibits and Schedules), please indicate your acceptance or rejection of the Plan on the Ballot and return (i) if your Mpower Holding 2010 Notes, Mpower Holding Preferred Stock or Mpower Holding Common Stock are held by a Nominee, to your Nominee pursuant to and by the deadlines set forth in the Ballot sent to you by your Nominee or (ii) if you are a beneficial holder of Mpower Holding 2010 Notes, Mpower Holding Preferred Stock or Mpower Holding Common Stock who also is a record holder, to Bankruptcy Services LLC before the Voting Deadline.

     BALLOTS MUST BE RECEIVED ON OR BEFORE 5:00 P.M. EASTERN STANDARD TIME ON JULY 5, 2002. ANY BALLOT THAT IS NOT EXECUTED BY A DULY AUTHORIZED PERSON SHALL NOT BE COUNTED. THE DEBTORS EXPRESSLY RESERVE THE RIGHT TO EXTEND (ON A DAILY BASIS IF NECESSARY) THE VOTING DEADLINE. IF THE VOTING DEADLINE IS SO EXTENDED, THE PERIOD DURING WHICH BALLOTS AND MASTER BALLOTS WILL BE ACCEPTED WILL TERMINATE AT 5:00 P.M., EASTERN STANDARD TIME, ON SUCH EXTENDED DATE. EXCEPT TO THE EXTENT PERMITTED BY THE BANKRUPTCY COURT, BALLOTS OR MASTER BALLOTS WHICH ARE RECEIVED AFTER THE VOTING DEADLINE (AS EXTENDED) WILL NOT BE ACCEPTED OR USED IN CONNECTION WITH THE DEBTORS' REQUEST FOR CONFIRMATION OF THE PLAN (OR ANY PERMITTED MODIFICATION THEREOF). ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST BUT WHICH INDICATES NEITHER AN ACCEPTANCE NOR REJECTION OF THE PLAN, OR


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


INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN, WILL NOT BE COUNTED.

     If you have any questions regarding the procedures for voting on the Plan, please contact the Debtors' ballot agent:

                         Mpower Holding Balloting
                         c/o Bankruptcy Services LLC
                         70 East 55th Street
                         New York, New York  10022
                         Attn:  Mariah Martin
                         (212) 376-8494

     2. Counting of Ballots and Master Ballots for Determining Acceptance of the Plan

     The Debtors intend to count all Ballots and Master Ballots received prior to the Voting Deadline for purposes of determining whether each impaired Class that is entitled to vote has accepted or rejected the Plan. Section 1125 of the Bankruptcy Code requires that a plan and a related disclosure statement must be disseminated to substantially all impaired creditors and impaired equity holders and that the disclosure statement for such plan contain "adequate information." "Adequate information" is defined as information of a kind and in sufficient detail as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about a plan of reorganization.

     The Debtors believe that, with respect to the Plan, all the requirements of Bankruptcy Code Section 1125 will be satisfied. This Disclosure Statement and the Plan, together with all the accompanying materials, are being transmitted to Holders of Mpower Holding 2010 Notes, Mpower Holding Preferred Stock and Mpower Holding Common Stock to solicit their votes to accept or reject the Plan. The solicitation period for voting on the Plan is approximately 20 business days. The Debtors believe that this Disclosure Statement contains sufficient information for all of the Holders of Mpower Holding 2010 Notes, Mpower Holding Preferred Stock and Mpower Holding Common Stock to cast informed votes to accept or reject the Plan.

     Under the Bankruptcy Code, a voting class of claims is presumed to have accepted a plan if its is accepted by creditors in such class who, of those voting on the Plan, hold at least two-thirds in amount and more than one-half in number of the allowed claims in such class. A voting class of interests is presumed to have accepted the Plan if it is accepted by holders of interests in such class who, of those voting on the plan, hold at least two-thirds in amount of allowed interests in such Class.

E.   Cramdown of the Plan

     If the Plan is not accepted by all impaired Classes, the Plan may still be confirmed by the Bankruptcy Court pursuant to section 1129(b) of the Bankruptcy Code (the "Cramdown Provisions") if the Plan has been accepted by at least one impaired Class of Claims, without


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


counting the acceptances of any insiders of the Debtors, and the Bankruptcy Court determines, among other things, that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the nonaccepting impaired Classes. The Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or to modify the Plan.

F.   Confirmation Hearing

     The Bankruptcy Court has scheduled a hearing to consider the confirmation of the Plan for 2:00 p.m., Eastern Standard Time, on July 17, 2002. At that hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether it is feasible and whether it is in the best interests of the creditors of the Debtor. At that time, the Debtors will submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Plan by the parties entitled to vote thereon.

     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be made in writing and specify the specific legal grounds for such objection, the nature and Amount of Claim or Equity Interest held by such party, and must be filed with the Bankruptcy Court, together with proof of service, and served on all required parties by the objection deadline set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

                     IX. VALUATION ANALYSIS AND PROJECTIONS

A.   Valuation of Mpower and Distributions Under the Plan

     In connection with certain matters relating to the Plan, the Debtors determined that it was necessary to estimate the value of Reorganized Mpower Holding Common Stock as of the Effective Date. Accordingly, Mpower has directed Rothschild to prepare a valuation analysis of the Debtors' business and Reorganized Mpower Holding Common Stock to be issued under the Plan. Specifically, the valuation was developed for purposes of assisting the Debtors in evaluating (i) the relative recoveries of holders of Allowed Claims and Equity Interests, and (ii) whether the Plan met the "best interest test" under the Bankruptcy Code.

     In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent publicly available financial results of the Debtors; (ii) reviewed certain internal financial and operating data of the Debtors; (iii) discussed with certain senior executives the current operations and prospects of the Debtors; (iv) reviewed certain operating and financial forecasts prepared by the Debtors, including the Projections (as defined in this Article IX.B. below) set forth in Article IX.B. - "Valuation Analysis and Projections - Financial Projections" of this Disclosure Statement; (v) discussed with certain senior executives of the Debtors key assumptions related to the Projections; (vi) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates; (vii) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating business of the Debtors; (viii) reviewed the financial terms, to the extent publicly available, of certain recent restructuring transactions of companies reasonably comparable to the operating business of the Debtors; (ix) considered


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


certain economic and industry information relevant to the operating business of the Debtors; and (x) conducted such other analyses as Rothschild deemed necessary under the circumstances.

     Rothschild assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Projections have been reasonably prepared on a basis reflecting the Debtors' best estimates and judgment as to future operating and financial performance. The Projections assume the Debtors will achieve certain customer growth and pricing levels for its product offerings. To the extent that the Debtors do not meet such customer growth and/or pricing levels during the projected period, such variances may have a material impact on the operating and financial forecast and on the valuation. Rothschild did not make any independent evaluation of the Debtors' assets, nor did Rothschild verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtors' achievement of the Projections, the valuation must be considered speculative.

     In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtors:

     o    The Effective Date occurs on or about September 30, 2002.

     o The pro forma debt levels of Mpower estimated as of September 30, 2002, would be $50.9 million of secured debt and $6.7 million of capital lease obligations.

     o As of September 30, 2002, the Debtors and their subsidiaries would have an estimated $53.5 million in cash including $10.1 million in restricted cash.

     o The Debtors will be able to obtain all future necessary financing to achieve the Projections. Rothschild makes no representations as to whether and on what terms the Debtors will obtain such financing.

     o The Debtors expect that the cancellation of debt income will substantially offset its pre-Effective Date net operating losses ("NOLs"). The projections used in the valuation assume that a significant portion of the NOLs will be available to the Reorganized Debtors, although subject to limitations under U.S. federal income tax laws. There are various elections the Reorganized Debtors potentially could make if they meet certain tests, which could have the effect of reducing the basis of its assets and permitting better use of the NOLs for use in future years. The Debtors are exploring whether they meet the tests for these elections and whether the elections may be beneficial based on the circumstances relating to the Debtors. See
          Article XII. - " Certain Federal Income Tax Considerations."

     o General financial and market conditions as of May 15, 2002 will not differ materially from those conditions prevailing as of the date of this Amended Disclosure Statement.


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


     o Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.

     As a result of such analyses, review, discussions, considerations and assumptions, Rothschild presented to the Debtors estimates that the total enterprise value ("TEV") of the Debtors is approximately $120.0 million to $170.0 million. Rothschild reduced such TEV estimates by the estimated pro forma debt levels of the Debtors as of September 30, 2002 (approximately $57.7 million) to calculate the implied reorganized equity value of Mpower. Rothschild estimates that the Debtors' total reorganized equity value will range from $62.3 million to $112.3 million or $0.96 to $1.73 per share of Reorganized Mpower Holding Common Stock before exercise of the New Options. Based on the foregoing valuations and the distribution of the Reorganized Mpower Holding Common Stock described herein, holders of Allowed Class 5 Mpower Holding Claims (Mpower Holding 2010 Note Claims) will receive approximately a 13.0% to 23.5% recovery on their Allowed Claims. These estimated ranges of values represent a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the implied equity value ranges associated with Rothschild's valuation analysis. Rothschild's estimate is based on economic, market, financial and other conditions as they exist on, and on the information made available as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Rothschild's conclusions, after the confirmation hearing on the Plan, Rothschild does not have any obligation to update, revise or reaffirm its estimate.

     The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets. Depending on the results of the Debtors' operations or changes in the financial markets, Rothschild's valuation analysis as of the Effective Date may differ from that disclosed herein.

     In addition, the valuation of newly issued securities, such as the Reorganized Mpower Holding Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied equity value estimated by Rothschild does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.

     THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

B.   Financial Projections

     The Debtors' management analyzed the ability of the Debtors to meet their obligations upon consummation of such restructuring with sufficient liquidity and capital resources to conduct their businesses. The Debtors' management also has developed the Debtors' business plan and prepared certain projections of the Debtors' operating profit, free cash flow and certain other items for the fiscal years 2002 through 2006 (the "Projection Period"). Such projections summarized below are based upon assumptions and have been adjusted to reflect the restructuring, including the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Projections").

     THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF ITS ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO STOCKHOLDERS PRIOR TO THE EFFECTIVE DATE OF ANY IN-COURT RESTRUCTURING OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

     The following forecast was not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forecasts. Arthur Andersen LLP, the independent auditor of the Debtors, has not audited, reviewed, compiled or otherwise applied procedures to the forecast and, consequently, does not express an opinion or any other form of assurance with respect to the forecast. The Debtors believe, however, that the forecast data are measured on a basis consistent with generally accepted accounting principles ("GAAP") as applied to the Debtors' historical financial statements.

     The Projections should be read in conjunction with the assumptions, qualifications and expectations set forth herein and the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements (including the notes and schedules thereto) in Mpower Holding's 2001 Annual Report on Form 10-K, annexed as Exhibit B to this Disclosure Statement.


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


     1.   Principal Assumptions for the Projections

     The Projections are based on, and assume the successful implementation of, the Debtors' business plan and the restructuring. Both the business plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtors. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Debtors or the Reorganized Debtors to achieve the projected results of operations. See Article XI - "Risk Factors."

     Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, Holders of Claims and Equity Interests entitled to vote on the Plan must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See Article XI - "Risk Factors."

     Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

          a.   Revenues

         Revenues are generated from sales of communications services consisting primarily of local phone services, data services, long-distance services, switched access billings and non-recurring charges, principally installation charges. The Debtors provide their services using a variety of technologies, including dedicated SDSL, VoSDSL, T1, Integrated T1, Data-only T1, and voice over the local loop ("POTS"). The Debtors' T1-based services were launched in the fourth quarter of 2001 and have comprised an increasing proportion of the Debtors' new sales since that time. The Debtors expect for their T1-based services to continue to provide an increasing proportion of the Debtors' new sales in the future pursuant to their business plan.

          b.   Cost of Operating Revenues

     Cost of operating revenues consists primarily of access charges, line installation expenses, transport expenses, long distance expenses and lease expenses for the Debtors' switch sites and the Debtors' collocation sites. Access charges consist of monthly charges paid to local exchange carriers ("LECs") for circuits over which the Debtors' services are delivered from their collocation sites to the customer premises (varying relative to the number of customer lines the Debtors have in service and the unit price charged for such circuits by each LEC with which the Debtors do business). Installation expenses are non-recurring charges that the Debtors pay to the local exchange carriers for establishing service to the Debtors' customers (varying relative to the number of new customer lines that are installed and the unit price charged for such installation by each LEC with which the Debtors do business). Transport expenses consist of monthly charges paid to local exchange carriers and other network providers for circuits which connect the Debtors' collocation sites to the Debtors' switch sites and the Debtors' switch sites to third party carriers (varying, in part, relative to the number of customer lines the Debtors have in service, the Debtors' existing and projected network capacity, and the unit price charged for such circuits by each vendor). Long distance expenses are charges the Debtors pay to wholesale long distance service providers who the Debtors use to connect their long distance customers to parties outside their local calling area (varying relative to the number of the Debtors' long distance customers, the volume of long distance calls made by the Debtors' customers, and the unit price charged by the Debtors' long distance service vendors). Lease expense for the Debtors' switch sites and their collocation sites are fixed relative to the number of switches and collocations that the Debtors currently have in service.

          c.   Selling, General and Administrative Expense

     Selling, general and administrative ("SG&A") consists of sales, marketing, customer service and administrative expenses. SG&A is projected to decline modestly relative to the first quarter of 2002 (due to headcount reductions implemented throughout the quarter) and is projected to remain relatively flat going forward.

          d.   Interest and Dividend Expense

     The Projections reflect the elimination of all interest and dividends related to the Mpower Holding 2010 Notes, the Mpower Holding Series C Preferred Stock and the Mpower Holding Series D Preferred Stock as a result of the restructuring. Interest on the 2004 Notes only remains in the Projections.

          e.   Capital Expenditures

     Capital expenditures are projected to be lower than in the past due to the more efficient utilization of the Debtors' existing network, and its utilization for a portion of the Debtors' future growth their inventory of equipment that the Debtors have removed from markets that they exited during 2001 and the first quarter of 2002.

          f.   Working Capital

     Trade receivables, inventory, and accounts payable levels are projected according to historical relationships with respect to purchase and sales volumes.

          g.   Fresh-Start Reporting

     The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the "Reorganization SOP"). Because the Debtors have commenced the Chapter 11 Cases, the Projections have been prepared generally in accordance with the "fresh-start" reporting principles set forth in the Reorganization SOP, giving effect thereto as of September 30, 2002. The principal effects of the application of these fresh-start principles are summarized below:

          For purposes of the Projections, it has been assumed the leveraged net equity balance as of the Effective Date is $87.3 million. The Projections also assume that the fair value of the Reorganized Debtors' fixed assets and certain other non-current assets will be used as of the Effective Date.

     The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. Upon emergence from a Chapter 11 Cases, the Debtors would be required to determine the amount by which their reorganization value as of the Effective Date exceeds, or is less than, the fair value of their assets as of the Effective Date. Such determination would be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of the Debtors' value. In any event, such valuations, as well as the determination of the fair value of the Debtors' assets and the determination of their actual liabilities, would be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

     2.   Projections

     The projected consolidated financial statements of Mpower Holding and its subsidiaries ("Mpower") set forth below have been prepared based on the assumption that the Effective Date would be September 30, 2002. Although the Debtors would seek to cause the Effective Date to occur as soon as practicable, there would be no assurance as to when the Effective Date actually would occur. The projected consolidated balance sheets as of September 30, 2002 (the "Projected Consolidated Opening and Closing Balance Sheet") for Reorganized Mpower Holding and its subsidiaries ("Reorganized Mpower") set forth below present: (a) the projected consolidated financial position required to reflect confirmation and the consummation of the transactions contemplated by the Plan (collectively, the "Balance Sheet Adjustments"); and (b) the projected consolidated financial position of Mpower after giving effect to the Balance Sheet Adjustments, as of the quarter ending September 30, 2002. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Projected Consolidated Opening and Closing Balance Sheet.

     The consolidated balance sheets for Reorganized Mpower as of the end of fiscal years 2002 through 2006 set forth on the following pages present the projected consolidated position of Mpower after giving effect to confirmation and the consummation of the transactions contemplated by the Plan, as of the end of each fiscal year in the Projection Period.

     The consolidated income statements for Reorganized Mpower set forth below presents the projected consolidated results of operations for each fiscal year included in the Projection Period.

Mpower Holding Corporation
Projected Opening and Closing Balance Sheet

                                                                              September 30, 2002
                                                                                  Unaudited
                                                                               ($ in millions)
                                         ------------------------------------------------------------------------------------------
                                                                                         Fresh Start
                                             Projected              Debt                  Accounting                Projected
Assets                                   Pre-Confirmation      Restructuring             Adjustments            Post-Confirmation
                                         ----------------      --------------            ------------           -----------------
Cash and Restricted Cash                    $      53.5            $     -                 $     -                 $    53.5
Accounts Receivable, net                           24.0                  -                       -                      24.0
Prepaid Expenses                                    9.1                  -                       -                       9.1
                                         ------------------  --------------------    ---------------------   ----------------------
           Total Current Assets                    86.6                  -                       -                      86.6

Property and Equipment, net                       345.0                  -                    (235.2)    (1)           109.8
Reorganization Value in Excess of
Amounts Allocated to Identified Assets,
net                                                 -                    -                       -                       -
Deferred Financing Costs, net                       7.4                 (6.8)   (2)              -                       0.6
Other Assets                                       12.3                  -                       -                      12.3
                                         ------------------  --------------------    ---------------------   ----------------------
           Total Assets                     $     451.3            $    (6.8)              $  (235.2)              $   209.3
                                         ==================  ====================    =====================   ======================

Liabilities
Accounts Payable                            $      36.9            $     -                 $     -                 $    36.9
Accrued Interest                                   28.0                (24.7)   (3)              -                       3.3
Sales Tax Payable                                   7.1                  -                      (5.3)    (4)             1.7
Other Accrued Liabilities                          22.9                  -                       -                      22.9
                                         ------------------  --------------------    ---------------------   ----------------------
           Total Current Liabilities               94.9                (24.7)                   (5.3)                   64.8

Long-Term Debt including Current
Maturities                                        428.6               (371.4)   (5)              -                      57.2
                                         ------------------  --------------------    ---------------------   ----------------------
           Total Liabilities                      523.5               (396.2)                   (5.3)                  122.0

Preferred Stock                                   202.9               (202.9)   (6)              -                       -

Shareholders' Equity
           Total Equity                          (275.1)               592.2                  (229.8)    (7)            87.3

                                         ------------------  --------------------    ---------------------   ----------------------
Total Liabilities and Equity                $     451.3            $    (6.8)              $  (235.2)              $   209.3
                                         ==================  ====================    =====================   ======================

--------------------------------------------------------------------------------

(1) Anticipated Fair Market Valuation of Gross Property, Plant and Equipment at 25% of original cost, adjusted for Reorganization Value less than Amounts Allocated to Identified Assets, net.
(2) Elimination of deferred financing costs in connection with restructuring of notes.
(3)  Elimination of accrued interest expense related to restructuring of notes.
(4) Sales taxes payable related to Property, Plant and Equipment in Note (2). Reduced proportionally with Anticipated Fair Market Valuation of Gross Property, Plant and Equipment.
(5)  Elimination of notes and unamortized discount.
(6)  Conversion of preferred stock to common equity per restructuring agreement.
(7) Reflects a net equity balance equal to the Reorganization Equity Value of $87.3 million per "Fresh Start" accounting guidelines.

Mpower Holding Corporation
Projected Consolidated Income Statement

                                                                              Fiscal Year Ended December 31,
                                                                                         Unaudited
                                                                                      ($ in millions)
                                                            --------------------------------------------------------------------

                                                                 2002         2003         2004          2005           2006
                                                                 ----         ----         ----          ----           ----
Revenue                                                         $235.7        $337.1       $442.6       $525.0         $605.4
Cost of Goods Sold                                               154.1         165.7        186.6        201.2          214.3
                                                            ------------- ------------ ------------ -------------  -------------
Gross Margin                                                      81.6         171.4        256.0        323.8          391.0

Sales, General and Administrative Expense                        165.1         158.6        148.9        154.4          162.0
Depreciation and Amortization                                     55.6          17.4         22.5         27.0           31.4
Other Expense                                                      2.0           2.0          2.0          2.0            2.0
Extraordinary Gain / (Loss)                                       24.7           -            -            -              -
                                                            ------------- ------------ ------------ -------------  -------------
         Total Operating Expenses                                247.4         177.9        173.3        183.3          195.4

                                                            ------------- ------------ ------------ -------------  -------------
Operating Income / (Loss)                                       (165.8)         (6.5)        82.7        140.4          195.7

Interest Expense and Other                                       (19.0)         (6.6)        (5.0)         -              -
Interest Income                                                    4.2           0.2          0.1          1.9            9.9
                                                            ------------- ------------ ------------ -------------  -------------
         Total Non-Operating Income / (Loss)                     (14.8)         (6.5)        (4.9)         1.9            9.9

                                                            ------------- ------------ ------------ -------------  -------------
Net Income / (Loss)                                            $(180.6)       $(13.0)       $77.8       $142.3         $205.5
                                                            ============= ============ ============ =============  =============

Mpower Holding Corporation
Projected Consolidated Balance Sheet

                                                                      Fiscal Year Ended December 31,
                                                                                Unaudited
                                                                             ($ in millions)
                                                     -----------------------------------------------------------------

Assets                                                    2002          2003         2004         2005         2006
                                                          ----          ----         ----         ----         ----
Cash and Restricted Cash                                  $26.0         $(9.4)       $(6.6)      $124.0       $322.9
Accounts Receivable, net                                   24.9          33.6         40.7         47.1         53.3
Prepaid Expenses                                            8.5          10.1          8.2          6.0          5.6
                                                     ------------  ------------ ------------ ------------ ------------
         Total Current Assets                              59.4          34.4         42.2        177.2        381.8

Property and Equipment, net                               110.1         127.2        146.0        154.0        155.5
Reorganization Value in Excess of Amounts                   -             -            -            -            -
Allocated to Identified Assets, net                         ____          ____         ____         ____         ____
Deferred Financing Costs, net                               0.5           0.2          -            -            -
Other Assets                                               12.3          12.3         12.3         12.3         12.3
                                                     ------------  ------------ ------------ ------------ ------------
         Total Assets                                    $182.4        $174.1       $200.5       $343.5       $549.6
                                                     ============  ============ ============ ============ ============

Liabilities
Accounts Payable                                          $29.8         $33.8        $35.7        $36.8        $37.2
Accrued Interest                                            1.7           1.7          -            -            -
Sales Tax Payable                                           1.7           1.7          1.7          1.7          1.7
Other Accrued Liabilities                                  23.8          28.5         29.0         28.7         28.8
                                                     ------------  ------------ ------------ ------------ ------------
         Total Current Liabilities                         57.0          65.6         66.5         67.2          6.7

Long-Term Debt including Current Maturities                56.2          52.2          -            -            -
                                                     ------------  ------------ ------------ ------------ ------------
         Total Liabilities                                113.2         117.9         66.5         67.2         67.7

Preferred Stock                                             -             -            -            -            -

Shareholders' Equity
         Total Equity                                      69.2          56.2        134.0        276.3        481.9

                                                     ------------  ------------ ------------ ------------ ------------
Total Liabilities and Equity                             $182.4        $174.1       $200.5       $343.5       $549.6
                                                     ============  ============ ============ ============ ============

Mpower Holding Corporation
Projected Consolidated Cash Flow Statement

                                                                              Fiscal Year Ended December 31,
                                                                                         Unaudited
                                                                                      ($ in millions)
                                                               --------------------------------------------------------------

                                                                  2002         2003        2004        2005          2006
                                                                  ----         ----        ----        ----          ----
Cash Flows from Operating Activities
Net Income / (Loss)                                              $(180.6)     $(13.0)      $77.8       $142.3        $205.5
Other Non-Cash Items                                                20.0         0.1         0.2          -             -
Restructuring, Extraordinary and Other Charges                     (10.9)        -           -            -             -
Depreciation and Amortization                                       55.6        17.4        22.5         27.0          31.4
Change in Assets and Liabilities, net                              (13.2)       (5.8)       (5.7)        (3.6)         (5.2)
                                                               ------------ ----------- ----------- ------------  -----------
     Net Cash Provided by / (Used in) Operating Activities        (129.1)       (1.2)       94.7        165.7         231.8

Cash Flows from Investing Activities
Capital Expenditures                                               (24.0)      (34.2)      (41.0)       (35.0)        (32.9)
                                                               ------------ ----------- ----------- ------------  -----------
     Net Cash Provided by / (Used in) Investing Activities         (24.0)      (34.2)      (41.0)       (35.0)        (32.9)

Cash Flows from Financing Activities
Payments on Long-Term Debt                                           -           -         (50.9)         -             -
                                                               ------------ ----------- ----------- ------------  -----------
     Net Cash Provided by / (Used in) Financing Activities           -           -         (50.9)         -             -

                                                               ------------ ----------- ----------- ------------  -----------
Net Change in Cash and Restricted Cash                           $(153.1)     $(35.4)       $2.8       $130.7        $198.9
                                                               ============ =========== =========== ============  ===========


                            X. LIQUIDATION ANALYSIS

     The liquidation analysis set forth below is based on the Debtors' unaudited projected balance sheet as of September 30, 2002 (the "Liquidation Analysis"). Management of the Debtors does not believe that more historical information or projected information would vary significantly. However, this analysis is subject to any changes due to the Debtors' continued operation since that date.

     A plan of reorganization cannot be confirmed unless the Bankruptcy Court finds that the plan is in the "best interests" of Holders of Claims against, and Equity Interests in, the debtor subject to such plan. The "best interests" test is satisfied if a plan provides to each dissenting or non-voting member of each impaired Class a recovery not less than the recovery such member would receive if all the debtor's assets were sold and the debtor were liquidated in a hypothetical case under chapter 7 of the Bankruptcy Code by a chapter 7 trustee. The Debtors believe that the Holders of impaired Allowed Claims and Equity Interests will receive under the Plan not less than they would receive under a chapter 7 liquidation.

     The following Liquidation Analysis of the Debtors is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtors' assets commencing on September 30, 2002. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee. Therefore, there can be no assurances that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in an accurate estimate of the proceeds that would be realized were the Debtors to undergo an actual liquidation. Therefore, the Liquidation Analysis is not necessarily indicative of the values that may be realized in an actual liquidation and could vary materially from the estimates provided herein.

     The chapter 7 liquidation period is assumed to average six months following the appointment of a chapter 7 trustee. While certain assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months.

     Additional information concerning the assumptions underlying the Liquidation Analysis is as follows:

A.   Cash and Cash Equivalents

     The Debtors' estimated Cash balance as of September 30, 2002 is $53.9 million and the Debtors' estimated Restricted Cash balance is $10.1 million. In liquidation, the estimated recovery on the Cash balance is 100%. The Cash balance reflects that the $19.0 million consent fee has been paid to the Consenting 2010 Noteholders of the Mpower Holding 2010 Notes in accordance with the terms and conditions of the 2010 Noteholder Voting Agreement. The Restricted Cash balance was set up as a trust to fund management retention and severance payments and is discussed further in this Article X.G. - "Severance Costs," below.

B.    Accounts Receivables

     Accounts Receivables is comprised primarily of amounts owed to the Debtors by their customers and Carriers. An estimated recovery percentage has been assigned for each aging "bucket." The estimated weighted average recovery range is 52.8% to 63.0%.

C.   Other Receivables

     Prepaid Expenses are comprised mainly of prepaid insurance, maintenance, rents and tolls. The collectability for these items has been estimated at between 0% and 25%.

D.   Property and Equipment

     Property and Equipment is comprised of construction-in-progress, building and property, telecom and switching equipment, leasehold improvements, hardware and software, office equipment and other, Asset Inventory, Phase III and assets held for future use. Recoveries are based on gross value. The recovery on telecommunications assets is estimated based on the prevailing market prices in a liquidation context, or approximately 10-15%. Buildings and property were assumed to receive 50-75% recovery, office equipment 10%, and hardware and software, leasehold improvements and Asset Inventory, Phase III were ascribed no value.

E.   Other Assets

     Other Assets are comprised mainly of utility deposits and security deposits. Security deposits are applied to reduce lease rejection claims. The anticipated recovery on Other Assets is 33.3% to 40.0%.

F.   Liquidation/Winddown Costs

     Liquidation/Winddown Costs include estimated operating expenses, overhead and other costs associated with administering the Debtors' business during a two-month winddown period.

G.   Severance Costs

     It has been assumed that the remaining payments under the Debtors' current retention program will be incurred to retain key employees. In a liquidation scenario, there is likely to be additional severance costs associated with the Severance Plan. The payments under the Debtors' current severance program are assumed to be paid. Also, there are additional liabilities related to "ER Taxes." A trust (the Restricted Cash balance) has been set up for payment of these amounts.



                          LIQUIDATION ANALYSIS FOR MPOWER HOLDING CORPORATION AND MPOWER COMMUNICATIONS CORP.
------------------------------------------------------------------------------------------------------------------------------------
                                                           ($ in millions)

                                                                             LOW VALUE                            HIGH VALUE
                                                                     ---------------------------          --------------------------
                                                          9/30/02      Estimated     Estimated              Estimated    Estimated
                                                         Estimated    Liquidation    Recovery              Liquidation    Recovery
                                                  Notes   Balance      Proceeds          %                  Proceeds         %
                                                  ------------------ -------------- ------------          --------------------------
PROCEEDS FROM LIQUIDATION
Cash                                                 A        $53.9          $53.9       100.0%                   $53.9       100.0%
Restricted cash                                      A         10.1           10.1       100.0%                    10.1       100.0%
Accounts receivable                                  B         24.0           12.7        52.8%                    15.1        63.0%
Prepaids                                             C          9.1            0.0         0.0%                     2.3        25.0%
Property, Plant and Equipment, Gross                 D        529.3           48.6         9.2%                    71.5        13.5%
Deferred Financing Costs, net                                   7.4            0.0         0.0%                     0.0         0.0%
Other assets                                         E         11.0            3.7        33.3%                     4.4        40.0%
                                                        ------------ -------------- ------------          --------------------------
Gross Proceeds Available for Distribution                    $644.9         $128.9        20.0%                  $157.4        24.4%
                                                                     ==============                       ==============

DISTRIBUTION OF PROCEEDS
Mpower Communications Corp.
Secured Claims
--------------
13% Senior Secured Notes due 2004                             $50.9                                $50.9
Accrued interest on 2004 Notes through 4/8/02                   3.4                                  3.4
                                                        ------------                            ---------
   Total 13% Senior Secured Notes due 2004
   plus Accrued interest                                       54.4          $10.8       100.0%     54.4          $16.2       100.0%
Capital lease obligations                                       6.7            6.7       100.0%      6.7            6.7       100.0%
                                                        ------------ -------------- ------------ -------- -------------- -----------
   Total Secured Claims                                       $61.1          $17.5       100.0%    $61.1          $22.9       100.0%
                                                        ============ ============== ============ ======== ============== ===========

Proceeds Available for payment of administrative
and priority claims                                                         $111.4                               $134.4

Administrative and Priority Claims
----------------------------------
Professional fees                                              $4.8           $4.8       100.0%     $4.8           $4.8       100.0%
Trustee Fees                                                    3.9            3.9       100.0%      4.7            4.7       100.0%
Estimated liquidation / wind-down costs              F         18.9           18.9       100.0%     18.9           18.9       100.0%
Management retention / Severance                     G         11.6           11.6       100.0%     11.6           11.6       100.0%
Taxes                                                          11.0           11.0       100.0%     11.0           11.0       100.0%
                                                        ------------ -------------- ------------ -------- -------------- -----------
   Total Administrative and Priority Claims                   $50.2          $50.2       100.0%    $51.0          $51.0       100.0%
                                                        ============ ============== ============ ======== ============== ===========

Proceeds Available for payment of unsecured claims                           $61.3                                $83.4

Unsecured Claims
----------------
13% Senior Secured Notes due 2004 deficiency claim            $43.6          $23.2        53.1%    $38.2          $29.0        75.9%
Accounts payable                                               30.5           16.2        53.1%     30.5           23.1        75.9%
Lease rejection claims                                         14.3            7.6        53.1%     14.3           10.9        75.9%
Accrued employee                                                2.7            1.5        53.1%      2.7            2.1        75.9%
Other                                                          24.2           12.8        53.1%     24.2           18.4        75.9%
                                                        ------------ -------------- ------------ -------- -------------- -----------
   Total Unsecured Claims                                    $115.3          $61.3        53.1%   $109.9          $83.4        75.9%
                                                        ============ ============== ============ ======== ============== ===========

Proceeds Available for payment of Holding Company
claims                                                                        $0.0                                 $0.0

Mpower Holding Corporation
Unsecured Claims
----------------
13% Senior Secured Notes due 2004                             $54.4           $0.0         0.0%    $54.4           $0.0         0.0%
13% Senior Notes due 2010                                     380.5            0.0         0.0%    380.5            0.0         0.0%
Accrued interest on 2010 Notes through 4/8/02                  25.7            0.0         0.0%     25.7            0.0         0.0%
                                                        ------------ -------------- ------------ -------- -------------- -----------
   Total Unsecured Claims                                    $460.6           $0.0         0.0%   $460.6           $0.0         0.0%
                                                        ============ ============== ============ ======== ============== ===========

Proceeds Available for distribution to Preferred
and Common Stock                                                              $0.0                                 $0.0


                                                       SUMMARY COMPARATIVE RECOVERY ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------
                                                                  ($ in millions)

                                                                                Plan of Reorganization
                                                                -----------------------------------------------------------
                                                                         Low Value                     High Value
                                                                ----------------------------- -----------------------------
                                                       Claim     $ Recovery     % Recovery     $ Recovery     % Recovery
                                                      --------- ------------- --------------- -------------- --------------
Mpower Holding Class 1
- Mpower Holding Secured Claims                          $0.0        $0.0              NM           $0.0             NM
Mpower Holding Class 2
- Mpower Holding Other Priority Claims                    0.0         0.0              NM            0.0             NM
Mpower Holding Class 3 (1)
- Mpower Holding General Unsecured Claims                31.0        31.0          100.0%           31.0         100.0%
Mpower Holding Class 4
- Mpower Holding 2004 Note Claims                        54.4        54.4          100.0%           54.4         100.0%
Mpower Holding Class 5
- 2010 Mpower Holding Note Claims                       406.2        53.0           13.0%           95.5          23.5%
Mpower Holding Class 6
- Mpower Holding Preferred Stock Interests                 NM         8.4              NM           15.2             NM
Mpower Holding Class 7
- Mpower Holding Common Stock Interests                    NM         0.9              NM            1.7             NM
Mpower Holding Class 8
- Mpower Holding Common Stock Class Action Claims         0.0         0.0              NM            0.0             NM

MCC Class 1 - MCC Other Secured Claims (2)               $6.7        $6.7          100.0%           $6.7         100.0%
MCC Class 2 - MCC 2004 Claims                            54.4        54.4          100.0%           54.4         100.0%
MCC Class 3 - MCC Other Priority Claims (3)              11.0        11.0          100.0%           11.0         100.0%
MCC Class 4 - MCC General Unsecured Claims (4)           45.0        45.0          100.0%           45.0         100.0%
MCC Class 5 - MCC Common Stock Interests (5) (6)           NM        62.3              NM          112.3             NM

                Liquidation Analysis
----------------------------------------------------------
        Low Value                     High Value
---------------------------  -----------------------------
 $ Recovery     % Recovery     $ Recovery      % Recovery
-------------- -------------- --------------  -------------

     $0.0              NM           $0.0             NM

      0.0              NM            0.0             NM

      0.0            0.0%            0.0           0.0%

     34.0           62.4%           45.2          83.1%

      0.0            0.0%            0.0           0.0%

      0.0              NM            0.0             NM

      0.0              NM            0.0             NM

      0.0              NM            0.0             NM

     $6.7          100.0%           $6.7         100.0%
     34.0           62.4%           45.2          83.1%
     11.0          100.0%           11.0         100.0%
     38.1           53.1%           54.4          75.9%
      0.0              NM            0.0             NM


--------------------------------------------------------------------------------
(1)  Represents intercompany claims.
(2)  Estimated as of September 30, 2002.
(3) Liquidation analysis scenario includes $50.2 million of priority claims in the low case and $51.0 million in the high case.
(4) Liquidation analysis scenario assumes additional unsecured claims would arise in the amount of $26.7 million.
(5)  Excludes intercompany claim of $31.0 million
(6) Proforma cash balances assume October 1, 2002 interest payment on the MCC Class 2 claims and full payment of MCC Class 3 claims in cash.

                                XI. RISK FACTORS

A.   Certain Bankruptcy Law Considerations

     1.   General

     The filing of the Chapter 11 Cases by the Debtors and the publicity attendant thereto may adversely affect the business of the Debtors. The Debtors believe that any such adverse effects may worsen during the pendency of protracted Chapter 11 Cases if the Plan is not confirmed as expected.

     2. The Chapter 11 Cases Could Adversely Affect the Debtors' Relations with Trade Vendors, Damage the Debtors' Reputation with Customers and Impair the Debtors' Ability to Retain or Attract High-Quality Personnel

     The commencement of the Chapter 11 Cases may adversely affect the Debtors' business and cause certain trade suppliers and vendors to cease providing goods and services to the Debtors and their subsidiaries. Although the Debtors believe that they have good relationships with their suppliers and trade vendors and the Debtors may seek authority from the Bankruptcy Court to pay all prepetition claims of key suppliers and trade vendors on the condition that they continue to provide customary goods and services to the Debtors and their subsidiaries on customary credit and shipping terms, the Debtors cannot assure you that such suppliers and vendors will continue generally to provide such goods and services to the Debtors and their subsidiaries after the commencement of the Chapter 11 Cases, and their failure to do so could harm the Debtors' businesses.

     In addition, because of the traditional stigma associated with any bankruptcy case, regardless of whether it may improve the Debtors' financial condition, the Debtors' commencement of the Chapter 11 Cases may adversely affect their ability to retain and attract customers and/or highly skilled personnel, which could harm the Debtors' businesses. Although the Debtors intend to seek authority from the Bankruptcy Court to pay, among other things, certain accrued prepetition wages, salaries, bonuses, other compensation obligations and other employee and independent contractor obligations, the Debtors cannot assure you that the Debtors' officers and highly skilled personnel will continue their employment with the Debtors, and their failure to do so could harm the Debtors' businesses.

     3.   Classification and Treatment of Claims and Equity Interests

     Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Equity Interests in, the Debtors. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. The Debtors believe that all Claims and Equity Interests have been appropriately classified in the Plan. The Debtors have elected to separately classify Mpower Holding General Unsecured Claims and MCC General Unsecured Claims because these Classes are composed largely of trade creditors who either will be paid in full in Cash or otherwise not impaired under the Plan. Many of these creditors are key suppliers of products and services used by the Debtors. Accordingly, any impairment of these Claims could be detrimental to the ability of the Debtors to obtain essential trade credit and could substantially impair the ability of the Debtors to do business with trade creditors whose goods and services are essential for the Debtors' businesses.

     In addition, the Debtors have classified together the Mpower Holding Series C Preferred Stock and the Mpower Holding Series D Preferred Stock in Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) because this Class is composed of Holders of Mpower Holding Issued Preferred Stock who will receive Mpower Holding Common Stock under the Plan. To the extent that the Bankruptcy Court finds that a different classification is required for Equity Interests in Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) or any of the Debtors' other Classes in order for the Plan to be confirmed, the Debtors presently anticipate that they would seek (i) to modify the Plan to provide for whatever reasonable classification might be required for Confirmation and (ii) to use the acceptances received from any creditor or equity security holder pursuant to this Solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor or equity security holder ultimately is deemed to be a member. Any such reclassification of creditors or equity security holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor or equity security holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. The Debtors believe that under the Federal Rules of Bankruptcy Procedure, the Debtors would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the Claim of any creditor or equity security holder. See Article VI.J.4 - "The Plan - Other Provisions - Modification of the Plan; Revocation or Withdrawal of the Plan."

     The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the Holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. The Debtors believe that they have complied with the requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan.

     Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

     4.   Methods of Solicitation

     The Debtors believe that the use of the Disclosure Statement and of Ballots and Master Ballots for the purpose of obtaining acceptances of the Plan and the solicitation of votes (the "Solicitation") is in compliance with the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will decide that the Solicitation meets the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the Solicitation does not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Debtors may seek to resolicit acceptances, and, in such event, Confirmation of the Plan could be delayed and possibly jeopardized.

     5.   Failure to Satisfy Voting Requirement

     If the Debtors obtain the requisite votes to accept the Plan from Mpower Holding Class 5 Claims (Mpower Holding 2010 Note Claims) in accordance with the requirements of the Bankruptcy Code, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes in favor of the Plan are not received, the Debtors may seek to accomplish an alternative restructuring of their capitalization and their obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to Holders of the Mpower Holding 2010 Notes, Mpower Holding Preferred Stock Interests, Mpower Holding Common Stock Interests, or other creditors and equity holders as those proposed in the Plan.

     6.   Non-Confirmation or Delay of Confirmation of the Plan

     It is possible that the Chapter 11 Cases could evolve into lengthy and contested Chapter 11 Cases, the results of which cannot be predicted.

     Even if the requisite acceptances are received under the Bankruptcy Code and the Plan is uncontested in the Debtors' Chapter 11 Cases, it is estimated that the Plan would take at least 12 weeks to confirm. Moreover, regardless of whether all Classes of Claims and Equity Interests accept or are presumed to have accepted the Plan, the Plan still may not be confirmed by the Bankruptcy Court, which sits as a court of equity and may exercise substantial discretion. For example, a dissenting or non-accepting creditor or equity holder of the Debtors might challenge the terms of the Plan as not being in compliance with the Bankruptcy Code and the Bankruptcy Court might rule in favor of the dissenting or non-accepting creditor's or equity holder's objections. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan likely will not be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting impaired Classes of Claims and Equity Interests be not less than the value of distributions such impaired Classes of Claims and Equity Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion. Additionally, even if the required acceptances of each Class are received, the Bankruptcy Court may find that Holders of Claims have not validly accepted the Plan if the Bankruptcy Court finds that the Debtors' solicitation of acceptances for the Plan did not comply with the requirements of section 1126(b) of the Bankruptcy Code. In such event, the Debtors may seek to resolicit acceptances. Nonetheless, confirmation of the Plan could be delayed and possibly jeopardized. Additionally, the Debtors cannot assure you that the Plan will not require significant modifications for confirmation of the Plan, or that such modifications would not require a resolicitation of acceptances.

     7.   Non-Consensual Confirmation -- "Cramdown"

     In the event a Class of Claims or Equity Interests, such as Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) or Mpower Holding Class 7 (Mpower Holding Common Stock Interest), does not accept the Plan, or a Class of Claims or Equity Interests, such as Mpower Holding Class 8 (Mpower Holding Common Stock Class Action Claims), is deemed to have rejected the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors' request if, as to each non-accepting impaired Class of Claims or Equity Interests, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each such non-accepting impaired Class of Claims or Equity Interests. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion. Under section 1129(b)(2)(C) of the Bankruptcy Code, the condition that the Plan be "fair and equitable" with respect to a Class of Claims or Equity Interests includes the requirement that the Holder of any Claim or Equity Interest that is junior to the Equity Interests of such Class will not receive or retain under the Plan on account of such junior Claim or Equity Interest any property. Pursuant to the Plan, if the Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) does not accept the Plan, neither the Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests) nor the Mpower Holding Class 7 (Mpower Holding Common Stock Interests), which is junior to the Equity Interests of the Mpower Holding Class 6 (Mpower Holding Preferred Stock Interests), will receive or retain any distribution under the Plan. In addition, because the Plan deems Mpower Holding Class 8 (Mpower Holding Common Stock Class Action Claims) to reject the Plan, these requirements must be satisfied with respect to such Class. The Debtors believe that the Plan satisfies these requirements.

     8.   Risk of Non-Occurrence of the Effective Date

     Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

     9.   Certain Risks of Non-Confirmation

     Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A dissenting or non-accepting creditor or equity security holder of the Debtors might challenge the adequacy of the disclosure, the solicitation procedures and results, or the terms of the Plan as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the solicitation procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting Classes and that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting impaired Classes of Claims and Equity Interests will not be less than the value of distributions such impaired Classes of Claims and Equity Interests would receive if the relevant Debtor were liquidated under chapter 7 of the Bankruptcy Code.

See Article XIV.D.1. - "Confirmation - Plan Meets Requirements for Confirmation
- Best Interests of Creditors - Liquidation Analysis." While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a liquidation or the need for further financial reorganization and that non-accepting Holders of Claims and Equity Interests in impaired Classes will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code. The Debtors believe that Holders of Mpower Holding Class 8 (Mpower Holding Common Stock Class Action Claims) would receive no distribution under a liquidation pursuant to either chapter 7 or chapter 11. See Article XIV.D. - "Confirmation - Plan Meets Requirements for Confirmation."

     The Plan provides for releases and covenants not to sue by Holders of Claims and Equity Interests under the Plan, the Debtors and the Reorganized Debtors with respect to all rights and causes of action against any D&O Releasee or members of the Ad Hoc Committee. While the Debtors believe that these provisions in the Plan are permissible under the Bankruptcy Code, arguments exist that certain case law would permit a contrary conclusion which, if accepted by the Bankruptcy Court, may result in the Plan's not being confirmed. See Section 10.1 of the Plan.

     The Plan also provides that the Debtors, Reorganized Debtors, the Disbursing Agent and the members of the Ad Hoc Committee, shall be exculpated from any liability to any Holder of any Claim or Equity Interest for any act or omission in connection with or arising out of the Debtors' restructuring, the Chapter 11 Cases, Disclosure Statement, the Plan, the Plan Documents, the Voting Agreements, the solicitation of votes for, and the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, including all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to promulgation and confirmation of the Plan, except for any act or omission that is determined to have constituted willful misconduct or gross negligence, by a Final Order of the Bankruptcy Court. While the Debtors believe that these provisions in the Plan are permissible under the Bankruptcy Code, arguments exist that certain case law would permit a contrary conclusion which, if accepted by the Bankruptcy Court, may result in the Plan not being confirmed. See Section 10.3 of the Plan.

     The confirmation and consummation of the Plan are also subject to certain other conditions. See Article VI.H. - "The Plan - Conditions to Confirmation" and "Conditions to the Effective Date." No assurance can be given that these conditions will be satisfied or if not satisfied that the Debtors could or would waive such conditions.

     If the Plan, or a plan determined not to require resolicitation of any Classes by the Bankruptcy Court, were not to be confirmed in a timely manner, it is unclear whether the restructuring could be implemented and what Holders of Claims and Equity Interests would ultimately receive with respect to their Claims and Equity Interests. If an alternative reorganization could not be agreed to in a timely manner, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that Holders of Claims and Equity Interests would receive less than they would have received pursuant to the Plan. See Article

XIV.E.1. - "Confirmation - Alternatives to Confirmation and Consummation of the Plan - Liquidation Under Chapter 7 or Chapter 11."

     10.  Alternatives to Confirmation and Consummation of the Plan

     If the Plan is not confirmed by the Bankruptcy Court and consummated thereafter, the alternatives include (i) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code and
(iii) dismissal of the Chapter 11 Cases. The Debtors believe the Plan is significantly more attractive than these alternatives because it could, among other things, minimize disputes during such other proceedings, significantly shorten the time required to accomplish the reorganization, reduce the expenses of a case under chapter 11 of the Bankruptcy Code, minimize the disruption to the Debtors' businesses that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 of the Bankruptcy Code. See Article XIV.E. - "Confirmation - Alternatives to Confirmation and Consummation of the Plan."

B. Factors Affecting the Value of the Securities to Be Issued Under the Plan of Reorganization

     1.   Competitive Conditions

     The telecommunications industry is highly competitive. The Debtors' success depends upon their ability to compete with other telecommunications providers in each of the Debtors' markets, many of which have substantially greater financial, marketing and other resources than the Debtors have. In addition, competitive alternatives may result in substantial customer turnover in the future. A growing trend towards consolidation of communications companies and the formation of strategic alliances within the communications industry, as well as the development of new technologies, could give rise to significant new competitors. The Debtors cannot assure you that they will be able to compete successfully.

     2.   Capital Requirements

     The Bankruptcy Court could delay confirming or fail to confirm the Debtors' Plan if it were to find that it was reasonably unlikely that the reorganized company could obtain additional financing necessary to fund its ongoing operations. Assuming the Plan is confirmed and the Debtors' emerge from bankruptcy, the Reorganized Debtors still are expected to have substantial capital needs and, based on the Plan, the Reorganized Debtors' would only have enough cash to operate their business through the first quarter of 2003. If approved, the Plan will significantly improve the Debtors' capital structure by significantly decreasing their debt and preferred stock obligations, which, the Debtors' believe, will put them in a better position to obtain additional debt or equity financing. However, the Debtors' cannot assure you that they will be able to obtain additional debt or equity financing to operate their business beyond the first quarter of 2003, particularly in view of competitive factors and industry conditions.

     3.   Variances from Projections

     The fundamental premise of the Plan is the deleveraging of the Debtors and the implementation and realization of the Debtors' business plan, as reflected in the Projections contained in this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors and their subsidiaries, some of which may not materialize. Such assumptions include, among other items, assumptions concerning revenues, the cost of operating revenues, selling, general and administrative expenses, capital expenditures, working capital and "fresh-start" reporting. The Debtors believe that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the Debtors' actual financial results. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

     Moreover, the estimated percentage recovery by Holders of the Mpower Holding 2010 Note Claims and Holders of the Mpower Holding Preferred Stock and Mpower Holding Common Stock Interests is based upon the Debtors' estimate of the values of the Reorganized Mpower Holding Common Stock. Because the market and economic conditions upon which such values are based are beyond the control of the Debtors, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse.

     4.   Disruption of Operations

     The pendency of the Debtors' Chapter 11 Cases could adversely affect the Debtors' relationships with their customers and suppliers, as well as the Debtors' ability to retain or attract high-quality employees. In such event, weakened operating results may occur that could give rise to variances from the Debtors' projections.

     5.   Lack of Trading Market

     Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the prevailing market price of the Reorganized Mpower Holding Common Stock.

     6.   Dividend Policies

     In accordance with past practice, Mpower Holding does not anticipate that any dividends will be paid on the Reorganized Mpower Holding Common Stock in the foreseeable future.

     7. Further Issues or Sales of Equity Securities by Reorganized Mpower Holding May Be Heavily Dilutive

     Assuming the Plan is approved and adopted, there will be after the Effective Date, no restriction on the Debtors' ability to issue additional equity securities, which may include, but not be limited to, common stock, preferred stock and securities exercisable or convertible into common stock (including employee stock options). There can be no certainty as to the effect, if any, that future issuances or sales of such securities by Reorganized Mpower Holding, or the availability of such equity securities for future issue or sale, would have on the market price of Reorganized Mpower Holding Common Stock prevailing from time to time. Sales of substantial numbers of equity securities of Reorganized Mpower Holding in the public or private market, a perception in the market that such sales could occur, or the issuance of securities exercisable or convertible into Reorganized Mpower Holding Common Stock could adversely affect the prevailing market price of Reorganized Mpower Holding Common Stock.

C.   Risks Relating to the Debtors

     For risks related to the Debtors in general, you should read the "Risk Factors" sections in both Mpower Holding's 2001 Annual Report on Form 10-K annexed hereto as Exhibit B, and Mpower Holding's joint proxy statement/prospectus on Form S-4, as amended, filed with the SEC on March 8, 2001.



                     XII. CERTAIN OTHER LEGAL CONSIDERATIONS

A.   Section 1145 of the Bankruptcy Code

     Mpower Holding has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the Reorganized Mpower Holding Common Stock that they may be deemed to be offering by virtue of the solicitation of acceptances of the Plan pursuant to this Disclosure Statement. Mpower Holding is relying on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act, and any applicable state securities laws, the offer of any Reorganized Mpower Holding Common Stock that may be deemed to be offered pursuant to the Plan to Holders of Claims and Equity Interests in exchange for their Claims or Equity Interests. Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities from the registration requirements of the Securities Act if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for administrative expense or interest in the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such an exchange and partly for cash or property. Mpower Holding believes that, as the issuer of the security and a debtor under the Plan, it is entitled to the exemption from registration under section 1145(a) of the Bankruptcy Code.

     The Reorganized Mpower Holding Common Stock subject to the exemption from registration under Bankruptcy Code section 1145(a) may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" as defined in section 1145(b) of the Bankruptcy Code with respect to the Reorganized Mpower Holding Common Stock. Section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security issued pursuant to a plan of reorganization for the holders of such securities, (ii) offers to sell securities issued pursuant to a plan of reorganization for the holders of such securities, (iii) offers to buy securities, if the offer to buy is made with a view toward distribution of such securities or (iv) is an issuer within the meaning of section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with an issuer of securities. Under Rule 405 of Regulation C of the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                XIII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain anticipated U.S. federal income tax consequences of the Plan to the Debtors, and to Holders of Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests and Mpower Holding Common Stock Interests. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, all as now in effect, and all of which are subject to change (possibly with retroactive effect) and different interpretations. This summary does not address the potential implications of state, local or non-U.S. tax laws, or any aspect of U.S. federal tax law other than income taxation.

     This summary does not describe all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of Holders of Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests or Mpower Holding Common Stock Interests, or to Holders of Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests or Mpower Holding Common Stock Interests that may be subject to special treatment under the U.S. federal income tax laws (including, for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, partnerships and other pass-through entities, U.S. Holders, as defined below, using a functional currency other than the U.S. dollar and persons holding Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests or Mpower Holding Common Stock Interests as part of a hedging, integrated, conversion or constructive sale transaction or a straddle. This summary is limited to Holders that hold their Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests or Mpower Holding Common Stock Interests, as the case may be, and that will hold Reorganized Mpower Holding Common Stock, as capital assets within the meaning of section 1221 of the Code (generally property held for investment). Except where expressly indicated to the contrary, this summary assumes that the Mpower Holding 2010 Notes constitute indebtedness for U.S. federal income tax purposes.

     The U.S. federal income tax considerations relating to the Plan are complex and may be subject to substantial uncertainties due to a lack of definitive judicial or administrative authority and interpretation. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any U.S. federal income tax consequences of the Plan. Thus, no assurances can be provided that the IRS will agree with the discussion set forth below, or that a court will not sustain any challenge by the IRS in the event of litigation.

     THIS SUMMARY IS INTENDED FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES OF A HOLDER OF MPOWER HOLDING 2010 NOTES, MPOWER HOLDING ISSUED PREFERRED STOCK INTERESTS OR MPOWER HOLDING COMMON STOCK INTERESTS. ACCORDINGLY, HOLDERS OF MPOWER HOLDING 2010 NOTES, MPOWER HOLDING ISSUED PREFERRED STOCK INTERESTS OR MPOWER HOLDING COMMON STOCK INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN.

     As used herein, a "U.S. Holder" is a beneficial owner of Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests, or Mpower Holding Common Stock Interests or Reorganized Mpower Holding Common Stock, as the case may be, that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (including any entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of source or (iv) a trust if (a) a court within the United States can exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests, Mpower Holding Common Stock Interests or Reorganized Mpower Holding Common Stock, as the case may be, that is not a U.S. Holder. If a partnership holds Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests, or Mpower Holding Common Stock Interests or Reorganized Mpower Holding Common Stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests, or Mpower Holding Common Stock Interests or Reorganized Mpower Holding Common Stock, you should consult your own tax advisor.

A.   U.S. Federal Income Tax Consequences of the Plan to the Debtors

     1.   Net Operating Loss Carryforwards

     The Debtors believe that, for U.S. federal income tax purposes, their net operating loss ("NOL") carryforwards, together with the NOL carryforwards of other members of Mpower Holding's U.S. consolidated return group, will total approximately $820 million as of January 1, 2002. However, the ability of the Debtors to utilize some of these NOL carryforwards currently is subject to certain limitations under section 382 of the Code, and the amount of these NOL carryforwards remains subject to adjustment upon examination by the IRS. Moreover, as discussed below, the amount of these NOL carryforwards (and possibly certain other tax attributes of the Debtors) may be significantly reduced, and the subsequent utilization of these NOL carryforwards may be further limited, in connection with the Plan.


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     2.   Cancellation of Indebtedness Income

     Under the Code, a taxpayer generally will realize cancellation of indebtedness ("COI") income when its creditors accept less than full payment in satisfaction of a claim. In this regard, COI income can be measured as the difference between (i) the amount of the taxpayer's indebtedness that is canceled and (ii) the sum of the amount of cash and the fair market value of any property that is received by creditors in consideration for the cancellation. Absent the application of a statutory exception, such as those described below, the amount of COI income realized by a taxpayer during a taxable year would be included in the gross income of the taxpayer for U.S. federal income tax purposes.

     Section 108 of the Code provides, in part, that COI income need not be included in the gross income of a taxpayer if the cancellation of indebtedness occurs in a title 11 case (the "bankruptcy exception"), or to the extent that the taxpayer is insolvent (that is, the amount of its indebtedness exceeds the fair market value of its assets) at the time of the cancellation (the "insolvency exception"). Instead, the taxpayer must reduce certain of its U.S. federal income tax attributes by the amount of COI income that is excluded from gross income under the bankruptcy exception or insolvency exception. The attribute reduction occurs after the determination of the taxpayer's U.S. federal income tax liability for the taxable year in which the COI income is realized, and is applied in the following order (unless the taxpayer elects to first reduce the tax basis of its depreciable property): NOLs and NOL carryforwards, general business credit carryforwards, minimum tax credit carryforwards, net capital losses and capital loss carryforwards, the tax basis of the taxpayer's depreciable and nondepreciable property, passive activity loss and credit carryforwards and foreign tax credit carryforwards.

     The Debtors expect that, in connection with the Plan, significant COI income will be realized in respect of the Mpower Holding 2010 Notes. However, the Debtors believe that such COI income will be excluded from the gross income of the Debtors under either the bankruptcy exception or the insolvency exception of Code section 108. In such case, the amount of COI income will not be taxable to the Debtors, but will be applied against the U.S. federal income tax attributes of the Debtors at the end of the taxable year in which the COI income is realized. Moreover, even if the Debtors were required to include some or all of the COI income in gross income, the Debtors believe that the amount of NOLs and NOL carryforwards available for utilization would exceed the amount of recognized COI income.

     3.   Annual Section 382 Limitation

     Under section 382 of the Code, a loss corporation that undergoes an "ownership change" will be subject to an annual limitation (the "annual section 382 limitation") on the amount of pre-change NOLs and NOL carryforwards, as well as, possibly, the amount of subsequently recognized "built-in losses" (i.e., losses economically accrued but unrecognized as of the date of the ownership change), that may be utilized to offset future taxable income. In general, an ownership change occurs if the percentage of the loss corporation's stock owned by one or more direct or indirect 5% shareholders (as specially defined for purposes of Code section 382) has increased by more than 50 percentage points over the lowest percentage of the loss corporation's stock owned by such 5% shareholders at any time during a three-year testing period. The Debtors anticipate that the issuance of Reorganized Mpower Holding Common Stock pursuant to


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the Plan will result in an ownership change with respect to Mpower Holding and its U.S. consolidated return group.

     When an ownership change occurs pursuant to a plan of reorganization in a title 11 case, the annual section 382 limitation generally is equal to the product of (i) the lesser of the fair market value of the loss corporation's outstanding stock immediately after the ownership change (with certain adjustments) and the fair market value of the loss corporation's gross assets immediately before the ownership change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (for April 2002, the long-term tax-exempt rate is 5.01%). However, if the loss corporation does not continue its historic business or use a significant portion of its business assets in a new business for two years after the ownership change, the annual section 382 limitation would be zero. Any portion of the annual section 382 limitation that is unutilized in a particular taxable year would be available for use by the loss corporation in subsequent taxable years.

     An exception to the annual section 382 limitation is available when existing shareholders and certain "qualified creditors" of the loss corporation receive at least 50% of the stock of the loss corporation pursuant to a reorganization in a title 11 case (the "reorganization exception"). For this purpose, a qualified creditor generally includes (i) a creditor who has held indebtedness of the loss corporation for at least 18 months prior to the filing of the title 11 case, and (ii) a creditor whose claim arose in the ordinary course of the loss corporation's business and who has continuously held such claim since its inception. Additionally, any stock of the loss corporation that is received by a creditor who does not become a direct or indirect 5% shareholder of the reorganized loss corporation generally will be treated as received by a qualified creditor, other than in the case of a creditor whose participation in the plan of reorganization makes evident to the loss corporation that the creditor has not owned the indebtedness for the requisite period.

     Under the reorganization exception, a loss corporation's pre-change NOLs and NOL carryforwards would not be limited on an annual basis, but would be reduced by the amount of any interest deductions claimed by the loss corporation for the taxable year of the reorganization, and for the preceding three taxable years, in respect of any indebtedness that was converted into stock of the loss corporation as part of the reorganization. However, if a loss corporation takes advantage of the reorganization exception and another ownership change occurs within a two-year period, the loss corporation will be precluded from utilizing any pre-change NOLs and NOL carryforwards existing at the time of the subsequent ownership change against future taxable income. An otherwise eligible loss corporation may elect not to apply the reorganization exception, and instead remain subject to the annual section 382 limitation.

     No decision has been made at this point as to whether the Debtors will apply the reorganization exception, if available, or will elect to remain subject to the annual section 382 limitation.

     4.   Alternative Minimum Tax

     In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular U.S. federal income tax. For purposes of computing taxable income for


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AMT purposes, certain U.S. federal income tax deductions and other beneficial allowances are modified or eliminated. In addition, if a corporation undergoes an "ownership change" within the meaning of section 382 of the Code, and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date.

     Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B. U.S. Federal Income Tax Consequences of the Plan to Holders of Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests, and Mpower Holding Common Stock Interests

     1. Exchange of Mpower Holding 2010 Notes for Reorganized Mpower Holding Common Stock

          a.   General

     The U.S. federal income tax consequences of the Plan to Holders of Mpower Holding 2010 Notes will depend, among other things, on (i) the manner in which a Holder acquired Mpower Holding 2010 Notes, (ii) the length of time the Mpower Holding 2010 Notes were held, (iii) whether the Mpower Holding 2010 Notes were acquired at a discount, (iv) whether the Holder has taken a bad debt deduction with respect to the Mpower Holding 2010 Notes (or any portion thereof), (v) whether the Holder has previously included amounts in gross income in respect of accrued and unpaid interests and (vi) the Holder's method of tax accounting. Therefore, Holders of Mpower Holding 2010 Notes should consult their own tax advisors for information that may be relevant to their particular circumstances.

          b.   Recapitalization Treatment

     The U.S. federal income tax consequences of the exchange of Mpower Holding 2010 Notes for Reorganized Mpower Holding Common Stock will depend on whether or not the Mpower Holding 2010 Notes constitute "securities" under U.S. federal income tax law. In this regard, the term "securities" is not clearly defined under current U.S. federal income tax law; instead, the status of a debt instrument as a security typically is determined based upon an overall evaluation of the nature of the debt instrument, the extent of the investor's proprietary interest in the issuer of the debt instrument and certain other factors. While the matter is not free from doubt, the Debtors believe, and intend to take the position that, the Mpower Holding 2010 Notes would be considered securities under U.S. federal income tax law.

     Based upon the U.S. federal income tax characterization of the Mpower Holding 2010 Notes as securities, the exchange of Mpower Holding 2010 Notes for Reorganized Mpower Holding Common Stock pursuant to the Plan will qualify as a recapitalization under section 368(a) of the Code. Accordingly, subject to the discussion below regarding consideration attributable to accrued but unpaid interest, a Holder of Mpower Holding 2010 Notes will not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt in the


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recapitalization of Reorganized Mpower Holding Common Stock in exchange for
Mpower Holding 2010 Notes. Such a Holder will have an initial tax basis in the Reorganized Mpower Holding Common Stock equal to the adjusted tax basis of the Mpower Holding 2010 Notes surrendered in the recapitalization, and will have a holding period for the Reorganized Mpower Holding Common Stock that includes the period of time during which the Mpower Holding 2010 Notes were held prior to the recapitalization.

     There is some possibility that the Mpower Holding 2010 Notes might be treated as equity under U.S. federal income tax law. If so, the exchange of Mpower Holding 2010 Notes for Reorganized Mpower Holding Common Stock pursuant to the Plan would continue to qualify as a recapitalization, and a Holder of Mpower Holding 2010 Notes would not recognize gain or loss with respect to the receipt of Reorganized Mpower Holding Common Stock in the recapitalization.

     In the unlikely event that the Mpower Holding 2010 Notes were not treated as securities or as equity under U.S. federal income tax law, then a U.S. Holder of Mpower Holding 2010 Notes would recognize taxable gain or loss in an amount equal to the difference between (i) the fair market value of the Reorganized Mpower Holding Common Stock received in exchange for the Mpower Holding 2010 Notes, and (ii) the U.S. Holder's adjusted tax basis in the Mpower Holding 2010 Notes surrendered in the exchange. Such gain or loss generally would be capital gain or loss, except to the extent attributable to accrued market discount, if any, that has not previously been included in gross income by the U.S. Holder (which amount would be treated as ordinary income), and would be long-term capital gain or loss if the Mpower Holding 2010 Notes had been held for more than one year at the time of the exchange. The deduction of capital losses is subject to certain limitations under the Code. A Non-U.S. Holder of Mpower Holding 2010 Notes generally would not be taxable on any gain resulting from the exchange of Mpower Holding 2010 Notes for Reorganized Mpower Holding Common Stock unless (i) the gain was effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder), or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 or more days in the taxable year of the exchange, and certain other conditions are met.

          c.   Accrued but Unpaid Interest

     Notwithstanding the foregoing discussion regarding recapitalization treatment, under current Treasury regulations, Reorganized Mpower Holding Common Stock issued in exchange for Mpower Holding 2010 Notes in the recapitalization could be considered allocable first to accrued but unpaid interest (including original issue discount) in respect of the Mpower Holding 2010 Notes, and only thereafter to the outstanding principal on the Mpower Holding 2010 Notes. Thus, a U.S. Holder of Mpower Holding 2010 Notes could be taxable as ordinary interest income to the extent that the Reorganized Mpower Holding Common Stock received in the recapitalization is attributed to accrued but unpaid interest on the Mpower Holding 2010 Notes that has not previously been included in the U.S. Holder's gross income. Similarly, a Non-U.S. Holder could be subject to U.S. federal withholding tax in respect of the receipt of Reorganized Mpower Holding Common Stock in the recapitalization that is attributed to accrued but unpaid interest (including original issue discount), unless (i) the Non-U.S. Holder qualifies for an


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exemption from U.S. federal withholding tax on interest under section 871(h) or
881(c) of the Code (the "portfolio interest exemption"), or under an applicable income tax treaty, and demonstrates eligibility for such exemption to the paying agent, or (ii) the interest is "effectively connected" with a trade or business conducted by the Non-U.S. Holder within the United States (in which case, the Non-U.S. Holder generally would be taxable in respect of such interest in the same manner as a U.S. Holder and, for a Non-U.S. Holder that is a corporation, possibly subject to a branch profits tax).

     A U.S. Holder of Mpower Holding 2010 Notes that previously included accrued but unpaid interest (including original issue discount) in gross income may be entitled to claim a loss for U.S. federal income tax purposes to the extent that such interest is not paid in full. A Non-U.S. Holder of Mpower Holding 2010 Notes would not be entitled to deduct such a loss for U.S. federal income tax purposes unless the loss was effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States. The initial tax basis of Reorganized Mpower Holding Common Stock received by a Holder of Mpower Holding 2010 Notes in respect of accrued but unpaid interest, if any, will be equal to the fair market value of such Reorganized Mpower Holding Common Stock at the time of receipt. The holding period of any Reorganized Mpower Holding Common Stock that is attributable to accrued but unpaid interest will begin on the day after the recapitalization.

     Holders should consult with their own tax advisors regarding the allocation of Reorganized Mpower Holding Common Stock as between principal and interest on the Mpower Holding 2010 Notes.

     2. Exchange of Mpower Holding Issued Preferred Stock Interests for Reorganized Mpower Holding Common Stock

     The exchange of Mpower Holding Issued Preferred Stock Interests for Reorganized Mpower Holding Common Stock pursuant to the Plan will qualify as a recapitalization under section 368(a) of the Code. Accordingly, a Holder of Mpower Holding Issued Preferred Stock Interests will not recognize any gain or loss for U.S. federal income tax purposes with respect to the receipt in the recapitalization of Reorganized Mpower Holding Common Stock in exchange for Mpower Holding Issued Preferred Stock Interests (except that gain, if any, may be recognized in certain circumstances, as an item of ordinary income, to the extent of dividend arrearages on the Mpower Holding Issued Preferred Stock Interests). Such Holder will have an initial tax basis in the Reorganized Mpower Holding Common Stock equal to the adjusted tax basis in the Mpower Holding Issued Preferred Stock Interests surrendered in the recapitalization, and will have a holding period for the Reorganized Mpower Holding Common Stock that includes the period of time during which Mpower Holding Issued Preferred Stock Interests were held prior to the recapitalization.

     A U.S. Holder of Mpower Holding Issued Preferred Stock Interests that are canceled under the Plan generally will recognize a capital loss for U.S. federal income tax purposes in the year of cancellation in an amount equal to such Holder's adjusted tax basis in the canceled Mpower Holding Issued Preferred Stock Interests, except to the extent that such Mpower Holding Preferred Stock Interests became worthless in a prior taxable year. The deduction of capital losses is subject to certain limitations under the Code. A Non-U.S. Holder of Mpower


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


Holding Issued Preferred Stock Interests generally would not be entitled to deduct such a loss for U.S. federal income tax purposes unless the loss was effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States.

     3. Exchange of Mpower Holding Common Stock Interests for Reorganized Mpower Holding Common Stock

     The exchange of Mpower Holding Common Stock Interests for Reorganized Mpower Holding Common Stock pursuant to the Plan will qualify as a recapitalization under section 368(a) of the Code. Accordingly, a Holder of Mpower Holding Common Stock Interests will not recognize any gain or loss for U.S. federal income tax purposes with respect to the receipt in the recapitalization of Reorganized Mpower Holding Common Stock in exchange for Mpower Holding Common Stock Interests. Such Holder will have an initial tax basis in the Reorganized Mpower Holding Common Stock equal to the adjusted tax basis in the Mpower Holding Common Stock Interests surrendered in the recapitalization, and will have a holding period for the Reorganized Mpower Holding Common Stock that includes the period of time during which Mpower Holding Common Stock Interests were held prior to the recapitalization.

C. U.S. Federal Income Tax Consequences of the Ownership and Disposition of Reorganized Mpower Holding Common Stock

     1.   U.S. Federal Income Taxation of Distributions

     A distribution of cash or property in respect of the Reorganized Mpower Holding Common Stock generally will constitute a taxable dividend to the extent of the current and accumulated earnings and profits (as determined under U.S. federal income tax principles) of Reorganized Mpower Holding. In general, a taxable dividend received by a U.S. Holder of Reorganized Mpower Holding Common Stock will be included in gross income as an item of ordinary income. Such a dividend will be eligible for the dividends-received deduction available to U.S. corporations in respect of dividends from other U.S. corporations.

     In the case of a Non-U.S. Holder of Reorganized Mpower Common Stock, a taxable dividend generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower rate prescribed by an applicable income tax treaty). However, if the dividend is effectively connected to a trade or business conducted by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the dividend will be exempt from the 30% U.S. federal withholding tax (provided that the Non-U.S. Holder furnishes a duly-completed IRS Form W-8ECI, certifying as to such exemption), and the Non-U.S. Holder will be subject to U.S. federal income tax in respect of such dividend on a net income basis at the regular graduated U.S. federal income tax rates. Any such effectively-connected dividends received by a Non-U.S. Holder that is a corporation also may be subject to a "branch profits tax" at a 30% rate (or a lower rate prescribed by an applicable income tax treaty).

     Mpower Holding does not anticipate that any distributions will be made in respect of the Reorganized Mpower Holding Common Stock in the foreseeable future.


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


     2.   U.S. Federal Income Taxation of Dispositions

     Upon the sale or other taxable disposition of Reorganized Mpower Holding Common Stock, a U.S. Holder will recognize gain or loss based upon the difference between the amount realized on such disposition and the U.S. Holder's adjusted tax basis in the Reorganized Mpower Holding Common Stock. Such gain or loss generally will be capital gain or loss, except that, in the case of a U.S. Holder that received Reorganized Mpower Holding Common Stock in exchange for Mpower Holding 2010 Notes, any recognized gain may be taxable as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the Mpower Holding 2010 Notes, (ii) any ordinary loss deduction claimed by such U.S. Holder on the exchange pursuant to the Plan, as reduced by any income (other than interest income) included in the U.S. Holder's gross income on the exchange and (iii) any other amounts which would have been included in the U.S. Holder's gross income as ordinary income if the Mpower Holding 2010 Notes had been satisfied in full, but which were not so included by reason of the U.S. Holder using the cash method of accounting. In addition, if a U.S. Holder had accrued but previously unrecognized market discount on Mpower Holding 2010 Notes at the time of their exchange for Reorganized Mpower Holding Common Stock pursuant to the Plan, (i) such market discount should carry over to the Reorganized Mpower Holding Common Stock received by the U.S. Holder, and (ii) any gain recognized by the U.S. Holder on a subsequent sale or other taxable disposition of such Reorganized Mpower Holding Common Stock generally should be taxable as ordinary income to the extent of such market discount.

     A Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on the sale or other taxable disposition of Reorganized Mpower Holding Common Stock unless (i) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder), (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale or other taxable disposition and certain other conditions are met, or
(iii) Mpower Holding or Reorganized Mpower Holding was a "U.S. real property holding corporation," within the meaning of section 897 of the Code, at any time during the five-year period ending on the date of the sale or other taxable disposition (or, if shorter, the Non-U.S. Holder's holding period for the Reorganized Mpower Holding Common Stock). The Debtors believe that Mpower Holding has never been, and that Reorganized Mpower Holding will not become, a U.S. real property holding corporation within the meaning of Code section 897.

D.   Backup Withholding

     A U.S. Holder may be subject to backup withholding (currently at a 30% rate) with respect to "reportable payments," which include payments of interest or dividends, and the proceeds of a sale, exchange or redemption of the Mpower Holding 2010 Notes, Mpower Holding Issued Preferred Stock Interests, Mpower Holding Common Stock Interests and Reorganized Mpower Holding Common Stock. In general, backup withholding will apply unless (i) the U.S. Holder is a corporation or other exempt recipient and, if required, demonstrates such exemption, or (ii) the U.S. Holder furnishes the payor with a taxpayer identification number ("TIN") in the manner required, certifies under penalty of perjury that such U.S. Holder is not currently subject to backup withholding and otherwise complies with the backup withholding


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

requirements. A Non-U.S. Holder may be required to certify as to its non-U.S. status on IRS Form W-8BEN (or other applicable form) in order to establish an exemption from backup withholding.

     Backup withholding is not an additional tax. Instead, the amount of any backup withholding would be allowed as a credit against a Holder's U.S. federal income tax liability. If backup withholding results in an overpayment of U.S. federal income taxes, a Holder may obtain a refund by furnishing the required information to the IRS.

     THE FOREGOING DISCUSSION OF CERTAIN ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS INTENDED FOR GENERAL INFORMATION ONLY AND IS NOT TO BE REGARDED AS TAX ADVICE. HOLDERS OF MPOWER HOLDING 2010 NOTES, MPOWER HOLDING ISSUED PREFERRED STOCK INTERESTS AND MPOWER HOLDING COMMON STOCK INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

                               XIV. CONFIRMATION

     The Debtors have sought a "first day order" scheduling the Confirmation Hearing, at which the Debtors will seek approval of this Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code.

A.   Confirmation Hearing

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

     The Confirmation Hearing Notice will be provided to all Holders of Claims and Equity Interests or their representatives. Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the Confirmation Hearing Notice and are governed by Bankruptcy Rules 3020(b) and 9014, and the local rules and any applicable orders of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.   Requirements for Confirmation

     At the Confirmation Hearing, the Bankruptcy Court will determine whether the provisions of section 1129 of the Bankruptcy Code have been satisfied. If all of the provisions of section 1129 of the Bankruptcy Code are met, the Bankruptcy Court may enter an order confirming the Plan. The Debtors believe that all the requirements of section 1129 of the Bankruptcy Code will be satisfied.

     The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, that they have complied or will have complied with all of the requirements of chapter 11, and that the Plan has been proposed and is made in good faith.


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


C.   Cramdown

     A court may confirm a plan, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims and the plan meets the "cramdown" requirements set forth in section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code requires that the court find that a plan is "fair and equitable" and does not "discriminate unfairly" with respect to each nonaccepting impaired class of unsecured claims or interests. With respect to a dissenting class of unsecured claims, the "fair and equitable" standard requires, among other things, that a plan contain one of two elements. It must provide either that each holder of an unsecured claim in such class receive or retain property having a value, as of the effective date of a plan, equal to the allowed amount of its claim, or that no holder of allowed claims or interests in any junior class receive or retain any property on account of such claims or interests. With respect to a dissenting class of interests, the "fair and equitable" standard requires that the plan contain one of two elements. It must provide either (i) that each holder of an interest in the class receive or retain property having a value, as of the effective date, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, or the value of such interests or (ii) that no holder of an interest in any junior class receive or retain any property on account of such interests. The strict requirement of the allocation of full value to dissenting classes before junior classes can receive a distribution is known as the "absolute priority rule."

     In the event that any impaired Class shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or modify the Plan in accordance with the terms thereof.

D.   Plan Meets Requirements for Confirmation

     1.   Best Interests of Creditors - Liquidation Analysis

     Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, that is, that the Plan is in the best interests of each Holder of a Claim or Equity Interest in an impaired Class that has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each Holder in such impaired class a recovery on account of the Holder's Claim or Equity Interest that has a value at least equal to the value of the distribution that each such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

     In the opinion of the Debtors, confirmation of the Plan is in the best interests of the Holders of Claims and Equity Interests because they provide to Holders of impaired Claims and Equity Interests distributions having a present value as of the Effective Date of not less than the value such Holders would likely receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Article X - "Liquidation Analysis."


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


     To estimate what members of each impaired Class of Claims or Equity Interests would receive if the Debtors were liquidated pursuant to chapter 7 of the Bankruptcy Code, the Debtors must first determine the aggregate dollar amount that would be available if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the Debtors' assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of the Debtors would consist of the net proceeds from the disposition of assets of the Debtors, augmented by any Cash held by the Debtors.

     In summary, the Debtors believe that chapter 7 liquidation would result in a diminution in the value to be realized by Holders of Claims and Equity Interests due to, among other factors, (i) the failure to realize the maximum going-concern value of the Debtors' assets, (ii) the incurrence of additional tax liabilities in the event of a liquidation, (iii) additional costs and expenses involved in the appointment of a chapter 7 trustee and attorneys, accountants and other professionals to assist such trustee in the chapter 7 case, (iv) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation, including Claims resulting from the rejection of unexpired real estate leases and other leases and executory contracts in connection with a cessation of the Debtors' real estate operations, and (v) the substantial time that would elapse before creditors would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors' businesses, will provide a greater ultimate return to Holders of Claims and Equity Interest than would a chapter 7 liquidation.

     At the Confirmation Hearing, the Bankruptcy Court will determine whether the Holders of Claims and Equity Interests in impaired Classes would receive a distribution under the Plan that is at least as great as the distribution that such Holders would receive upon a liquidation of the Debtors pursuant to chapter 7 of the Bankruptcy Code.

     2.   Feasibility of the Plan

     On the Effective Date, based upon the Debtors' current cash balance, the Debtors believe that there will be Cash sufficient to satisfy all Allowed and Disputed Claims (to the extent that such Claims are Allowed before, on, or subsequent to, the Effective Date).

     The Debtors also believe that confirmation of the Plan is not likely to be followed by a liquidation of the Reorganized Debtors or a need for a further financial reorganization of the Reorganized Debtors. The Projections indicate that in accordance with the Plan as proposed the Debtors will have sufficient Cash to fund their operations through the first quarter of 2003. Following that time, the Debtors' estimate that they will require $34 million to fund their operations through 2004. The Debtors and their financial advisors believe that because the Plan as proposed, among other things, will significantly improve the Debtors' Capital Structure by significantly reducing the Debtors' long-term debt and preferred stock obligations, the Debtors' will be able to raise sufficient capital to cover the Debtors' funding needs of $34 million. Therefore, the Debtors believe that the Plan as proposed by the Debtors is feasible and that the Debtors will be financially viable after confirmation of the Plan.


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


E.   Alternatives to Confirmation and Consummation of the Plan

     If the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives include (i) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code and (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code.

     If the Plan is not confirmed, the Debtors will decide which alternative to pursue by weighing each of the available options and choosing the alternative or alternatives that are in the best interests of the Debtors, their creditors and other parties in interest.

     1.   Liquidation Under Chapter 7 or Chapter 11

     If no plan of reorganization is confirmed (and in certain other circumstances), the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of Holders of Claims and Equity Interests and a comparison of the effects of the Plan and a hypothetical chapter 7 liquidation are set forth under
Article X - "Liquidation Analysis." In a liquidation, the assets of the Debtors would be sold in exchange for cash, securities or other property, which would then be distributed to creditors. In contrast to the Plan (or an alternative reorganization under chapter 11 of the Bankruptcy Code), in which creditors would receive debt or equity securities of the Debtors and would be subject to the risks associated with holding such securities, in a liquidation creditors might receive cash or other assets which are not subject to those risks. See
Article XI - "Risk Factors - "Certain Bankruptcy Law Considerations." However, the Debtors believe that liquidation under chapter 7 would result in smaller distributions (and, as to certain Classes, no distributions) as compared to those provided for in the Plan because of, among other things, (i) failure to realize the greater going-concern value of the Debtors' assets and the erosion in value of assets in a chapter 7 case due to the expeditious liquidation required and the "forced sale" atmosphere that would prevail, (ii) additional administrative expenses involved in the appointment of a trustee and professional advisors to such trustee and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors. In the event of a chapter 7 liquidation, the Debtors believe that there would not be sufficient assets to make any distribution to any unsecured creditors of Mpower Holding.

     In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, potentially resulting in somewhat greater (but indeterminate) recoveries. Although preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 would still not realize the full going-concern value of the Debtors' assets. In this regard, the going-concern value is predicated upon the Debtors continuing in operation. In contrast, liquidation value assumes that the Debtors would be unable to continue functioning as a going concern and their assets would be sold separately. Consequently, the Debtors believe that a liquidation under chapter 11 is a less


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attractive alternative to creditors than the Plan because of the likelihood of a greater recovery provided for by the Plan. See Article VI - "The Plan"; and
Article X - "Liquidation Analysis."

     2.   Alternative Plans of Reorganization

     If the Plan is not confirmed, the Debtors (or, if the exclusive period in which to file a plan of reorganization has expired or is terminated by the Bankruptcy Court, any other party in interest) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of their assets.

     The Debtors believe that the Plan is a significantly more attractive alternative than these alternatives, because it could, among other things, minimize disputes during such proceeding concerning the reorganization of the Debtors, significantly shorten the time required to accomplish the reorganization, reduce the expenses of cases under chapter 11 of the Bankruptcy Code, minimize the disruption of the Debtors' businesses that would result from protracted and contested bankruptcy cases and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 or chapter 11 of the Bankruptcy Code.


                          RECOMMENDATION AND CONCLUSION

     The Debtors believe that confirmation of the Plan is in the best interests of its creditors and equity holders and that the Plan should be confirmed. The Debtors also believe that confirmation of the Plan is preferable to any of the available alternatives because it will provide the greatest recoveries to Holders of Claims and Equity Interests. The Debtors strongly recommend that all Holders of Claims and Equity Interests that are entitled to vote on the Plan vote to accept the Plan.



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                       Respectfully Submitted,

                                        MPOWER HOLDING CORPORATION



                                        By:         /s/ Russell I. Zuckerman
                                             --------------------------------
                                             Name:  Russell I. Zuckerman
                                             Title: Senior Vice President and
                                                       General Counsel


                                        MPOWER COMMUNICATIONS CORP.



                                        By:         /s/ Russell I. Zuckerman
                                             --------------------------------
                                             Name:  Russell I. Zuckerman
                                             Title: Senior Vice President and
                                                      General Counsel

            EXHIBIT A TO DEBTORS' FIRST AMENDED DISCLOSURE STATEMENT

               Debtors' First Amended Joint Plan of Reorganization


  (This document is incorporated by reference to Exhibit 2.2 to this Form 8-K)

            EXHIBIT B TO DEBTORS' FIRST AMENDED DISCLOSURE STATEMENT

                   Mpower Holding Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC

                 (This document is incorporated by reference to
                   Mpower Holding Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC)